Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

CELANESE US HOLDINGS LLC,

BCP VII JADE CAYMAN AGGREGATOR LTD.,

BCP VII SWORDFISH AGGREGATOR L.P.,

ACETATE UTP C.V.,

and

LOWER TIER PARTNERSHIP NETHERLANDS C.V.

Dated as of June 18, 2017

i

v

Schedules

Schedule A:	Form of Transition Services Agreement

Schedule B-1:	Form of A&R Partnership Agreement of LTP

Schedule B-2:	Form of A&R Limited Liability Company Agreement of LTP GP

Schedule B-3:	Form of A&R Partnership Agreement of UTP

Schedule B-4:	Form of A&R Limited Liability Company Agreement of UTP GP

Schedule C:	Form of Framework Agreement

Schedule D:	Sample Transaction Expenses Calculations

Schedule E:	Commercial Contracts Terms

Schedule F:	Licensing Agreement

Schedule I:	Transaction Accounting Principles & Working Capital

Schedule II:	Management Team

Schedule III:	Transaction Steps Schedule

Schedule IV:	Cobia Acetow Group

Schedule V:	Antitrust Approvals

Schedule VI:	Capital Expenditures

Schedule VII:	Equity Calculation and Issuance

Schedule VIII:	Tax Reporting

Schedule 12.2(a)(iv)    Special Claims – Cobia
Schedule 12.2(b)(iv)    Special Claims – Swordfish

Cobia Disclosure Schedule
Swordfish Disclosure Schedule

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of June 18, 2017 (this “Agreement”), is by and among Celanese US Holdings LLC, a Delaware limited liability company (“Cobia”), BCP VII Jade Cayman Aggregator Ltd., a limited liability company organized under the Laws of the Cayman Islands, (“Swordfish 1”), BCP VII Swordfish Aggregator L.P., a limited partnership organized under the Laws of the Cayman Islands (“Swordfish 2” and, together with Swordfish 1, “Swordfish”, and Swordfish, together with Cobia, the “Contributors”), Acetate UTP C.V., a limited commanditaire vennootschap organized under the Laws of the Netherlands (“UTP”) and Lower Tier Partnership Netherlands C.V., a limited commanditaire vennootschap organized under the Laws of the Netherlands (“LTP” and together with UTP, the “Companies”) (each of the Companies and the Contributors, a “Party”, and collectively, the “Parties”).
RECITALS
WHEREAS, (i) Swordfish indirectly owns all of the issued and outstanding interests of UTP (the “UTP Interests”) and (ii) Cobia indirectly owns all of the issued and outstanding interests of LTP (the “LTP Interests”);
WHEREAS, prior to the Closing, Swordfish shall take, or shall cause its Affiliates to take, the actions set forth on the Transaction Steps Schedule as applicable to Swordfish (such transactions set forth on the Transaction Steps Schedule as applicable to Swordfish, the “Swordfish Reorganization Transactions”) at the times and in the sequence set forth therein, in each case upon the terms and conditions set forth herein and therein;
WHEREAS, Swordfish directly or indirectly owns and, immediately following the consummation of the Swordfish Reorganization Transactions, will own (i) all of the membership interests in Swordfish US Subsidiary (the “Swordfish US Sub Interests”) and (ii) all of the equity interests in the Swordfish Foreign Subsidiaries (the “Swordfish Foreign Sub Interests”);
WHEREAS, the Cobia Contributor Group owns the Cobia Transferred Assets;
WHEREAS, prior to the Closing, Cobia shall take, or shall cause its Affiliates to take, the actions set forth on the Transaction Steps Schedule as applicable to Cobia (such transactions set forth on the Transaction Steps Schedule as applicable to Cobia, the “Cobia Reorganization Transactions”, and together with the Swordfish Reorganization Transactions, the “Reorganization Transactions”) at the times and in the sequence set forth therein, in each case upon the terms and conditions set forth herein and therein, which, among other things, shall effect (i) the transfer of the Cobia Transferred Assets that are not already owned by members of the Cobia Acetow Group to members of the Cobia Acetow Group and the assumption of the Cobia Assumed Liabilities by members of the Cobia Acetow Group to the extent not already held by such members and (ii) the transfer of Cobia Excluded Assets to members of the Cobia Contributor Group that are not members of the Cobia Acetow Group to the extent not already owned by such members and the assumption of the Cobia Excluded Liabilities by members of the Cobia Contributor Group that are not members of the Cobia Acetow Group to the extent not already held by such members;

WHEREAS, the Cobia Contributor Group owns, or will own following the completion of the Cobia Reorganization Transactions, all of the equity interests in each member of the Cobia Acetow Group;
WHEREAS, at the Closing, Swordfish desires to contribute, directly or indirectly, the Swordfish Foreign Sub Interests and the Swordfish US Sub Interests in the manner set forth in the Transaction Steps Schedule;
WHEREAS, at the Closing, Cobia desires to contribute, directly or indirectly, the Cobia Foreign Subsidiaries and the Cobia US Subsidiaries in the manner set forth in the Transaction Steps Schedule;
WHEREAS, LTP will issue the UTP LTP Interests to UTP at the Closing in accordance with the Transaction Steps Schedule;
WHEREAS, at the Closing, certain members of the Cobia Contributor Group, the Swordfish Contributor Group and the Company Group shall enter into the Ancillary Agreements; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
1.1    Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:
“A&R Company Agreements” shall mean (i) the A&R LTP Partnership Agreement, (ii) A&R LTP GP LLC Agreement, (iii) A&R UTP Partnership Agreement and (iv) A&R UTP GP LLC Agreement.
“A&R LTP GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of LTP GP to be entered into at the Closing in substantially the form attached hereto as Schedule B-2 (as amended pursuant to Section 7.28).
“A&R LTP Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of LTP to be entered into at the Closing in substantially the form attached hereto as Schedule B-1 (as amended pursuant to Section 7.28).

“A&R UTP GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of UTP GP to be entered into at the Closing in substantially the form attached hereto as Schedule B-4.
“A&R UTP Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of UTP to be entered into at the Closing in substantially the form attached hereto as Schedule B-3.
“Action” shall mean any claim, charge, demand, action, cause of action, inquiry, audit, suit, arbitration, litigation, or other proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
“Adjustment Calculation Time” shall mean the date and time that is immediately prior to the Closing (but, for the avoidance of doubt, after giving effect to the Reorganization Transactions).
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such first Person; provided that, from and after the Closing, (i) none of the Companies or any other member of the Company Group shall be considered an Affiliate of Cobia or Cobia’s Affiliates, (ii) none of Cobia or any of Cobia’s Affiliates shall be considered an Affiliate of the Companies or any other member of the Company Group, (iii) none of the Companies or any other member of the Company Group shall be considered an Affiliate of Swordfish or Swordfish’s Affiliates, and (iv) none of Swordfish or any of Swordfish’s Affiliates shall be considered an Affiliate of the Companies or any other member of the Company Group.
“Ancillary Agreements” shall mean, collectively, the Cobia Transition Services Agreement, the Commercial Contracts and the Licensing Agreement.
“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (ii) legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials, and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances of jurisdictions, as applicable, in each case, to the Swordfish Acetow Group or the Cobia Contributor Group, to the extent applicable to the Cobia Business (or as of the Closing, the Cobia Acetow Group).
“Antitrust Law” shall mean all applicable Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment, including the Sherman Antitrust Act of 1890, as amended, the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Clayton Antitrust Act of 1914, as amended, and the Federal Trade Commission Act of 1914, as amended.
“Asbestos” shall mean any of several types or varieties of mineral commonly known as asbestos (including but not limited to crocidolite, amosite, chrysotile, fibrous actinolite, fibrous anthophyllite, fibrous tremolite or any similar amphibole, fibrous or serpentine mineral and any mixture containing any of those minerals) whose fibers are capable if inhaled of causing or contributing to exposure-related diseases and/or any materials containing such minerals.
“Asbestos Remediation Works” shall mean any works to remove or minimize the risk to humans associated with Asbestos (including removal or encapsulation), and any investigations, assessments, sampling or monitoring as part of or in connection with those works;
“Assumed Business Employee Plan” shall mean each Benefit Plan maintained, sponsored or contributed to by any member of the Company Group solely for the benefit of the Business Employees, as applicable.
“Benefit Plans” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, Contract, understanding, policy, agreement or program that provides retirement, compensation, deferred compensation, bonuses, severance, fringe benefits, profit sharing, incentive compensation, stock ownership, stock appreciation rights, stock options, performance shares, phantom shares, jubilee benefits, welfare benefits, medical or hospitalization benefits, disability or death insurance or other benefits maintained, sponsored, or contributed to by (or required to be maintained or contributed to by) any entity for the benefit of any current or former employee or other service provider or to which any entity has any current or potential material Liability or obligation.
“Brazilian Acetow Business” means the part of the Swordfish Business, as carried out by RPE (as defined in the Exclusive Supply Agreement) in Brazil as of December 6, 2016.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in (i) London, United Kingdom or New York, New York and (ii) in addition solely for purposes of Section 2.3, Luxembourg, Cayman Island or the Netherlands are required or authorized by Law to be closed.
“Business Employee” shall mean: (i) each Cobia Business Employee and (ii) each employee of the Swordfish Acetow Group.
“Cash on Hand” shall mean (i) cash, cash equivalents, accrued interest receivables and marketable securities, including any outstanding checks, outstanding drafts and outstanding wire transfers for the benefit of the Cobia Acetow Group or Swordfish Acetow Group (as applicable) from the accounts of a Person, in each case determined in accordance with the Transaction Accounting Principles; and (ii) any net positive intercompany receivables payable to the Cobia Acetow Group by the Cobia Contributor Group (other than the Cobia Acetow Group), up to an amount of $5,000,000. As used herein, “cash equivalents”, “accrued interest receivables” and “marketable securities” shall mean cash equivalents, accrued interest receivables and marketable securities to the extent they can be converted into cash available for immediate use within three (3) Business Days. For the avoidance of doubt, Cash on Hand shall not include (i) any outstanding checks, outstanding drafts and outstanding wire transfers written or made for the account of a Person and (ii) Restricted Cash. For the avoidance of doubt, the amount of Cash on Hand cannot be a negative number.

“China JV” shall mean, collectively, the entities of Nantong Cellulose Fibers Company Limited; Kunming Cellulose Fibers Company, Limited; and Zhuhai Cellulose Fibers Company, Limited.
“Cobia Acetow Group” shall mean those entities listed on Schedule IV to this Agreement and each of their respective Subsidiaries as of the applicable time, after giving effect to the Cobia Reorganization Transactions.
“Cobia Acquisition Financing” shall mean, in the event that the Jade Acquisition Financing will not remain outstanding immediately after the Closing Date, the bank loan(s) to be entered into by Cobia one Business Day prior to the Closing, in accordance with the Transaction Steps Schedule which loan(s) shall be repaid contemporaneously with the Closing.
“Cobia Acquisition Financing Commitment Letter” shall mean, the commitment letter, dated as of the date hereof, by and among Cobia and the financial institutions party thereto, pursuant to which the financing sources parties thereto have agreed to provide Cobia Acquisition Financing.
“Cobia Acquisition Financing Payoff Amount” shall mean the amount required to be paid in order to discharge all obligations under the Cobia Acquisition Financing on the Closing Date.
“Cobia Assumed Liabilities” shall mean all of the following Liabilities of any member of the Cobia Contributor Group:
(a)    All Liabilities to the extent arising out of or to the extent related to the Cobia Business or the Cobia Transferred Assets, in each case, relating to facts, conditions, circumstances, events, actions or omissions occurring prior to, on or after the Closing;
(b)    All Cobia Assumed Tax Liabilities;
(c)    All Liabilities to the extent arising out of or to the extent related to the Cobia Business or the Cobia Transferred Assets assumed by, retained by or agreed to be performed by the Company Group pursuant to the terms of this Agreement or any of the Ancillary Agreements;
(d)    Except as specifically retained by any member of the Cobia Contributor Group (other than, for the avoidance of doubt, the Cobia Acetow Group) under Article VIII hereof, all Liabilities of the Cobia Contributor Group with respect to current or former Cobia Business Employees;
(e)    All accounts payable, trade accounts payable and trade obligations of the Cobia Contributor Group to the extent arising out of or to the extent related to the Cobia Business;
(f)    All Liabilities to suppliers or other third parties, such as licensors, for materials and services, to the extent arising out of or to the extent related to the Cobia Business;

(g)    All Liabilities and obligations to customers and representatives under purchase orders for Cobia Business Products;
(h)    All Liabilities to the extent arising out of or to the extent related to Actions, regardless of when commenced or made and irrespective of the legal theory asserted, to the extent arising out of or to the extent related to the design, manufacture, testing, advertising, marketing, distribution or sale of the Cobia Business Products, in each case, whether arising prior to, on or after the Closing Date, including all liabilities and obligations arising from or related to (i) warranty obligations, (ii) infringement, dilution, misappropriation or other violation of Intellectual Property, (iii) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or disclose or alleged or actual breach of express or implied warranty or representation, (iv) the return after the Closing of any Cobia Business Product sold prior to or after the Closing and (v) human exposure to Hazardous Materials; and
(i)    All Liabilities arising out of or related to the sponsorship of the Assumed Business Employee Plans (as set forth on Section 4.16(a) of the Cobia Disclosure Schedule).
“Cobia Assumed Tax Liabilities” shall mean all Liabilities for Taxes to the extent arising out of or to the extent related to the Cobia Business or the Cobia Transferred Assets other than any Cobia Excluded Tax Liabilities.
“Cobia Assumed Transaction Taxes” shall mean Cobia Transaction Taxes to the extent paid or payable by a member of the Cobia Contributor Group (including such Taxes paid by a member of the Cobia Acetow Group prior to the Closing); provided, that to the extent any such Tax is a refundable or recoverable Tax, such Tax shall only be treated as a Cobia Assumed Transaction Tax for purposes of determining the Cobia Valuation Amount to the extent paid by a member of the Cobia Contributor Group (including the Cobia Acetow Group) prior to Closing and refundable or recoverable by a member of the Company Group (including the Cobia Acetow Group) after Closing.
“Cobia Business” shall mean the business as currently conducted by the Cobia Contributor Group of (i) the research and development, production, distribution and sale of cellulose acetate tow used mainly for cigarette filters manufacturing, (ii) the research, development, production and sale of cellulose acetate flake and (iii) the research and development, production, distribution of rods incorporating CelFX® filter technology for use in cigarette filtration applications. For the avoidance of doubt, “Cobia Business” excludes the business of the research and development, production, distribution and sale of cellulose diacetate films.
“Cobia Business Employee” shall mean: (i) any employee of the Cobia Contributor Group who is exclusively dedicated to the Cobia Business; and (ii) any other employee of the Cobia Contributor Group mutually agreed to by the Parties prior to the Closing to be designated a Cobia Business Employee (including, in each case of (i) and (ii), any individual on long- or short-term disability, vacation, leave for workers’ compensation, secondment or other approved leave of absence with a right to return).

“Cobia Business Products” shall mean all products that have been or are being designed, developed, manufactured, promoted, distributed, marketed and/or sold by the Cobia Business.
“Cobia Business Retained Assets” shall mean all Cobia Material Assets and all Cobia Properties or contracts, permits or licenses which are exclusively or primarily used by or in, or exclusively or primarily related to, the Cobia Business and required for the conduct of the Cobia Business in the manner in which it is conducted by the Cobia Contributor Group, as applicable to the Cobia Business (including the Cobia Acetow Group), and held by the Cobia Acetow Group as of the date hereof.
“Cobia CapEx Operating Adjustment” shall mean, if positive, the amount equal to (A) the applicable amount set forth below:
(i) if the Closing occurs within the Initial Stub Measurement Period, an amount equal to the Initial Stub Cobia Target Amount;
(ii) if the Closing occurs within the Initial Capex Measurement Period, an amount equal to the Initial Stub Cobia Target Amount plus the Initial Cobia Target Amount;
(iii) if the Closing occurs within the Second Capex Measurement Period, an amount equal to the Initial Stub Cobia Target Amount plus the Initial Cobia Target Amount plus the Second Cobia Target Amount;
(iv) if the Closing occurs within the Third Capex Measurement Period, an amount equal to the Initial Stub Cobia Target Amount plus the Initial Cobia Target Amount plus the Second Cobia Target Amount plus the Third Cobia Target Amount.
minus (B) the amount of money spent on capital expenditures on the Cobia Business by the Cobia Contributor Group from the date hereof to (and excluding) the Closing Date (other than any capital expenditures made to satisfy the capital expenditure requirements as set forth in Schedule VI).
“Cobia Closing Cash” shall mean the aggregate amount of Cash on Hand of the Cobia Acetow Group as of the Adjustment Calculation Time.
“Cobia Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Cobia Acetow Group outstanding as of the Adjustment Calculation Time.
“Cobia Closing Working Capital” shall mean Working Capital of the Cobia Acetow Group as of the Adjustment Calculation Time.
“Cobia Contributor Group” shall mean Cobia and each of its Affiliates.
“Cobia Dataroom” shall mean the Intralinks electronic data room established by Cobia for “Project Swordfish.”

“Cobia Excess Amount” means the amount, if any, by which the Estimated Cobia Valuation Amount exceeds the Final Cobia Valuation Amount.
“Cobia Excluded Asset” shall mean each member of the Cobia Contributor Group’s respective rights, titles and interests in and to (i) any assets, properties, claims and rights of every kind, nature, character and description, tangible, real or personal, wherever located, that are not exclusively related to, exclusively used in or exclusively held for use in the conduct of the Cobia Business (other than any Cobia Business Retained Assets) and (ii) the following rights, assets and properties (tangible or intangible and wherever located):
(a)    All Intellectual Property of each of the members of the Cobia Contributor Group other than the Cobia Transferred IP (for the avoidance of doubt, the following are Cobia Excluded Assets: (i) the Intellectual Property identified in Section 1.1-EA(a) of the Cobia Disclosure Schedule, and (ii) the Cobia Marks);
(b)    (i) All attorney-client privilege and attorney work-product protection of the members of the Cobia Contributor Group or associated with the Cobia Business as a result of legal counsel representing the members of the Cobia Contributor Group or the Cobia Business in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements, (ii) all documents subject to the attorney-client privilege or work-product protection described in clause (i) of this paragraph, and (iii) all documents maintained by the members of the Cobia Contributor Group in connection with the planning, negotiation or implementation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;
(c)    All Cobia Excluded Tax Assets;
(d)    All Cash on Hand of the members of the Cobia Contributor Group (other than the Cobia Acetow Group);
(e)    All Actions and Orders that arise, as the case may be, primarily out of or that primarily relate to any of the Cobia Excluded Assets or Cobia Excluded Liabilities, whether arising by way of counterclaim or otherwise;
(f)    All books and records (including records, analyses and correspondence) other than the Cobia Transferred Books and Records;
(g)    The sponsorship of and the assets maintained pursuant to or in connection with all Cobia Employee Benefit Plans that are not Assumed Business Employee Plans (as set forth on the disclosure made under Section 4.16(a)) and any assets associated with any other Benefit Plan or other benefit or compensation plan, program, agreement, contract, policy, or arrangement at any time maintained, sponsored, or contributed or required to be contributed to by the Cobia Contributor Group or with respect to which Cobia or any of its Affiliates has any current or contingent liability or obligation;
(h)    All employee and personnel records of the members of the Cobia Contributor Group relating to employees of the members of the Cobia Contributor Group, as applicable and in either case, other than Cobia Transferred Books and Records;

(i)    All rights or claims which accrue or will accrue to any members of the Cobia Contributor Group (other than the Cobia Acetow Group) under this Agreement or any of the Ancillary Agreements;
(j)    All rights under (i) with respect to the Cobia Contributor Group (other than the Cobia Acetow Group), this Agreement and the Ancillary Agreements and (ii) any Contracts related to shared services and systems provided by the Cobia Contributor Group, other than rights of any member of the Company Group under the Ancillary Agreements; and
(k)    All assets disclosed in Section 1.1-EA(k) of the Cobia Disclosure Schedule.
“Cobia Excluded Liabilities” shall mean all of the following Liabilities of any member of the Cobia Contributor Group:
(a)    All Liabilities of the members of the Cobia Contributor Group to the extent arising out of or to the extent related to the Cobia Excluded Assets, including, any Liability or obligation with respect to any Cobia Employee Benefit Plan or other Benefit Plan that is not an Assumed Business Employee Plan or any other liabilities associated with any other benefit or compensation plan, program, policy, agreement, contract or arrangement presently or formerly maintained or contributed to Cobia or its Affiliates, or with respect to which Cobia or any of its Affiliates has any current or contingent Liability or obligation;
(b)    All Cobia Excluded Tax Liabilities;
(c)    All Indebtedness of any member of the Cobia Contributor Group (other than the Cobia Acetow Group);
(d)    All Liabilities assumed by, retained by or agreed to be performed by any member of the Cobia Contributor Group (other than the Cobia Acetow Group) pursuant to the terms of this Agreement or any of the Ancillary Agreements;
(e)    All intercompany Liabilities or intercompany payables between any member of the Cobia Contributor Group (other than the Cobia Acetow Group), on the one hand, and any member of the Cobia Acetow Group, on the other hand, of any kind or nature, except as set forth on Section 1.1-EL(f) of the Cobia Disclosure Schedule; and
(f)    all Liabilities in connection with Wayne Ervin Howe, an individual, and Jeanette Howe v. Air and Systems Liquid Corp., et al. filed in South Carolina, County of York, Court of Common Pleas.
“Cobia Excluded Tax Assets” shall mean any item of loss, deduction, credit, or recapture of credit (or other item that could reduce a Tax) of or relating to (i) any Cobia Excluded Tax Liability or (ii) any payment, Loss, obligation, Liability or Tax that any member of the Cobia Contributor Group is responsible for under this Agreement or otherwise.
“Cobia Excluded Tax Liabilities” shall mean, without duplication, (i) any Tax Liability (other than Cobia Assumed Transaction Taxes) of the Cobia Contributor Group (other than a Tax Liability of member of the Cobia Acetow Group with respect to a Post-Closing Period), (ii) any Cobia Indemnified Transaction Taxes, and (iii) Taxes of any member of the Cobia Acetow Group with respect to a Pre-Closing Period, other than Cobia Assumed Transaction Taxes.
“Cobia Foreign Subsidiaries” shall mean the entity referred to in the Transaction Steps Schedule as New PledgeCo, CLS, Celanese Far East Ltd., Nantong Cellulose Fibres Co. Ltd, China JV, Celanese Mexico Holdings LLC, FKAT LLC, Tenedora Tercera de Toluca S. de R.L. de C.V., Grupo Celanese S de RL de CV, Servicios Corporativos Celanese S. de R.L. de C.V., Celanese Comercial S. de R.L. de C.V., New US LLC, JV CV, JV BV, NewCo Singapore, Celanese BVBA, and Celanese Production Belgium BVBA.
“Cobia Indemnified Transaction Taxes” shall mean an amount, not less than zero, equal to (i) the sum of, without duplication, (x) the Cobia Transaction Taxes paid by the Company Group after the Closing (less any refunds or credits of or against such Taxes the Company Group has received the benefit of and is entitled to retain under Section 9.3), and (y) Cobia Assumed Transaction Taxes, minus (ii) the Cobia Transaction Tax Cap.
“Cobia IT Contract” means any contract between any member of the Cobia Contributor Group to the extent applicable to the Cobia Business (or as of the Closing, the Cobia Acetow Group) and any third party (excluding, for the avoidance of doubt, with any member of the Cobia Acetow Group) under which a Cobia IT System is licensed, leased, supplied maintained or supported.
“Cobia IT Systems” means the information and communications technologies used by the Cobia Business.
“Cobia LTP Business” means the business of Cobia as conducted by the Cobia Foreign Subsidiaries contributed to LTP.
“Cobia Marks” shall mean any and all Marks owned by the Cobia Contributor Group that are not Cobia Transferred Marks, including any and all Marks set forth in Section 1.1-CM of the Cobia Disclosure Schedule, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, and combinations thereof, any Marks confusingly similar thereto or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.
“Cobia Material Adverse Effect” shall mean an event, development, change, fact or effect that is materially adverse to (a) the assets, Liabilities, financial condition or results of operation of the Cobia Business (including the Cobia Acetow Group and the Cobia Transferred Assets), taken as a whole or (b) the ability of Cobia to consummate the transactions contemplated hereby, including the Cobia Reorganization Transactions; provided, however, that, for purposes of clause (a), no event, development, change or effect resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Cobia Material Adverse Effect”: (i) events, developments, changes or effects in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, or financial market conditions, (ii) events, developments, changes or effects in the industries in which the Cobia Business operates, (iii) events, developments, changes or effects in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other similar force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP, IFRS or the interpretation thereof, (vi) any failure by the Cobia Business to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Cobia Material Adverse Effect may be taken into account in determining whether there is or has been a Cobia Material Adverse Effect), (vii) events, developments, changes or effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of Swordfish or any of its Affiliates as the counterparty to the transactions contemplated hereby; (it being understood that following the date hereof, to the extent any customers terminate or reduce in any material respect their relationships with the Cobia Contributor Group, to the extent applicable to the Cobia Business, or the Cobia Acetow Group, and in lieu thereof such customer reasonably promptly thereafter enters into a new relationship with or expands in any material respect an existing relationship of such customer with the Swordfish Contributor Group, this subclause (vii) shall be deemed to apply (such that the termination or reduction will be deemed to be attributable to the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of Swordfish or any of its Affiliates as the counterparty to the transactions contemplated hereby)) (except that this subclause (vii) will not be taken into account for purposes of Section 4.1 (Authority; Consents; No Violation)) or (viii) events, developments, changes or effects arising out of any action required or expressly permitted or expressly contemplated by this Agreement or taken by Cobia or any of its Affiliates with the prior written consent or at the written request of Swordfish, or taken by Swordfish or any of its Affiliates with respect to the transactions contemplated by this Agreement; provided, however, that any event, development, change or effect set forth in clauses (i) through (v) above may be taken into account in determining whether there has been a Cobia Material Adverse Effect to the extent such event, development, change or effect has had a disproportionate adverse effect on the Cobia Business (including the Cobia Acetow Group and the Cobia Transferred Assets) as compared to other Persons or businesses that operate in the same industries in which the Cobia Business operates.
“Cobia Material Asset” shall mean an asset which is exclusively or primarily used by or in, or exclusively or primarily related to, the Cobia Business and which is required for the conduct of the Cobia Business in the manner in which it is conducted by the Cobia Contributor Group, as applicable to the Cobia Business, as of the date hereof and, for the avoidance of doubt, shall not include (i) any of the Cobia Properties and (ii) any contracts, permits or licenses.

“Cobia Material Contracts” means any binding contract, agreement, arrangement or obligation entered into by any member of the Cobia Contributor Group, to the extent applicable to the Cobia Business (or as of the Closing, the Cobia Acetow Group) with a Person other than a member of the Cobia Acetow Group that:
(a)    is entered into other than on a non-arm’s length basis, is with an Affiliate of Cobia that is not a member of the Cobia Acetow Group or is entered into other than in the ordinary course of business;
(b)    is an association, joint venture, partnership, consortium, profit or loss sharing arrangement (or other similar joint ownership agreement) or agency, distributorship agreement;
(c)    imposes or confers upon any member of the Cobia Acetow Group outstanding payment obligations or rights to receive payments in excess (or with a value in excess) of EUR 10,000,000; or
(d)    relates to the future disposition or acquisition of its business or a significant part of the Cobia Business by any such entity, and includes those listed in Section 4.9(a) of the Cobia Disclosure Schedule.
“Cobia Owned IP” shall mean the Intellectual Property owned by any member of the Cobia Contributor Group, to the extent applicable to the Cobia Business (or as of the Closing, the Cobia Acetow Group).
“Cobia Properties” shall mean the land and buildings and any real estate assets which are set out in Section 4.13 of the Cobia Disclosure Schedule and all of which will be, at the time of Closing, either owned or leased under a lease agreement such as commercial leases, financial leases, business leases, construction leases and short term leases or used under any loan for use agreements by any member of the Cobia Acetow Group.
“Cobia Shortfall Amount” means the amount, if any, by which the Estimated Cobia Valuation Amount is less than the Final Cobia Valuation Amount.
“Cobia Target Working Capital” shall mean $171,700,000.
“Cobia Transaction Expenses” shall mean, without duplication, the sum of (i) to the extent paid as of the Adjustment Calculation Time, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other costs, fees and expenses incurred by any member of the Cobia Contributor Group or that is subject to payment or reimbursement by any member of the Cobia Contributor Group, in each case arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby plus (ii) to the extent unpaid as of the Adjustment Calculation Time, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other costs, fees and expenses incurred by any member of the Cobia Contributor Group (other than the Cobia Acetow Group) or that is subject to payment or reimbursement by any member of the Cobia Contributor Group (other than the Cobia Acetow Group), in each case arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, it being agreed that Cobia Transaction Expenses shall include (a) any costs, fees and expenses payable to those third party advisors set forth in Section 1.1-TE of the Cobia Disclosure Schedule and (b) any costs, fees and expenses incurred in connection with the Cobia Reorganization Transactions, but Cobia Transaction Expenses shall exclude (i) any costs, fees and expenses incurred by any member of the Cobia Contributor Group after the Closing (other than as a result of commitments made by any member of the Cobia Contributor Group or the Company Group prior to the Closing) and any internal costs including salaries, compensation and benefits of the Cobia Contributor Group, (ii) JV Best Efforts Financing Costs, (iii) JV Underwriting Financing Costs and (iv) any Transaction Taxes. A sample calculation of Cobia Transaction Expenses as of the date hereof is set forth on Schedule D attached hereto.
“Cobia Transaction Tax Cap” shall mean $24,342,607.
“Cobia Transaction Taxes” shall mean, without duplication, (i) Transfer Taxes imposed with respect to property contributed directly or indirectly to the Company Group by any member of the Cobia Contributor Group (including the Cobia Acetow Group), (ii) any Taxes incurred by a member of the Cobia Contributor Group (including the Cobia Acetow Group) pursuant to the transactions set forth on the Transaction Steps Schedule and (iii) any Chinese non-resident capital gain Taxes imposed as a result of any transaction set forth on the Transaction Steps Schedule, but, in each case, shall not include any Taxes imposed as a result of a transaction occurring after the Closing Date.
“Cobia Transferred Asset” shall mean, other than any Cobia Excluded Asset, all of the Cobia Contributor Group’s right, title and interest in and to:
(a)    All of the assets, properties, claims and rights of every kind, nature, character and description, tangible, real or personal, wherever located, exclusively related to, exclusively used in or exclusively held for use in the conduct of the Cobia Business (but, for the avoidance of doubt, excluding the assets, properties, claims and rights described in clauses (b), (c), (d), (e), (f), (g), (h) and (i) of this definition, which shall each be governed by the respective clause that references such assets, properties, claims and rights), as such assets, properties, claims and rights shall exist on the Closing Date, including the following:
(i)    All machinery, fixtures, furniture, supplies, accessories, materials, equipment, office equipment, computers, telephones and all other items of tangible personal property of the Cobia Contributor Group, that are exclusively related to, exclusively used or exclusively held for use in the conduct of the Cobia Business;
(ii)    All raw materials, specialty and industrial chemicals, packaging, work-in-process, finished goods, supplies, parts, and other inventories that are exclusively related to, exclusively used or exclusively held for use in the conduct of the Cobia Business and all rights to the warranties received from suppliers with respect to such inventory and related claims, credits, rights of recovery and set off and other rights with respect thereto; and

(iii)    Subject to Section 7.1, all books and records that are exclusively related to, exclusively used or exclusively held for use in the conduct of the Cobia Business, including, to the extent not prohibited by applicable Law, vendor lists, customer lists, lists of sales representatives, pricing lists, market research reports, marketing plans and other marketing-related information and materials, and advertising, marketing, sales and promotional materials, and copies of employee and personnel records of the Cobia Business Employees (the “Cobia Transferred Books and Records”); provided, however, that the members of the Cobia Contributor Group shall be permitted to retain copies of such Cobia Transferred Books and Records that contain information unrelated to the Cobia Business;
(b)    Subject to Section 7.6, (i) all Contracts to which any member of the Cobia Contributor Group is a party exclusively related to, exclusively used or exclusively held for use in the conduct of in the Cobia Business (other than Contracts with respect to open source or free software), and (ii) all Contracts set forth on Section 1.1-TA(b) of the Cobia Disclosure Schedule (the “Cobia Transferred Contracts”);
(c)    All claims, warranties, guarantees, refunds, Actions, defenses, rights of recovery, rights of set off or counterclaim, rights of recoupment and other rights of every kind and nature, in each case exclusively relating to the Cobia Business and except to the extent expressly set forth in clause (f) of the definition of “Cobia Excluded Assets”;
(d)    All prepaid expenses and deposits and refunds to the extent related to the Cobia Business (other than prepaid insurance with respect to any insurance policies not transferring to the Company Group in connection with the transactions contemplated by this Agreement);
(e)    All accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables to the extent related to the Cobia Business;
(f)    All Cobia Transferred IP;
(g)    Other than as set forth on Section 1.1-TA(g) of the Cobia Disclosure Schedule, all rights and interests in Cobia Properties;
(h)    The goodwill to the extent generated by or to the extent associated with the Cobia Business;
(i)     To the extent transferable, all Permits in effect at the time of Closing used exclusively in connection with the operation or conduct of the Cobia Business prior to the Closing Date; and
(j)    All Assets set aside to fund or otherwise related to the Assumed Business Employee Plans.
“Cobia Transferred IP” means the Cobia Contributor Group’s right, title and interest in and to Intellectual Property that is exclusively related to, exclusively used or exclusively held for use in the conduct of the Cobia Business, including (i) the patents and patent applications set forth on Section 1.1-IP(a)(i) of the Cobia Disclosure Schedule, (ii) the registered Marks and applications for the registration of Marks set forth on Section 1.1-IP(a)(ii) of the Cobia Disclosure Schedule, together with all goodwill with respect thereto (“Cobia Transferred Marks”), (iii) the copyright registrations set forth on Section 1.1-IP(a)(iii) of the Cobia Disclosure Schedule, and (iv) the Internet domain names set forth on Section 1.1-IP(a)(iv) of the Cobia Disclosure Schedule.
“Cobia Transition Services Agreement” shall mean the Transition Services Agreement, between certain members of the Cobia Contributor Group, on the one hand, and certain members of the Company Group, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Schedule A.
“Cobia US Contributors” shall mean CNA Holdings LLC, a limited liability company organized under the Laws of Delaware, Celanese International Corp., a limited liability company organized under the Laws of Delaware and Celanese Chemicals Inc., a limited liability company organized under the Laws of Delaware.
“Cobia US Subsidiaries” shall mean Celanese Acetate LLC, a limited liability company organized under the Laws of Delaware, PT Celanese Indonesia Operations, a company organized under the Laws of Indonesia and Celanese Sales U.S. Ltd. 2, a partnership organized under the Laws of Delaware.
“Cobia Valuation Amount” shall mean an amount equal to the sum of, without duplication, (i) Cobia Closing Cash, minus (ii) Cobia Closing Indebtedness, plus (iii) the amount (if any) by which Cobia Closing Working Capital is greater than Cobia Target Working Capital, minus (iv) the amount (if any) by which Cobia Closing Working Capital is less than Cobia Target Working Capital plus (v) Cobia Transaction Expenses, plus (vi) the Cobia Assumed Transaction Taxes, not to exceed the Cobia Transaction Tax Cap, minus (vii) to the extent known at the time of Closing or the determination of the Final Cobia Valuation Amount, as applicable, Cobia Indemnified Transaction Taxes minus (viii) Cobia Capex Operating Adjustment.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Combined Tax Return” shall mean any affiliated, consolidated, combined, unitary or other group Tax Return that includes (or otherwise reflects the income or operations of) at least one member of the Cobia Contributor Group or the Swordfish Contributor Group, on the one hand, and at least one member of the Company Group, on the other hand.
“Commercial Contracts” shall mean, collectively, such Contracts between certain members of the Cobia Contributor Group (other than the Cobia Acetow Group), on the one hand, and certain members of the Company Group, on the other hand, each such Contract for the supply and purchase of (i) acetic acid and acetic anhydride; (ii) Clarifoil grade flake; and (iii) GUR FX-15, to be entered into at the Closing each on the terms attached hereto as Schedule E.
“Company Group” shall mean UTP and LTP and each of their respective Subsidiaries as of the applicable time.

“Compliant” shall mean, with respect to any applicable Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which it was made (after giving effect to all supplements and updates thereto), (b) with respect to Required Information in respect of the LTP Debt Financing, such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements for information customarily included in offerings of high yield non-convertible debt securities pursuant to Rule 144A under the Securities Act (but excluding, in any event, information required by segment reporting, Section 3-05, Section 3-09, Section 3-10 or Section 3-16 of Regulation S-X, information required by Item 10, Item 402 and Item 601 of Regulation S-K and other customary exceptions in “Rule 144A for life” placements) (c) with respect to Required Information in respect of the LTP Debt Financing, no independent auditor shall have withdrawn any audit opinion with respect to any financial statements contained in such Required Information, and (d) with respect to Required Information in respect of the LTP Debt Financing, the financial statements and other financial information (excluding information required by segment reporting, Regulation S-X Rules 3-05, 3-09, 3-10 and 3-16 and by Regulation S-K Item 10, Item 402 and 601 and other customary exceptions in “Rule 144A for life” placements) included in such Required Information are, and remain throughout the Marketing Period, sufficiently current to permit (A) the pricing and completion of a customary offering under Rule 144A for the LTP Debt Financing using such financial statements and financial information on the last day of the Marketing Period and (B) the Debt Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the applicable independent accountant on the financial statements and financial information contained in offering documents pertaining to the LTP Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.
“Contract” shall mean any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is binding upon a Person or any of its property under applicable Law, including all amendments thereto.
“Contributor Benefit Plan” shall mean a Benefit Plan other than an Assumed Business Employee Plan.
“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).
“Datarooms” shall mean, collectively, the Cobia Dataroom and the Swordfish Dataroom.
“Debt Commitment Letters” means, collectively, the LTP Debt Commitment Letter and the UTP Debt Commitment Letter.
“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with each Financing in connection with the transactions contemplated hereby, including the lenders under the Debt Commitment Letters and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees, attorneys, agents, advisors and representatives involved in the Financing and their successors and assigns.
“Disclosed Documents” means all of the documents made available by each Party and its respective advisers (acting on their behalf), including all documents made available in the Cobia Dataroom and Swordfish Dataroom, as applicable, and each of the data room index from the Cobia Dataroom and Swordfish Dataroom, as applicable, as recorded in electronic form on the USB Keys.
“Disclosures” means the Disclosed Documents, this Agreement (including any Schedules, exhibits or appendices hereto) and all Ancillary Agreements.
“Environment” means ground air, ambient air, soil, subsoil, groundwater, surface water and/or sediment, as well as any living organism supported by those media (including man) thereon.
“Environmental Laws” means all Laws (or, with respect to the Russian Federation only, binding letters from any Russian Governmental Entity) relating to the protection of the Environment and/or human health and safety (excluding workers occupational health and safety Laws) including all those relating to the generation, handling, treatment, storage, disposal, Release, of any Hazardous Materials but excluding in all cases Asbestos; provided that, for the avoidance of doubt, the definition of “Environmental Law” shall not include any Laws issued after the date hereof or changes in any Laws after the date hereof or Laws with an effective compliance date after the date hereof.
“Environmental Permits” means all material Permits required under Environmental Laws by a Governmental Entity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Rate” means, with respect to a particular currency for a particular day, the rate of exchange for that currency into dollars as per the World Market Rates published by Reuters at 1 pm London time on such date or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank as at the close of business in London on such date.
“Exclusive Supply Agreement” means the agreement entered into between RPE and Newco BR as at the Jade Closing Date governing the terms and conditions applicable to the exclusive supply of products by RPE to Newco BR.
“Existing LTP Agreement” shall mean the Limited Partnership Agreement of LTP, dated as of June 16, 2017.

“Existing UTP Agreement” shall mean the Limited Partnership Agreement of UTP, dated as of June 16, 2017.
“fairly disclosed” shall mean, in respect of any fact, matter or circumstance, that it is disclosed (whether disclosed as a Disclosed Document or under this Agreement (including any Schedules, exhibits or appendices hereto) with sufficient detail to allow a Party, with the assistance of professional advisors in the relevant field, to identify the existence and nature of a risk to which the relevant Loss is attributable taking into consideration the fact that:
(a)    such Party is a sophisticated buyer with resources and experience to assess the representations and warranties set forth in Article III, Article IV, Article V and Article VI, as applicable;
(b)    each of the Disclosed Documents made available to a Party in the Dataroom was accessible from the date of its upload into the Dataroom until 6 pm on the day falling two days before the date hereof for inspection by the other Parties and/or their advisors; and
(c)    such Party and its advisors have had the opportunity to discuss and seek clarification from the disclosing Party about matters, facts or circumstances in relation to the Cobia Business or the business of the Swordfish Acetow Group, as applicable.
“Fee” shall have the meaning ascribed to such term in the Cobia Transition Services Agreement.
“Financing Commitments” shall mean, collectively, (i) the executed commitment letter, dated as of the date hereof (the “LTP Debt Commitment Letter”), between LTP and the financial institutions and investors party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein, as may be amended or modified in accordance with the terms hereof pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “LTP Debt Financing”) and (ii) the executed commitment letter, dated as of the date hereof (the “UTP Debt Commitment Letter”), between UTP and the financial institutions and investors party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letter associated therewith and referenced therein, as may be amended or modified in accordance with the terms hereof pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “UTP Debt Financing”; together with the LTP Debt Financing, the “Financing”) for the purposes of funding the transactions (including any dividends or distributions) contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Parties specified therein.
“Framework Agreement” shall mean the Joint Venture Framework Agreement to be entered into at the Closing in substantially the form attached hereto as Schedule C (as amended pursuant to Section 7.28).
“French Business” shall mean BCP VII Jade France Bidco SAS, its fully controlled subsidiary Rhodia Acetow France SAS and their business, employees, assets and operations.

“Fundamental Cobia Representations” shall mean the representations and warranties set forth in (i) Section 4.1 (Authority; Consents; No Violation), (ii) Section 4.2 (Organization and Qualification), (iii) Section 4.3 (Capitalization) and (iv) Section 4.11 (Insolvency).
“Fundamental Company Representations” shall mean the representations and warranties set forth in (i) Section 5.1 (Organization and Qualification), (ii) Section 5.2(a) (Capitalization of UTP), (iii) Section 5.4 (Authority Relative to this Agreement), (iv) Section 6.1 (Organization and Qualification), (v) Section 6.2(a) (Capitalization of LTP) and (vi) Section 6.3 (Authority Relative to this Agreement).
“Fundamental Swordfish Representations” shall mean the representations and warranties set forth in (i) Section 3.1 (Authority; Consents; No Violation), (ii) Section 3.2 (Organization and Qualification), (iii) Section 3.3 (Capitalization), and (iv) Section 3.11 (Insolvency).
“GAAP” shall mean generally accepted accounting principles in the U.S.
“General Partner Portion” means the number of interests issued by UTP to UTP GP as its general partner, and by LTP to LTP GP as its general partner, in each case representing a de-minimis general partner interest in UTP and LTP, respectively.
“Governance Agreements” shall have the same meaning set forth in the Framework Agreement.
“Government Official” shall mean (a) any officer, employee or agent of any Governmental Entity (including any business of entity owned, controlled, or managed by a Governmental Entity), or any Person acting in an official rapacity or performing public duties or functions on behalf of any such Governmental Entity; (b) any political party or official thereof; (c) any candidate for public office; or (d) any officer, employee or agent of a public international organization.
“Governmental Entity” shall mean any multinational, supranational, national, federal, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, competition, taxing, exporting, importing or other governmental or quasi-governmental authority.
“Hazardous Materials” shall mean any substance (whether in the form of a solid, liquid, gas or vapor), which is capable of causing harm, nuisance or damage to the Environment either by itself or through interaction with other factors, excluding asbestos, and which have been, are or may be identified as a “hazardous waste”, “hazardous substance”, pollutant or contaminant under any Environmental Laws or are otherwise regulated under Environmental Law.
“IFRS” shall mean International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted for use in the European Union under EU Regulation 1606/2002.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) in respect of (a) indebtedness of such Person for money borrowed including any overdrafts, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable, and (c) banker’s acceptances or letters of credit to the extent drawn upon and unpaid; (ii) all Liabilities of such Person issued or assumed as the deferred purchase price of property, all conditional sale Liabilities of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities included in the calculation of Working Capital); (iii) all obligations as lessee under any leases which are required to be capitalized in accordance with GAAP or IFRS, as applicable, as in effect as of December 31, 2016; (iv) all earn-out obligations or under-funded (or unfunded) pension liabilities or under-funded (or unfunded) employee benefit obligations; (v) any obligation owed to any directors, shareholders or other Affiliates; (vi) obligations related to any receivables factoring; (vii) any breakage costs related to debt in connection with prepayment or change-of control to the extent actually owed; (viii) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (ix) current corporate or income (or equivalent) Tax payables net of current corporate or income (or equivalent) Tax receivables (for the avoidance of doubt excluding all deferred tax assets and liabilities); (x) any change in control payments, severance, retention or sales bonuses, success fees, or consent payments payable (including any employment Taxes or social security contributions payable in connection with such payments) prior to or solely as a result of the consummation of the transactions contemplated by this Agreement and, in each case, unpaid as of the Adjustment Calculation Time; (xi) for each of Swordfish and Cobia, the amount required to be spent to satisfy the specific capital expenditure requirements of such Party as set forth on Schedule VI, to the extent such requirements are not satisfied as of the Adjustment Calculation Time; (xii) any net negative intercompany payables payable to the Cobia Contributor Group (other than the Cobia Acetow Group) by the Cobia Acetow Group; (xiii) the items (which may be more than one and in the amounts thereof) described as (A) other contingencies, (B) risk on affiliates and (C) product liabilities on the Swordfish Closing Balance Sheet (as defined in the Transaction Accounting Principles) and any such similar categories or types of liabilities of Cobia, as applicable, in each case, if the amount of any such item is greater than $1 million (and if so, the full amount of such item), (xiv) to the extent not already captured in clauses (i) through (xiii), those accounting line items, or the portions thereof, identified as Indebtedness in Annex 2.1 to Schedule I, and (xv) all obligations of the type referred to in clauses (i) through (xiv) of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; provided, that Indebtedness shall not include any amounts in respect of Transaction Taxes or Taxes to the extent reflected in the determination of Working Capital.
“Initial Capex Measurement Period” shall mean the period starting from July 1, 2017 and ending on December 31, 2017, in which there are 184 days.
“Initial Stub Measurement Period” shall mean the period starting from the date hereof and ending on June 30, 2017, in which there are thirteen (13) days.

“Initial Stub Cobia Target Amount” shall mean an amount equal to: (i) the product of $75,622 multiplied by (ii) the number of days that have elapsed since the date hereof to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Initial Stub Measurement Period.
“Initial Stub Swordfish Target Amount” shall mean an amount equal to: (i) the product of €62,597 multiplied by (ii) the number of days that have elapsed since the date hereof to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Initial Stub Measurement Period.
“Initial Cobia Target Amount” shall mean an amount equal to: (i) the product of $104,358 multiplied by (ii) the number of days that have elapsed since the end of the Initial Stub Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Initial Capex Measurement Period.
“Initial Swordfish Target Amount” shall mean an amount equal to: (i) the product of €100,996 multiplied by (ii) the number of days that have elapsed since the end of the Initial Stub Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Initial Capex Measurement Period.
“Intellectual Property”: shall mean
(a)    Patents;
(b)    rights in each of know-how, confidential information and trade secrets;
(c)    trademarks, service marks, rights in logos, trade names and business names and all associated goodwill, rights in each of get-up and trade dress and domain names;
(d)    copyrights, moral rights, database rights, rights in designs, and semiconductor topography rights;
(e)    any other intellectual property rights and industrial property; and
(f)    all rights or forms of protection, subsisting now or in the future, having equivalent or similar effect to the rights referred to in paragraphs (a) to (e) above, in each case: (i) anywhere in the world; (ii) whether unregistered or registered (including all applications, rights to apply and rights to claim priority); and (iii) including all divisional, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals;
“International Trade Control Laws” means European Union (“E.U.”) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member.
“Jade Acquisition Financing” shall mean any indebtedness and other obligations under the Jade Acquisition Financing Credit Agreement or any Refinancing thereof.

“Jade Acquisition Financing Costs” shall have the meaning set forth in Schedule VII.
“Jade Acquisition Financing Credit Agreement” shall mean that certain Credit Agreement, dated as of May 31, 2017, among BCP VII Jade Topco (Cayman) Ltd., BCP VII Jade Holdco (Cayman) Ltd., Jade Germany GmbH, BCP VII Jade France Bidco SAS and BCP VII Jade USA Bidco L.L.C., the other guarantors party thereto from time to time, Credit Suisse International, as administrative agent, collateral agent, swing line lender and L/C issuer, and each lender and L/C issuer from time to time party thereto.
“Jade Acquisition Financing Payoff Amount” shall mean (i) the amount required to be paid in order to discharge all obligations under the Jade Acquisition Financing on the Closing Date pursuant to the Swordfish Payoff Letters multiplied by (ii) the Exchange Rate.
“Jade Acquisition Financing Security Arrangements” shall mean providing the lenders and other secured parties under the Jade Acquisition Financing Credit Agreement, guarantees by, and the granting of security interests of, members of the Swordfish Acetow Group as required under and pursuant to the Jade Acquisition Financing Credit Agreement.
“Jade Closing Date” shall mean the closing of the transactions contemplated by the Jade SPA.
“Jade Financing Amendment” shall mean (i) the required consents, waivers and amendments under the Jade Acquisition Financing Credit Agreement such that the consummation of the Transactions shall not constitute an Event of Default (as defined in the Jade Acquisition Financing Credit Agreement) or otherwise conflict with the Jade Acquisition Financing Credit Agreement or (ii) the consummation of any refinancing, renewing, replacing, redeeming, repurchasing, defeasing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, a “Refinancing”) of the Jade Acquisition Financing, which permits such Refinancing indebtedness to remain outstanding following the Closing without constituting an Event of Default (as defined in the financing agreement for such Refinancing) or the consummation of the Transactions otherwise conflicting with the terms of the financing agreement for such Refinancing; provided that after giving effect to such Jade Financing Amendment or Refinancing and the consummation of the Transactions, the Jade Acquisition Financing (or any Refinancing thereof) shall not have terms less favorable to the Borrowers (as defined in the Jade Acquisition Financing Credit Agreement), any other Loan Party (as defined in the Jade Acquisition Financing Credit Agreement) and their restrictive subsidiaries than the terms of the Jade Acquisition Financing Credit Agreement as of the date hereof.
“Jade SPA” shall mean that certain Share Purchase Agreement, dated as of March 20, 2017, by and among Solvay P&S GmbH, Rhodia S.A., Solvay GmbH, Rhodia Brasil Ltda, Rhodia Operations SaS, Rodianyl SaS, Solvay Chemicals and Plastics Holding B.V., Solvay America Inc., Solvay USA Inc., Swordfish US Subsidiary and Swordfish Foreign Subsidiaries.
“JV Best Efforts Financing Costs” shall mean the commitment fees and other fees and expenses (including any escrow or ticking fees) payable in connection with the JV Financing

(including any Alternative Financing) to any financing source or underwriter with respect thereto minus the JV Underwriting Financing Costs.
“JV Financing” shall mean the underwritten financing for the Companies to be entered into on the date of Closing.
“JV Underwriting Financing Costs” shall have the meaning set forth in Schedule VII.
“Knowledge of Cobia” shall mean the actual knowledge of any of Patrick Schumacher, Chandra Subramanian and, solely with respect to the China JV, Scott Sutton.
“Knowledge of Swordfish” shall mean the actual knowledge of any of Lionel Assant, Juergen Pinker and Geoffrey Bailhache.
“Law” shall mean any law, constitution, treaty, case law, regulation, rule, ordinance, order, decision, or decree of any Governmental Entity (including any judicial or administrative interpretation thereof) in force as at the relevant date.
“Letter of Commitment” shall mean the Letter of Commitment for Facility Lead Program for the Celanese Acetate LLC Celo Plant, Narrows, Virginia, dated January 27, 2006, from Kyle Rash, Celanese Acetate LLC to Mr. Denis M. Zielinski, U.S. Environmental Protection Agency.
“Liability” shall mean any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise).
“Licensing Agreement” shall mean the Licensing Agreement, between certain members of the Cobia Contributor Group, on the one hand, and certain members of the Company Group, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Schedule F.
“Losses” shall mean any loss, damage and reasonable out-of-pocket expenses (including reasonable lawyers' fees), including VAT and similar Tax on such reasonable out-of-pocket expenses (to the extent that such VAT or similar Tax is not actually recovered), but excluding (i) any unforeseen or indirect loss, punitive or special loss, whether actual or prospective, (ii) loss of profits, loss of goodwill or possible business, damage to reputation or image, and (iii) the application of any multiple to any financial parameter, in each case actually and directly incurred by the relevant entity.
“LTP GP” shall mean Acetate LTP GP Netherlands LLC, a Delaware limited liability company.
“Marketing Period” means the first period of 12 consecutive Business Days commencing on or after the date hereof throughout which and on the last day of which the Debt Financing Sources have received an Offering Document (as defined in the LTP Debt Financing Commitment Letter) which includes the information described in clause (b) of paragraph 10 of

Exhibit D of the commitment letter for the LTP Debt Financing, which information is Compliant and remains Compliant throughout such period; provided that (i) none of July 3, 2017, July 4, 2017, November 23, 2017, November 24, 2017, July 3, 2018 or July 4, 2018 , shall constitute a Business Day and (ii) if such 12 consecutive Business Day period has not ended prior to (x) August 21, 2017, then such period shall not commence any earlier than September 5, 2017, or (y) December 18, 2017, then such period shall not restart until commence any earlier than January 3, 2018, or (z) August 20, 2018, then such period shall not commence any earlier than September 4, 2018.
“Marks” shall mean fictional business names, corporate names, trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other sources of origin and applications and renewals for any of the foregoing.
“Minority Owned Subsidiary” shall mean with respect to Cobia, any corporation, entity or other organization whether incorporated or unincorporated, of which Cobia directly or indirectly owns less than the majority of the securities or other interests.
“New Hazardous Material(s)” shall mean any Hazardous Material which has not been used or stored at the Cobia Facilities on or prior to the Closing Date or at the Swordfish Facilities on or prior to the Jade Closing Date, as applicable.
“Newco BR” shall mean "Fiopart – Participações, Serviços e Comercio de Fios Texteis e Industriais Ltda." (to be renamed Rhodia Acetow Brasil Indústria e Comércio Ltda. at the end of the Term as defined in the Exclusive Supply Agreement).
“Order” shall mean any order, judgment, writ, injunction, stipulation, award or decree.
“Organizational Document” shall mean any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) limited liability company agreement or operating agreement and the certificate of formation of a limited liability company; (v) the articles of association and the deed of incorporation of a société à responsabilité limitée; (vi) any charter, bylaws or similar document adopted, filed or entered into in connection with the creation, formation, governance or organization of a Person; and (vii) any amendment, side letter or binding interpretation of any of the foregoing.
“Patents” shall mean patents, utility models and rights in inventions.
“Permits” shall mean all material licenses, permissions and authorizations and consents (excluding required under Environmental Laws) from a Governmental Entity.
“Permitted Third Party Rights” shall mean (i) Third Party Rights arising in the ordinary course of business by contract or by operation of Law (including Third Party Rights relating to Taxes being contested in good faith or required to be created in favor of any Tax Authority in order to appeal against or otherwise challenge Tax assessments and/or claims in good faith, which do not materially impair the use thereof in the operation, taken as a whole, of the Cobia Contributor

Group, as applicable to the Cobia Business (and as of the Closing, the Cobia Acetow Group) or the Swordfish Acetow Group, as applicable, taken as a whole; and (ii) survey exceptions, easement and other customary charges or Third Party Rights on title to real property if such Third Party Right would not reasonably be expected to be material to any member of the Cobia Contributor Group, as applicable to the Cobia Business (and as of the Closing, the Cobia Acetow Group) or any member of the Swordfish Acetow Group, as applicable.
“Person” shall mean any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).
“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Primester” shall mean the New York general partnership known as Primester.
“Provider” shall have the meaning ascribed to such term in the Cobia Transition Services Agreement.
“Put Option” shall mean that certain Put Option Agreement, dated as of the date hereof, by and among Swordfish and Cobia, with respect to the French Business.
“Put Option Period” shall have the meaning ascribed to such term in the Put Option Agreement.
“Release” means any spill, emission, leaking or discharge of any Hazardous Materials, in onto or through the soil, ambient air, subsoil, groundwater, surface water and/or sediments.
“Remedial Action” shall mean the investigation (excluding any monitoring measures existing at the Cobia Facilities at the Closing Date or at the Swordfish Facilities at the Jade Closing Date, as applicable, and any monitoring measures conducted for the operation of the Cobia Business or Swordfish Business, as applicable, i.e. wastewater, cooling water, or stormwater monitoring), removal, cure, containment, neutralization, clean-up or remediation, including use restrictions and natural attenuations of any Release required to comply, according to Remediation Standards, with Environmental Laws or Environmental Permits, by: (a) an enforceable order from a competent Governmental Entity; or (b) an enforceable decision by a court having jurisdiction, or, in the case where the Parties decide to lodge an appeal, the enforceable decision of the relevant court of appeal.

“Remediation Standards” shall mean standards which are: (i) the minimum standards based on a risk assessment required under Environmental Laws; (ii) applicable to the industrial use and operations at the Cobia Facilities or Swordfish Facilities, as applicable, as carried out at the

Closing Date; (iii) defined according to the methodology or guidelines applicable to the competent Governmental Entity; and (iv) acceptable according to a cost-benefit assessment, or that it is reasonable to consider would be acceptable, to a relevant Environmental Governmental Entity lawfully exercising its powers under Environmental Laws, in each case as in existence as of the date hereof.
“Representatives” shall mean each Party’s Affiliates, officers, directors, employees, attorneys, agents, advisors and representatives involved in the Financing and their successors and assigns.
“Required Information” shall mean (i) with respect to the LTP Debt Financing, (A) with respect to the Cobia LTP Business, all financial statements, financial and operating data, projections, audit reports, business and other pertinent information in order to consummate the LTP Debt Financing, including the information required to be delivered pursuant to clauses 6(a), 7 and 10(b) of Exhibit D of the commitment letter in respect of the LTP Debt Financing and (B) with respect to the Swordfish Acetow Group, all financial statements, financial and operating data, projections, audit reports, business and other pertinent information in order to consummate the LTP Debt Financing, including the information required to be delivered pursuant to clauses 6(b), 7 and 10(b) of Exhibit D of the commitment letter in respect of the LTP Debt Financing (or any similar provisions pursuant to any amendments to such commitment letter or pursuant to any alternative debt financing which, in each case, require no more information than the aforementioned sections), in each case, all of which shall be Compliant and (ii) with respect to the UTP Debt Financing, (A) with respect to the Cobia US Subsidiaries or Celanese Corporation, all financial statements, financial and operating data, projections, audit reports, business and other pertinent information in order to consummate the UTP Debt Financing, including the information required to be delivered pursuant to clauses 6(a) and 6(b)(1) of Exhibit C of the commitment letter in respect of the UTP Debt Financing (or any similar provisions pursuant to any amendments to such commitment letter or pursuant to any alternative debt financing which, in each case, require no more information than the aforementioned sections) and (B) with respect to the Swordfish US Subsidiary, all financial statements, financial and operating data, projections, audit reports, business and other pertinent information in order to consummate the UTP Debt Financing, including the information required to be delivered pursuant to clause 6(b)(2) of Exhibit C of the commitment letter in respect of the UTP Debt Financing (or any similar provisions pursuant to any amendments to such commitment letter or pursuant to any alternative debt financing which, in each case, require no more information than the aforementioned sections), in each case, all of which shall be Compliant.
“Restricted Asbestos Area” shall mean any area or location in or at any Cobia Facility or Swordfish Facilities, as applicable, which has been designated (in good faith) by Cobia or the Cobia Acetow Group or Swordfish or Swordfish Acetow Group, as applicable, as being subject to restricted access for employees or other persons by reason of the presence of Asbestos in or at such area or location.
“Restricted Cash” shall mean, without duplication, (i) any cash, cash equivalents, accrued interest receivables and marketable securities not available for immediate use in the form of cash in three (3) Business Days, including any cash held in bank accounts, in the U.S. or outside of the U.S. that is not available for day-to-day operations within three (3) Business Days and (ii) with respect to Russian cash (identified in those accounting line items set forth as 'cash and cash equivalent-net' in the Swordfish Closing Balance Sheet), an amount equal to (a) a 5% withholding tax and (b) 1.65% German tax on dividends resulting in a net valuation for such Russian cash balances amounting to 93.35% of their face value.

“Restricted Party” means (i) any individual or entity included on one or more of the Restricted Party Lists, or (ii) an entity majority owned by one or more individuals or entities included on one or more of the Restricted Party Lists.
“Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the entities subject to restrictive measures and the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy;
“Second Capex Measurement Period” shall mean the period starting from January 1, 2018 and ending on June 30, 2018, in which there are 181 days.
“Second Cobia Target Amount” shall mean an amount equal to: (i) if the Closing occurs following the Initial Capex Measurement Period, (A) the product of (a) $74,017 multiplied by (B) the number of days that have elapsed since the last day of the Initial Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Second Capex Measurement Period.
“Second Swordfish Target Amount” shall mean an amount equal to: (i) if the Closing occurs following the Initial Capex Measurement Period, (A) the product of (a) €54,383 multiplied by (B) the number of days that have elapsed since the last day of the Initial Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Second Capex Measurement Period.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Services” shall have the meaning ascribed to such term in the Cobia Transition Services Agreement.
“Solvay Business” shall have the meaning ascribed to such term in the Cobia Transition Services Agreement.
“Special Claims” shall mean claims with respect to the matters set forth on Schedule 12.2(a)(iv) or Schedule 12.2(b)(iv).
“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is the general partner or managing member; provided, that for purposes of Article IV (other than Section 4.3(a) and Section 4.17), Subsidiary shall not include the entities on Section 1.1-SU of the Cobia Disclosure Schedule.
“Swordfish Acetow Group” shall mean the Swordfish Foreign Subsidiaries and the Swordfish US Subsidiary and each of their respective current and future Subsidiaries as of the applicable time.
“Swordfish Assumed Transaction Taxes” shall mean the aggregate Swordfish Transaction Taxes paid or payable by a member of the Swordfish Contributor Group (including such Taxes paid by a member of the Swordfish Acetow Group prior to the Closing); provided, that to the extent any such Tax is a refundable or recoverable Tax, such Tax shall only be treated as a Swordfish Assumed Transaction Tax for purposes of determining the Swordfish Valuation Amount to the extent paid by a member of the Swordfish Contributor Group (including the Swordfish Acetow Group) prior to Closing and refundable or recoverable by a member of the Company Group (including the Swordfish Acetow Group) after Closing.
"Swordfish Brazil" shall mean "Rhodia Poliamida e Especialidades S.A."
“Swordfish Business” shall mean (i) the research and development, production, distribution and sale of cellulose acetate tow used mainly for cigarette filters manufacturing, (ii) the research, development, production and sale of cellulose acetate flakes for the production of cellulose acetate tow, and to the manufacturing sector, mainly the textile industry, and (iii) the marketing and distribution of acetylated wood and wooden products.
“Swordfish CapEx Operating Adjustment” shall mean, if positive, the amount equal to (A) the applicable amount set forth below:
(i) if the Closing occurs within the Initial Stub Measurement Period, an amount equal to the Initial Stub Swordfish Target Amount;
(ii) if the Closing occurs within the Initial Capex Measurement Period, an amount equal to the Initial Stub Swordfish Target Amount plus the Initial Swordfish Target Amount;
(iii) if the Closing occurs within the Second Capex Measurement Period, an amount equal to the Initial Stub Swordfish Target Amount plus the Initial Swordfish Target Amount plus the Second Swordfish Target Amount; or
(iv) if the Closing occurs within the Third Capex Measurement Period, an amount equal to the Initial Stub Swordfish Target Amount plus the Initial Swordfish Target Amount plus the Second Swordfish Target Amount plus the Third Swordfish Target Amount.

minus (B) the amount of money spent on capital expenditures by the Swordfish Acetow Group from the date hereof to (and excluding) the Closing Date (other than any capital expenditures made to satisfy the capital expenditure requirements as set forth in Schedule VI).
“Swordfish Carveout Transaction Documents” shall mean (i) the Jade SPA, (ii) the Swordfish Transition Services Agreement, (iii) the Exclusive Supply Agreement, (iv) the Site Agreements (as defined in the Jade SPA), (v) the Transition Licenses (as defined in the Jade SPA) and (vi) the Operating and Maintenance Agreement, dated as of May 31, 2017 by and between Rhodia Operations SAS and Rhodia Acetow France SAS.
“Swordfish Closing Cash” shall mean an amount equal to the aggregate amount of Cash on Hand of the Swordfish Acetow Group as of the Adjustment Calculation Time (excluding the aggregate amount of any Collected Losses except to the extent the Losses related such Collected Losses have been accounted for pursuant to the adjustments for Swordfish Closing Indebtedness and Swordfish Closing Working Capital).
“Swordfish Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Swordfish Acetow Group outstanding as of the Adjustment Calculation Time.
“Swordfish Closing Working Capital” shall mean Working Capital of the Swordfish Acetow Group as of the Adjustment Calculation Time.
“Swordfish Contributor Group” shall mean Swordfish and each of its Affiliates.
“Swordfish Dataroom” shall mean the Intralinks electronic data room established by Swordfish for “Project Swordfish.”
“Swordfish Employees” shall mean the employees employed by the Swordfish Acetow Group, as of the date of determination.
“Swordfish Excess Amount” means the amount, if any, by which the Estimated Swordfish Valuation Amount exceeds the Final Swordfish Valuation Amount.
“Swordfish Excluded Tax Assets” shall mean any item of loss, deduction, credit, or recapture of credit (or other item that could reduce a Tax) of or relating to (i) any Swordfish Excluded Tax Liability or (ii) any payment, Loss, obligation, Liability or Tax that any member of the Swordfish Contributor Group is responsible for under this Agreement or otherwise.
“Swordfish Excluded Tax Liabilities” shall mean, without duplication, (i) any Tax Liability (other than any Swordfish Assumed Transaction Taxes) of the Swordfish Contributor Group (other than the Swordfish Acetow Group), (ii) any Swordfish Indemnified Transaction Taxes and any Transfer Taxes arising as a result of the transactions occurring pursuant to the Swordfish Carveout Transaction Documents, (iii) any Taxes of any member of the Swordfish Acetow Group with respect to a Swordfish Pre-Closing Period, other than (x) any Taxes giving rise to a “French Customs Litigation Indemnity”, an “Excess Tax Amount Indemnity” or any “Tax Claim”, as such terms are defined in the Jade SPA, (y) Swordfish Assumed Transaction Taxes and (z) Taxes specified in clause (c) of the definition of Swordfish Transaction Expenses, and (iv) any Taxes of any member of the Swordfish Acetow Group with respect to a taxable period (or portion thereof) beginning before the Jade Closing Date and ending on or prior to the Closing Date that are not indemnifiable pursuant to Part B of Schedule 13.1 of the Jade SPA as a result of a failure of Swordfish or its Affiliates to comply during a Swordfish Pre-Closing Period with any of their obligations contained in Part E or Part F of Schedule 12.1 or clause 20 (to the extent that clause 20 relates to Taxation or any related claims, liabilities or other matters) of the Jade SPA.
“Swordfish Foreign Subsidiaries” shall mean Jade Germany GmbH, a company organized under the Laws of Germany, BCP VII Jade France Bidco SAS, a company organized under the laws of France, BCP VII Jade Brazil Holdings Ltda., a company organized under the laws of Brazil.
“Swordfish Indemnified Transaction Taxes” shall mean an amount, not less than zero, equal to (i) the sum of, without duplication, (x) Swordfish Transaction Taxes paid by the Company Group after the Closing (less any refunds or credits of or against such Taxes the Company Group has received the benefit of and is entitled to retain under Section 9.3) and (y) Swordfish Assumed Transaction Taxes, minus (ii) the Swordfish Transaction Tax Cap.
“Swordfish IT Contract” means any contract between any member of the Swordfish Acetow Group and any third party (excluding, for the avoidance of doubt, with any member of the Swordfish Acetow Group) under which a Swordfish IT System is licensed, leased, supplied maintained or supported.
“Swordfish IT Systems” shall mean the material information and communications technologies used by the Swordfish Acetow Group.
“Swordfish Jade Transaction Expenses” means $18,323,710.
“Swordfish Management Incentive Plan Awards” means the management incentive plan awards granted to the employees of Swordfish set forth on Schedule II.
“Swordfish Material Adverse Effect” shall mean an event, development, change, fact or effect that is materially adverse to (a) the assets, Liabilities, financial condition or results of operation of the Swordfish Acetow Group, taken as a whole or (b) the ability of Swordfish to consummate the transaction contemplated hereby, including the Swordfish Reorganization Transactions; provided, however, that, for purposes of clause (a), no event, development, change or effect resulting from or arising out of any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a “Swordfish Material Adverse Effect”: (i) events, developments, changes or effects in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, or financial market conditions, (ii) events, developments, changes or effects in the industries in which the Swordfish Acetow Group operates, (iii) events, developments, changes or effects in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iv) earthquakes, hurricanes, tsunamis, typhoons, lightning, blizzards, tornadoes, floods and other natural disasters, weather conditions and other similar force majeure events, (v) changes in applicable Law or the interpretation thereof or changes in GAAP, IFRS or the interpretation thereof, (vi) any failure by the Swordfish Acetow Group to meet any internal or other projections or forecasts or estimates of revenue or earnings for any period (it being understood that the underlying facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Swordfish Material Adverse Effect may be taken into account in determining whether there is or has been a Swordfish Material Adverse Effect), (vii) events, developments, changes or effects, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Entities, in each case attributable to the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of Cobia or any of its Affiliates as the counterparty to the transactions contemplated hereby; (it being understood that following the date hereof, to the extent any customers terminate or reduce in any material respect their relationships with the Swordfish Contributor Group and in lieu thereof such customer reasonably promptly thereafter enters into a new relationship with or expands in any material respect an existing relationship of such customer with the Cobia Contributor Group, this subclause (vii) shall be deemed to apply (such that the termination or reduction will be deemed to be attributable to the execution, announcement or pendency of this Agreement, the Ancillary Agreements, the transactions contemplated hereby or thereby or the identity of Swordfish or any of its Affiliates as the counterparty to the transactions contemplated hereby)) (except that this subclause (vii) will not be taken into account for purposes of Section 3.1 (Authority; Consents; No Violation)) or (viii) events, developments, changes or effects arising out of any action required or expressly permitted or expressly contemplated by this Agreement or taken by Swordfish or any of its Affiliates with the prior written consent or at the written request of Cobia, or taken by Cobia or any of its Affiliates with respect to the transactions contemplated by this Agreement; provided, however, that any event, development, change or effect set forth in clauses (i) through (v) above may be taken into account in determining whether there has been a Swordfish Material Adverse Effect to the extent such event, development, change or effect has had a disproportionate adverse effect on the Swordfish Acetow Group as compared to other Persons or businesses that operate in the same industries in which the Swordfish Acetow Group operates.
“Swordfish Material Asset” shall mean an asset which is exclusively or primarily used by or in, or exclusively or primarily related to, the business of the Swordfish Acetow Group and which is required for the conduct of the business in the manner in which it is conducted by the Swordfish Acetow Group, as of the date hereof and, for the avoidance of doubt, shall not include (i) any of the Swordfish Properties and (ii) any contracts, permits or licenses;
“Swordfish Material Contracts” means any binding contract, agreement, arrangement or obligation entered into by any member of the Swordfish Acetow Group with a Person other than a member of the Swordfish Acetow Group, that:
(a)    is not entered into on a non-arm’s length basis, is with an Affiliate of Swordfish that is not a member of the Swordfish Acetow Group or is entered into other than in the ordinary course of business;
(b)    is an association, joint venture, partnership, consortium, profit or loss sharing arrangement (or other similar joint ownership agreement) or agency, distributorship agreement;

(c)    imposes or confers upon any member of the Swordfish Acetow Group outstanding payment obligations or rights to receive payments in excess (or with a value in excess) EUR 5,000,000; or
(d)    relates to the future disposition or acquisition of its business or a significant part of the Swordfish Acetow Group by any such entity, and includes those listed in Section 3.9(a) of the Swordfish Disclosure Schedule.
“Swordfish Owned IP” shall mean the Intellectual Property owned by any member of the Swordfish Acetow Group.
“Swordfish Payoff Letters” shall mean letters provided by any Person to which any portion of the Jade Acquisition Financing is owed setting forth the amount of, or the formula for the determination of, such portion of the Jade Acquisition Financing and the instructions for the payment of such portion of the Jade Acquisition Financing, and acknowledging that upon payment of the amount set forth in such letter at Closing, such Person will have received all amounts due to such Person from the Swordfish Acetow Group in respect of the portion of the Jade Acquisition Financing owed to such Person and all relevant liens will be released.
“Swordfish Pre-Closing Period” shall mean any taxable period beginning after the Jade Closing Date and ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Jade Closing Date and ending on and including the Closing Date.
“Swordfish Properties” shall mean the land and buildings and any real estate assets which are set out in Section 3.13(c) of the Swordfish Disclosure Schedule and all of which are either owned or leased under a lease agreement such as commercial leases, financial leases, business leases, construction leases and short term leases or used under any loan for use agreements by any member of the Swordfish Acetow Group.
“Swordfish Shortfall Amount” means the amount, if any, by which the Estimated Swordfish Valuation Amount is less than the Final Swordfish Valuation Amount.
“Swordfish Target Working Capital” shall mean EUR 86,100,000.
“Swordfish Transaction Expenses” shall mean, without duplication, the sum of (i) to the extent paid as of the Adjustment Calculation Time, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other costs, fees and expenses incurred by any member of the Swordfish Contributor Group or that is subject to payment or reimbursement by any member of the Swordfish Contributor Group, in each case arising out of or in connection with the preparation, negotiation, execution and performance of (I) this Agreement and the transactions contemplated hereby and (II) the Swordfish Carveout Transaction Documents or the transactions contemplated thereby (to the extent incurred following the Jade Closing Date), plus (ii) to the extent unpaid as of the Adjustment Calculation Time, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other costs, fees and expenses incurred by any member of the Swordfish Contributor Group (other than the Swordfish Acetow Group) or that is subject to payment or reimbursement by any member of the Swordfish Contributor Group (other than the Swordfish Acetow Group), in each case arising out of or in connection with the preparation, negotiation, execution and performance of (I) this Agreement and the transactions contemplated hereby and (II) the Swordfish Carveout Transaction Documents or the transactions contemplated thereby (to the extent incurred following the Jade Closing Date), it being agreed that Swordfish Transaction Expenses shall include (a) any costs, fees and expenses payable to those third party advisors set forth in Section 1.1-TE of the Swordfish Disclosure Schedule, (b) any costs, fees and expenses incurred in connection with the Swordfish Reorganization Transactions and (c) any amounts paid in connection with the termination of the Swordfish Management Incentive Plan Awards solely as a result of the consummation of the transactions contemplated by this Agreement to the extent paid or payable by the Swordfish Contributor Group as of the Adjustment Calculation Time, provided such amounts shall not exceed EUR 5,000,000, and any employment Taxes or social security contributions payable in connection with the repurchase of shares under the Swordfish Management Incentive Plan Awards, but Swordfish Transaction Expenses shall exclude (i) any costs, fees and expenses incurred by any member of the Swordfish Contributor Group after the Closing (other than as a result of commitments made by any member of the Swordfish Contributor Group or the Company Group prior to the Closing) and any internal costs including salaries, compensation and benefits of the Swordfish Contributor Group, (ii) JV Best Efforts Financing Costs, (iii) JV Underwriting Financing Costs and (iv) any Transaction Taxes. A sample calculation of Swordfish Transaction Expenses as of the date hereof is set forth on Schedule D attached hereto.
“Swordfish Transaction Tax Cap” shall mean EUR 4,300,000.
“Swordfish Transaction Taxes” shall mean, without duplication, (i) Transfer Taxes (including, for the avoidance of doubt, any German real estate Transfer Taxes attributable to the transfer of the interests in German Holdco) imposed with respect to property contributed directly or indirectly to the Company Group by any member of the Swordfish Contributor Group (including the Swordfish Acetow Group) and (ii) any Taxes incurred by a member of the Swordfish Contributor Group (including the Swordfish Acetow Group) pursuant to the transactions set forth on the Transaction Steps Schedule, but shall not include any (i) Chinese non-resident capital gain Taxes imposed as a result of any transaction set forth on the Transaction Steps Schedule, (ii) Taxes imposed as a result of a transaction occurring after the Closing Date or (iii) Taxes specified in clause (c) of the definition of Swordfish Transaction Expenses.
“Swordfish Transition Services Agreement” shall mean the Transitional Services Agreement dated May 31, 2017 between Solvay SA, on the one hand, and Solvay Acetow GmbH, Newco FR, Newco BR, Newco SGP, Primester, OOO Sertow, on the other hand.
“Swordfish US Subsidiary” shall mean BCP VII Jade USA Bidco L.L.C., a limited liability company organized under the Laws of Delaware.
“Swordfish Valuation Amount” shall mean an amount equal to the sum of, without duplication, (i) Swordfish Closing Cash, minus (ii) Swordfish Closing Indebtedness, plus (iii) the amount (if any) by which Swordfish Closing Working Capital is greater than Swordfish Target Working Capital, minus (iv) the amount (if any) by which Swordfish Closing Working Capital is less than Swordfish Target Working Capital plus (v) Swordfish Transaction Expenses plus (vi)

Swordfish Jade Transaction Expenses plus (vii) the Swordfish Assumed Transaction Taxes, not to exceed the Swordfish Transaction Tax Cap minus (vii) to the extent known at the time of Closing or the determination of the Final Swordfish Valuation Amount, as applicable, the Swordfish Indemnified Transaction Taxes minus (ix) Swordfish Capex Operating Adjustment.
“Tax” shall mean (i) taxes on income, profits and gains; and (ii) all other taxes, levies, duties, and withholdings of any fiscal nature, including any excise, property, value added, sales, use, and transfer taxes, together with all penalties, charges and interest relating to any of the foregoing.
“Tax Authority” shall mean any taxing or other authority (in any jurisdiction) competent to impose any Tax Liability, or assess or collect any Tax.
“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Tax Authority.
“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with any Tax Authority relating to Taxes, including any attachment and any amendment thereof.
“Third Capex Measurement Period” shall mean the period starting from July 1, 2018 and ending on December 31, 2018, in which there are 184 days.
“Third Cobia Target Amount” shall mean an amount equal to: (i) if the Closing occurs following the Second Capex Measurement Period, (A) the product of (a) $98,821 multiplied by (B) the number of days that have elapsed since the last day of the Second Capex Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Third Capex Measurement Period.
“Third Swordfish Target Amount” shall mean an amount equal to: (i) if the Closing occurs following the Second Capex Measurement Period, (A) the product of (a) €92,355 multiplied by (B) the number of days that have elapsed since the last day of the Second Capex Measurement Period to (and excluding) the Closing Date; provided that such number shall not exceed the number of days in the Third Capex Measurement Period.
“Third Party Rights” shall mean any right to acquire or lease, option or right of pre-emption or conversion or refusal or any easement, mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above.
“Transaction Steps Schedule” shall mean the Transaction Steps Schedule attached hereto as Schedule III, as modified in accordance with Section 7.18.
“Transfer Regulations” shall mean the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) and any other Laws implementing the European Acquired Rights Directive 2001/23/EC in any member state of the European Union in which any Business Employee is employed.

“Transaction Taxes” shall mean Cobia Transaction Taxes or Swordfish Transaction Taxes.
“Transfer Tax” shall mean any sales, use, transfer, documentary, stamp, value added, real property transfer or other similar Tax.
“Treasury Regulations” shall mean any regulations promulgated by the U.S. Department of Treasury under the Code, and any successor provisions.
“USB Keys” means the USB keys on which electronic copies of all of the documents made available in the Swordfish Dataroom or Cobia Dataroom, as applicable, and the data room index have been recorded.
“UTP GP” shall mean Acetate UTP GP LLC.
“Wärmeverbundkraftwerk” shall mean Wärmeverbundkraftwerk Freiburg GmbH, a company incorporated under the Laws of Germany, registered with the trade register of the Lower Court (Amtsgericht) Freiburg im Breisgau under number HRB 5336, having its registered office at Engesserstraße 8, 79108 Freiburg im Breisgau, Germany.
“Working Capital” shall mean the net sum of the assets less liabilities of those accounting line items, or the portions thereof, specifically identified under Column 7 (Working Capital) of Annex 2.1 to Schedule I with respect to Cobia or Swordfish, as applicable, prepared in accordance with the Transaction Accounting Principles (provided that, for the avoidance of doubt, Working Capital shall exclude items otherwise included in the determination of Cobia Valuation Amount or Swordfish Valuation Amount, as applicable, and items otherwise required to be excluded from the calculation of Working Capital by the Transaction Accounting Principles).
1.2    Definitions. The following terms shall have the meanings defined in the pages indicated:

A&R Company Agreements	2	Assumed Business Employee Plan	4
A&R LTP GP LLC Agreement	2	Benefit Plans	4
A&R LTP Partnership Agreement	2	Brazilian Acetow Business	4
A&R UTP GP LLC Agreement	3	Business Day	4
A&R UTP Partnership Agreement	3	Business Employee	4
Action	3	Closing Financial Statements	42
Adjustment Calculation Time	3	Cobia	1
Affiliate	3	Cobia 2016 Financial Statements	59
Agreement	1	Cobia Acetow Group	5
Alternative Financing	94	Cobia Acetow Group Equity	59
Ancillary Agreements	3	Cobia Acquisition Financing	5
Anti-Corruption Laws	3	Cobia Assumed Liabilities	5
Antitrust Law	3	Cobia Assumed Tax Liabilities	6
Asbestos	3	Cobia Assumed Transaction Taxes	6
Asbestos Remediation Works	4	Cobia Balance Sheet Data	48, 59

Cobia Business	6	Cobia US Contributors	15
Cobia Business Employee	6	Cobia US Subsidiary	15
Cobia Business Products	7	Cobia Valuation Amount	15
Cobia Business Retained Assets	7	Code	15
Cobia Cap	117	Collected Losses	99
Cobia Closing Cash	7	Combined Tax Return	15
Cobia Closing Financial Statement	42	Commercial Contracts	15
Cobia Closing Indebtedness	7	Company	1
Cobia Closing Working Capital	7	Company Group	15
Cobia Contributor Group	7	Company Indemnified Parties	115
Cobia Dataroom	7	Company Loss	115
Cobia De Minimis Amount	117	Compliant	16
Cobia Deductible	117	Condition Satisfaction Date	40
Cobia Disclosure Schedule	8,58	Contract	16
Cobia Employee Benefit Plans	66	Contributor Benefit Plan	16
Cobia Excess Amount	8	Contributor Guarantors	93
Cobia Excluded Assets	8	Contributors	1
Cobia Excluded Liabilities	9	control	16
Cobia Excluded Tax Assets	9	Covered Persons	89
Cobia Excluded Tax Liabilities	9	Datarooms	16
Cobia Facilities	65	Disclosed Documents	17
Cobia Indemnified Parties	118	Disclosures	17
Cobia Indemnified Transaction Taxes	10	E.U.	21
Cobia IT Contract	10	Environment	17
Cobia IT Systems	10	Environmental Laws	17
Cobia LTP Business	10	Environmental Permits	17
Cobia Marks	10	Equity Financing	56
Cobia Material Adverse Effect	10	ERISA	17
Cobia Material Assets	11	Estimated Cobia Valuation Amount	42
Cobia Material Contracts	12	Estimated Swordfish Valuation Amount	42
Cobia Operating CapEx Adjustment	7,28	Exchange Rate	17
Cobia Overall Cap	118	Exclusive Supply Agreement	17
Cobia Owned IP	12	Exempted Swordfish Related Company	117
Cobia Properties	12	Losses	17
Cobia Related Company Losses	117	Existing LTP Agreement	17
Cobia Reorganization Transactions	1	Existing UTP Agreement	18
Cobia Shortfall Amount	12	fairly disclosed	18
Cobia Target Working Capital	12	Final Cobia Post-Closing Financial
Cobia Transaction Expenses	12	Statement	44,45
Cobia Transaction Tax Cap	13	Final Cobia Valuation Amount	45
Cobia Transferred Assets	13	Final Swordfish Post-Closing Financial
Cobia Transferred Books and Records	14	Statement	44,45
Cobia Transferred Contracts	14	Final Swordfish Valuation Amount	45
Cobia Transferred IP	14	Financing Commitments	18
Cobia Transferred Marks	15	Fundamental Cobia Representations	19
Cobia Transition Services Agreement	15, 23	Fundamental Company Representations	19

GAAP	19	Order	24
Governance Agreements	19	Organizational Document	24
Government Official	19	Outside Date	112
Governmental Antitrust Entity	80	Parties	1
Governmental Entity	19	Party	1
Hazardous Materials	19	Patents	24
IFRS	19	Permits	24
Indebtedness	20	Permitted Third Party Rights	24
Indemnified Guarantees	93	Person	25
Indemnified Party	119	Post-Closing Period	25
Indemnifying Party	119	Pre-Closing Period	25
Independent Accounting Firm	44	Primester	25
Initial Capex Measurement Period	20,21	Release	25
Intial Cobia Post-Closing Financial		Remediation Standards	26
Statement	43	Required Information	26
Initial Cobia Target Amount	21	Restricted Asbestos Area	26
Initial Post-Closing Finance Statements	43	Restricted Party	27
Initial Swordfish Post-Closing Financial		Restricted Party List	27
Statement	43	Review Period	44
Initial Swordfish Target Amount	21	Second Cobia Target Amount	27
Intellectual Property	21	Second Swordfish Target Amount	27
International Trade Control Laws	21	Securities Act	27
Jade Acquisition Financing Costs	22	Special Claims	27
Jade Acquisition Financing Credit		Straddle Period	28
Agreement	22	Subsidiary	28
Jade Closing Date	22	Swordfish	1
Jade Financing Amendment	22	Swordfish 2016 Financial Statements	48
Jade SPA	22	Swordfish Acetow Group	28
Knowledge of Cobia	23	Swordfish Acetow Group Entity	48
Knowledge of Swordfish	23	Swordfish Assumed Transaction Taxes	28
Law	23	Swordfish Brazil	28
Liability	23	Swordfish Business	28
Losses	23	Swordfish Cap	118,125
LTP	1	Swordfish Carveout Transaction
LTP Debt Financing Proceeds	39	Documents	29
LTP Disclosure Schedule	73	Swordfish Closing Cash	29
LTP GP	23	Swordfish Closing Financial Statements	42
LTP Interests	1	Swordfish Closing Indebtedness	29
Marks	24	Swordfish Closing Working Capital	29
Minority Owned Subsidiary	24	Swordfish Contributor Group	29
New Hazardous Material(s)	24	Swordfish Dataroom	29
New Plans	103	Swordfish De Minimus Amount	117
Newco BR	24	Swordfish Deductible	118
Non-Assignable Assets	86	Swordfish Disclosure Schedule	47
Notice of Disagreement	44	Swordfish Employee Benefit Plans	54
Old Plans	103	Swordfish Employees	29

Swordfish Excess Amount	29	Swordfish US Sub Interests	1
Swordfish Excluded Tax Assets	29	Swordfish US Subsidiaries	33
Swordfish Excluded Tax Liabilities	29	Swordfish Valuation Amount	33
Swordfish Foreign Sub Interests	1	Tax	34
Swordfish Foreign Subsidiaries	30	Tax Authority	34
Swordfish Indemnified Parties	119	Tax Proceeding	34
Swordfish Indemnified Transaction		Tax Return	34
Taxes	30	Third Party Rights	34
Swordfish IT Contracts	30	Third Party Claim	119
Swordfish IT Systems	30	Third Party Consents	86
Swordfish Jade Transaction Expenses	30	Transaction Accounting Principles	42,43
Swordfish Material Adverse Effect	30	Transaction Steps Schedule	34
Swordfish Material Assets	31	Transfer Regulations	34
Swordfish Material Contracts	31	Transferred Employee	102
Swordfish Overall Cap	118	Treasury Regulations	35
Swordfish Owned IP	32	Unresolved Items	44
Swordfish Payoff Letters	32	USB Keys	35
Swordfish Pre-Closing Period	32	UTP	1
Swordfish Properties	32	UTP Debt Financing Proceeds	39
Swordfish Related Company Losses	117	UTP Disclosure Schedule	70
Swordfish Reorganization Transactions	1	UTP GP	35
Swordfish Shortfall Amount	32	UTP Interests	1
Swordfish Target Working Capital	32	Wämeverbundkraftwerk	35
Swordfish Transaction Expenses	32	WARN	104
Swordfish Transaction Tax Cap	33	Working Capital	35

ARTICLE II
THE TRANSACTIONS
2.1    Reorganization and Closing Transactions. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, each of Cobia and Swordfish shall take, or shall cause each of its applicable Affiliates to take, the actions set forth on the Transaction Steps Schedule, as applicable to itself, upon the terms and conditions set forth therein and at the times and in the sequence set forth therein.
2.2    Equity Issuance and Repayment of the Financing. Upon the terms and subject to the conditions of this Agreement and in connection with the consummation of the actions set forth on the Transaction Steps Schedule:
(a)    Equity Issuance:
(i)    UTP GP and LTP GP will issue a number of interests to Cobia or an Affiliate thereof equal to (i) the total number of interests in UTP multiplied by (ii) seventy percent (70%) or such greater percentage as calculated in accordance with Schedule VII (such interests issued in UTP GP, the “Cobia UTP GP Interests”, and such interests issued in LTP GP, the “Cobia LTP GP Interests”):
(ii)    UTP will issue a number of interests to Cobia or an Affiliate thereof equal to (i) the total number of interests in UTP less the General Partner Portion multiplied by (ii) seventy percent (70%) or such greater percentage as calculated in accordance with Schedule VII (such interests issued in UTP together with the Cobia UTP GP Interests, the “Cobia UTP Interests”);
(iii)    UTP GP and LTP GP will issue a number of interests to Swordfish or an Affiliate thereof equal to (i) the total number of interests in UTP multiplied by (ii) thirty percent (30%) or such lesser percentage as calculated in accordance with Schedule VII (such interests issued in UTP and UTP GP, the “Swordfish UTP GP Interests”, and such interests issued in LTP GP, the “Swordfish LTP GP Interests”);
(iv)    UTP will issue a number of interests to Swordfish or an Affiliate thereof equal to (i) the total number of interests in UTP less the General Partner Portion multiplied by (ii) thirty percent (30%) or such lesser percentage as calculated in accordance with Schedule VII (such interests issued in UTP together with the Swordfish UTP GP Interests, the “Swordfish UTP Interests”);
(v)    UTP will issue a number of interests to UTP GP equal to the General Partner Portion;
(vi)    LTP will issue a number of interests to UTP equal to the number of interests in LTP as designated by Cobia prior to the Closing (such interests, the “UTP LTP Interests”);

(vii)    LTP will issue a number of interests to Cobia or one or more Affiliates thereof equal to (i) the total number of interests in LTP less the UTP LTP Interests and less the General Partner Portion multiplied by (ii) seventy percent (70%) or such greater percentage as calculated in accordance with Schedule VII (such interests, together with the Cobia LTP GP Interests, the “Cobia LTP Interests”);
(viii)    LTP will issue a number of interests to Swordfish or an Affiliate thereof equal to (i) the total number of interests in LTP less the UTP LTP Interests and less the General Partner Portion multiplied by (ii) thirty percent (30%) or such lesser percentage as calculated in accordance with Schedule VII (such interests, together with the Swordfish LTP GP Interests, the “Swordfish LTP Interests”);
(ix)    LTP will issue a number of interests to LTP GP equal to the General Partner Portion.
(b)    Contemporaneously with the transactions contemplated by this Section 2.2(a), LTP shall borrow under the applicable Financing and receive the proceeds thereof (the “LTP Debt Financing Proceeds”) and UTP shall borrow under the applicable Financing and receive the proceeds thereof (the “UTP Debt Financing Proceeds”) in each case to the extent the applicable Financing is available; and
(c)    Immediately following the consummation of the transactions contemplated by Section 2.2(b), the LTP Debt Financing Proceeds shall be used by LTP to repay the Jade Acquisition Financing Payoff Amount and the Cobia Acquisition Financing Payoff Amount attributable to LTP and its Subsidiaries, and the UTP Debt Financing Proceeds shall be used by UTP to repay the Jade Acquisition Financing Payoff Amount and the Cobia Acquisition Financing Payoff Amount attributable to UTP and its Subsidiaries, in each case in accordance with the Transaction Steps Schedule, and any excess LTP Debt Financing Proceeds and UTP Debt Financing Proceeds may be used to pay off any applicable fees and expenses and, notwithstanding anything to the contrary in the foregoing, any excess thereafter shall be distributed to each Party solely in accordance with the calculations set forth in Schedule VII.
2.3    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m. (New York time) (a) on the first Business Day of the calendar month immediately following the calendar month in which (i) all of the conditions set forth in Article X (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions at that time) are first satisfied or waived (to the extent permitted by applicable Law) and (ii) the Marketing Period has ended (such date, the “Condition Satisfaction Date”); provided that, the Closing shall occur on the first Business Day of the second calendar month immediately following the Condition Satisfaction Date if the first Business Day of the calendar month immediately following the Condition Satisfaction Date is less than five (5) Business Days after the Condition Satisfaction Date; and provided further that, if such first Business Day of the calendar month falls on a day immediately following a day which is not a Business Day, the Closing shall occur on the next Business Day; and provided further, in the event the Condition Satisfaction Date occurs during the month in which the Outside Date occurs, the Closing Date shall be no later than the last Business Day before the Outside Date; or (b) at such other place, time or date as may be mutually agreed upon in writing by Cobia and Swordfish.
At the Closing:
(a)    Cobia shall:
(i)    deliver to Swordfish the certificate required to be delivered pursuant to Section 10.2(c);
(ii)    deliver to Swordfish duly executed copies of each of the Ancillary Agreements to which any member of the Cobia Contributor Group is a party;
(iii)    deliver to Swordfish counterparts, duly executed by the applicable Company and the applicable members of the Cobia Contributor Group, of the A&R Company Agreements;
(iv)    deliver to Swordfish evidence of the relevant entries in the Organizational Documents of LTP and LTP GP with respect to the issuance or transfer of Swordfish LTP Interests and UTP LTP Interests and any other instrument of transfer required for such issuance;
(v)    deliver to Swordfish evidence of the relevant entries in the Organizational Documents of the Subsidiaries of the Companies with respect to the issuance or transfer of equity interests by members of the Cobia Acetow Group in exchange for the contribution of assets or interests in each case in accordance with the Transaction Step Schedule and any other instrument of transfer required for such issuance or transfer;
(vi)    deliver to Swordfish counterparts, duly executed by the applicable members of the Cobia Contributor Group, of the Framework Agreement;
(vii)    deliver to UTP a duly executed certificate of non-foreign status from the Cobia US Contributors, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); and
(viii)    deliver to Swordfish the Commercial Contracts duly executed by the applicable members of the Cobia Contributor Group and the Cobia Acetow Group.
(b)    Swordfish shall:
(i)    deliver to Cobia the certificate required to be delivered pursuant to Section 10.3(c);
(ii)    deliver to Cobia duly executed copies of each of the Ancillary Agreements to which any member of the Swordfish Contributor Group is a party;

(iii)    deliver to Cobia counterparts, duly executed by the applicable members of the Swordfish Contributor Group, of the A&R Company Agreements;
(iv)    deliver to Cobia evidence of the relevant entries in the Organizational Documents of UTP and UTP GP with respect to the issuance or transfer of Cobia UTP Interests and any other instrument of transfer required for such issuance;
(v)    deliver to Cobia evidence of the relevant entries in the Organizational Documents of the Subsidiaries of the Companies with respect to the issuance or transfer of equity interests by members of the Swordfish Acetow Group in exchange for the contribution of assets or interests in each case in accordance with the Transaction Step Schedule and any other instrument of transfer required for such issuance or transfer;
(vi)    deliver to UTP a duly executed notice that Swordfish (or an Affiliate thereof) is not required to recognize gain or loss with respect to the contribution of certain United States real property interests within the meaning of Code Section 897 and the Treasury Regulations thereunder in accordance with the requirements set forth in Treasury Regulations Section 1.1445-2(d)(2)(iii);
(vii)    deliver to Cobia counterparts, duly executed by the applicable members of the Swordfish Contributor Group, of the Framework Agreement; and
(viii)    deliver to Cobia and the Companies the Swordfish Payoff Letters or evidence of a Jade Financing Amendment, as applicable.
2.4    Closing Statements.
(a)    At least six (6) Business Days prior to the Closing Date, Cobia shall deliver to Swordfish and the Companies a statement (the “Cobia Closing Financial Statement”) of Cobia’s good faith estimated calculation (in each case, with reasonable supporting detail) of the (A) Cobia Closing Working Capital, (B) Cobia Closing Cash, (C) Cobia Closing Indebtedness, (D) Cobia Transaction Expenses (E) Cobia Assumed Transaction Taxes (F) Cobia Indemnified Transaction Taxes (G) Cobia Capex Operating Adjustment and (H) using the amounts referred to in clauses (A) through (G), the Cobia Valuation Amount (the “Estimated Cobia Valuation Amount”). Swordfish shall have three (3) Business Days from the receipt of such Cobia Closing Financial Statement to provide Cobia any comments with respect to the computation of any of the items in the Cobia Closing Financial Statement, which comments shall be considered by Cobia in good faith (and if revised by Cobia in response to Swordfish’s comments, the revised statement incorporating revised estimates of (A) Cobia Closing Working Capital, (B) Cobia Closing Cash, (C) Cobia Closing Indebtedness, (D) Cobia Transaction Expenses (E) Cobia Assumed Transaction Taxes (F) Cobia Indemnified Transaction Taxes (G) Cobia Capex Operating Adjustment and (H) using the amounts referred to in clauses (A) through (G), the Cobia Valuation Amount, as applicable, shall be treated as the Cobia Closing Financial Statement hereunder).
(b)    At least six (6) Business Days prior to the Closing Date, Swordfish shall deliver to Cobia and the Companies a statement (the “Swordfish Closing Financial Statement”

and together with the Cobia Closing Financial Statement, the “Closing Financial Statements”) of Swordfish’s good faith estimated calculation (in each case, with reasonable supporting detail) of the (A) Swordfish Closing Working Capital, (B) Swordfish Closing Cash, (C) Swordfish Closing Indebtedness, (D) Swordfish Transaction Expenses, (E) Swordfish Jade Transaction Expenses, (F) Swordfish Assumed Transaction Taxes, (G) Swordfish Indemnified Transaction Taxes, (H) Swordfish Capex Operating Adjustment and (I) using the amounts referred to in clauses (A) through (H), the Swordfish Valuation Amount (the “Estimated Swordfish Valuation Amount”). Cobia shall have three (3) Business Days from the receipt of such Swordfish Closing Financial Statement to provide Swordfish any comments with respect to the computation of any of the items in the Swordfish Closing Financial Statement, which comments shall be considered by Swordfish in good faith (and if revised by Swordfish in response to Cobia’s comments, the revised statement incorporating revised estimates of (A) Swordfish Closing Working Capital, (B) Swordfish Closing Cash, (C) Swordfish Closing Indebtedness, (D) Swordfish Transaction Expenses, (E) Swordfish Jade Transaction Expenses, (F) Swordfish Assumed Transaction Taxes, (G) Swordfish Indemnified Transaction Taxes, (H) Swordfish Capex Operating Adjustment and (I) using the amounts referred to in clauses (A) through (H), the Swordfish Valuation Amount, as applicable, shall be treated as the Swordfish Closing Financial Statement hereunder).
(c)    The Closing Financial Statements shall be prepared (i) in accordance with the principles and policies described in Schedule I hereto (the “Transaction Accounting Principles”) and (ii) without giving effect to any adjustments resulting from the consummation of the transactions contemplated hereby (other than the Reorganization Transactions) or any actions taken by or on behalf of Cobia or Swordfish with respect to the Company Group at or following the Closing. For the purposes of preparing the Closing Financial Statements, an amount in a different currency shall be deemed to be an amount in dollars converted at the Exchange Rate at the Adjustment Calculation Time (the “Closing Exchange Rate”).
2.5    Post-Closing Statements.
(a)    Promptly following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Cobia shall (with the assistance and cooperation of the Companies and Swordfish, to the extent reasonably requested by Cobia) prepare and deliver to Swordfish (i) a statement (the “Initial Cobia Post-Closing Financial Statement”) of Cobia’s good faith calculation (in each case, with reasonable supporting detail) of the (A) Cobia Closing Working Capital, (B) Cobia Closing Cash, (C) Cobia Closing Indebtedness, (D) Cobia Transaction Expenses (E) Cobia Assumed Transaction Taxes (F) Cobia Indemnified Transaction Taxes (G) Cobia Capex Operating Adjustment and (H) using the amounts referred to in clauses (A) through (G), the Cobia Valuation Amount, and (ii) a statement (the “Initial Swordfish Post-Closing Financial Statement” and together with the Initial Cobia Post-Closing Financial Statement, the “Initial Post-Closing Financial Statements”) of Cobia’s good faith calculation (in each case, with reasonable supporting detail) of the (A) Swordfish Closing Working Capital, (B) Swordfish Closing Cash, (C) Swordfish Closing Indebtedness, (D) Swordfish Transaction Expenses, (E) Swordfish Jade Transaction Expenses, (F) Swordfish Assumed Transaction Taxes, (G) Swordfish Indemnified Transaction Taxes, (H) Swordfish Capex Operating Adjustment and (I) using the amounts referred to in clauses (A) through (H), the Swordfish Valuation Amount.

(b)    The Initial Post-Closing Financial Statements shall be prepared (i) in accordance with the Transaction Accounting Principles and (ii) without giving effect to any adjustments resulting from the consummation of the transactions contemplated hereby (other than the Reorganization Transactions) or any actions taken by or on behalf of Cobia or Swordfish with respect to the Company Group at or following the Closing. For the purposes of preparing the Initial Post-Closing Financial Statements, an amount in a different currency shall be deemed to be an amount in dollars converted at the Closing Exchange Rate.
(c)    In connection with Cobia’s preparation of the Initial Post-Closing Financial Statements, Cobia and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers (provided that the accountants of the Company Group and the Swordfish Contributor Group shall not be obliged to make any work papers available to Cobia, except in accordance with such accountants’ normal disclosure procedures and then only after Cobia has signed a customary agreement relating to such access to work papers and confidentiality in form and substance reasonably acceptable to such accountants), schedules, memoranda and other documents and to finance personnel and accountants of the Company Group and the Swordfish Contributor Group, as applicable, and any other information which Cobia reasonably requests, and the Company Group and the Swordfish Contributor Group shall, and shall use reasonable best efforts to cause their respective representatives to, cooperate reasonably with Cobia and its representatives in connection therewith.
(d)    Swordfish shall have ninety (90) days (the “Review Period”) following receipt of each Initial Post-Closing Financial Statement to review such Initial Post-Closing Financial Statement and to notify Cobia in writing if it disputes any of the items set forth on such Initial Post-Closing Financial Statement (the “Notice of Disagreement”).
(e)    In connection with Swordfish’s review of the Initial Post-Closing Financial Statements, Swordfish and its representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers (provided that the accountants of Cobia and the Company Group shall not be obliged to make any work papers available to Swordfish, except in accordance with such accountants’ normal disclosure procedures and then only after Swordfish has signed a customary agreement relating to such access to work papers and confidentiality in form and substance reasonably acceptable to such accountants), schedules, memoranda and other documents prepared by Cobia, the Company Group or their respective representatives in connection with Cobia’s preparation of the Initial Post-Closing Financial Statements and to finance personnel and accountants of Cobia and the Company Group and any other information which Swordfish reasonably requests, and Cobia and the Company Group shall, and shall use reasonable best efforts to cause each of their respective representatives to, cooperate reasonably with Swordfish and its representatives in connection therewith.
(f)    In the event that Swordfish shall deliver a Notice of Disagreement with respect to an Initial Post-Closing Financial Statement to Cobia, the Contributors shall cooperate in good faith to attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Initial Cobia Post-Closing Financial Statement or Initial

Swordfish Post-Closing Financial Statement, as applicable, shall be made in writing in accordance with the agreement of the Contributors. If Swordfish does not deliver a Notice of Disagreement to Cobia before the expiration of the applicable Review Period, effective as of 12:01 a.m., New York City time, on the day immediately following the last day of the applicable Review Period, the Initial Post-Closing Financial Statements shall become final, conclusive and binding on the Parties and shall constitute the “Final Cobia Post-Closing Financial Statement” and “Final Swordfish Post-Closing Financial Statement” for purposes of Section 2.5(g). If the Contributors are unable to resolve any such dispute within forty-five (45) days or such longer period as the Contributors shall mutually agree in writing after delivery of a Notice of Disagreement, the parties shall engage PricewaterhouseCoopers LLP (the “Independent Accounting Firm”) within seven (7) days of such time and such dispute shall be promptly submitted to such Independent Accounting Firm. If any such remaining items in dispute (“Unresolved Items”) are submitted to the Independent Accounting Firm for resolution, each of the Contributors shall submit to the Independent Accounting Firm (with a copy delivered to the other Contributor on the same day), within ten (10) Business Days after the date of the engagement of the Independent Accounting Firm with respect to the Unresolved Items, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Items. Cobia and Swordfish shall instruct the Independent Accounting Firm to review only those Unresolved Items and amounts specifically set forth in the Notice of Disagreement. Each of the Contributors may (but shall not be required to) submit to the Independent Accounting Firm (with a copy delivered to the other Contributor on the same day), within forty-five (45) days after the date of the engagement of the Independent Accounting Firm, a memorandum responding to the initial memorandum submitted to the Independent Accounting Firm by the other Party with respect to the Unresolved Items. Unless requested by the Independent Accounting Firm in writing, no Party may present any additional information or arguments to the Independent Accounting Firm with respect to the Unresolved Items, either orally or in writing. During the review by the Independent Accounting Firm, the Contributors, the Company Group and their respective accountants will each make available to the Independent Accounting Firm such personnel, and such information, books and records and work papers and otherwise cooperate in good faith with the Independent Accounting Firm, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.5; provided, however, that the accountants of the Contributors and the Company Group shall not be obliged to make any work papers available to the Independent Accounting Firm, except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.
(g)    The Independent Accounting Firm shall act as an expert and not as an arbitrator to resolve, based solely on the written submissions of each Contributor, and not by independent investigation, the Unresolved Items, and shall be instructed that its determination (i) must be made in accordance with the requirements of this Agreement, and (ii) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Contributors in the applicable Notice of Disagreement and Initial Post-Closing Financial Statement. The Independent Accounting Firm shall submit such verification and calculation to the Contributors as soon as practicable, but in any event within thirty (30) days after the Unresolved Items are submitted to the Independent

Accounting Firm. Except for any dispute to the extent relating to any interpretation of Law or terms of this Agreement, the determination by the Independent Accounting Firm of any Unresolved Items, as set forth in a written notice delivered to the Contributors by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on the Parties (such written notice, together with the items (i) in the Initial Cobia Post-Closing Financial Statement and Initial Swordfish Post-Closing Financial Statement, as applicable, not subject to the applicable Notice of Disagreement and (ii) otherwise resolved pursuant to Section 2.5(f), the “Final Cobia Post-Closing Financial Statement” and “Final Swordfish Post-Closing Financial Statement”, as applicable). The Cobia Valuation Amount and Swordfish Valuation Amount as determined pursuant to the Final Cobia Post-Closing Financial Statement and Final Swordfish Post-Closing Financial Statement, as applicable, after all disputes have been resolved in accordance with this Section 2.5 are referred to herein respectively as the “Final Cobia Valuation Amount” and “Final Swordfish Valuation Amount.”
(h)    The Contributors agree that the procedures set forth in this Section 2.5 for resolving disputes with respect to the Initial Post-Closing Financial Statements and the calculation of the Cobia Valuation Amount and Swordfish Valuation Amount shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of manifest error, gross negligence or fraud. All fees and expenses of the Independent Accounting Firm relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by the Companies.
(i)    Notwithstanding anything contrary in the foregoing, (i) none of the Parties or their respective Affiliates shall be required to violate any obligation of confidentiality to which such Person may be subject in satisfying its obligations pursuant to this Section 2.5; and (ii) none of the Parties or their respective Affiliates shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any applicable Laws. The Parties further agree that any permitted investigation undertaken by a Party pursuant to the access granted under this Section 2.5 shall be conducted in such a manner as not to interfere unreasonably with the operation of businesses of the other Parties.
2.6    Post-Closing Adjustment.
(a)    Subject to Section 2.7, if a Cobia Excess Amount exists, then Cobia shall pay the Cobia Excess Amount to the Companies, and if a Cobia Shortfall Amount exists, then the Companies shall pay the Cobia Shortfall Amount to Cobia, in each case with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to the per annum interest rate announced from time to time by JPMorgan Chase Bank as its prime rate in effect. Subject to Section 2.7, any such payment shall be made in immediately available funds not later than five Business Days after the determination of the Final Cobia Valuation Amount by wire transfer to a bank account designated in writing by the payee to the payor within two (2) Business

Days of the date of the determination of such Final Cobia Valuation Amount. The obligations of Cobia and the Companies under this Section 2.6(a) are independent of the obligations of Swordfish and the Companies under Section 2.6(b).
(b)    Subject to Section 2.7, if a Swordfish Excess Amount exists, then Swordfish shall pay the Swordfish Excess Amount to the Companies, and if a Swordfish Shortfall Amount exists, then the Companies shall pay the Swordfish Shortfall Amount to Swordfish, in each case with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to the per annum interest rate announced from time to time by JPMorgan Chase Bank as its prime rate in effect. Subject to Section 2.7, any such payment shall be made in immediately available funds not later than five Business Days after the determination of the Final Swordfish Valuation Amount by wire transfer to a bank account designated in writing by the payee to the payor within two (2) Business Days of the date of the determination of such Final Swordfish Valuation Amount. The obligations of Swordfish and the Companies under this Section 2.6(b) are independent of the obligations of Cobia and the Companies under Section 2.6(a).
2.7    Adjustment Through Withholding. In the event it is finally determined pursuant to this Agreement that Cobia or Swordfish owes any payment to any of the Companies under Section 2.6 or Article XII or otherwise under this Agreement, (a) such amounts may be paid, at the option of the obligated party, through an offset from one or more future distributions to be made by UTP or LTP, and (b) to the extent any such amount remains unpaid at the time of any distributions to be made by UTP or LTP, the amount of such unpaid payment shall be offset from one or more future distribution amounts, in any case until the aggregate amount owed hereunder has been settled in full, as further provided under the Framework Agreement, in immediately available funds.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SWORDFISH
Except as set forth in the disclosure schedule delivered by Swordfish to Cobia and the Companies concurrently with the execution of this Agreement (the “Swordfish Disclosure Schedule”) or as fairly disclosed in the Disclosures, Swordfish represents and warrants to the Companies as follows as of the date hereof and as of the Closing (unless otherwise specified):
3.1    Authority; Consents; No Violation.
(a)    Each member of the Swordfish Contributor Group (including the Swordfish Acetow Group) has obtained all applicable corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses or authorizations required to allow such Person, as applicable, to enter into, and perform its obligations under, this Agreement and the Ancillary Agreements where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.
(b)    Entry into and performance by each member of the Swordfish Contributor Group (including the Swordfish Acetow Group) of this Agreement and any Ancillary Agreement to which it is a party does not: (A) breach any provision of such Person’s Organizational

Documents; or (B) (subject to satisfaction of the Closing conditions) result in a breach of any Laws in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where (only with respect to clause (B)) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Ancillary Agreement to which it is or is to become a party.
(c)    This Agreement constitutes, and the Ancillary Agreements and the documents executed in accordance with the Transaction Steps Schedule will constitute, when executed, valid and binding obligations of each member of the Swordfish Contributor Group, in each case which is a party hereto or thereto.
(d)    To the Knowledge of Swordfish, none of the members of the Swordfish Contributor Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which would or would reasonably be likely to have, a material adverse effect on the transactions contemplated by this Agreement and the Ancillary Agreements.
3.2    Organization and Qualification. Each member of the Swordfish Contributor Group which is a party to this Agreement or any Ancillary Agreement and each member of the Swordfish Acetow Group is validly incorporated or formed, in valid existence and duly registered under the Laws of its jurisdiction of incorporation or formation and has the corporate or other organizational capacity to conduct its business as conducted on the date hereof.
3.3    Capitalization.
(a)    Swordfish holds, directly or indirectly, beneficially or of record, all of the issued and outstanding capital stock, equity securities or registered capital of each member of the Swordfish Acetow Group (the “Swordfish Acetow Group Equity”), free and clear from any Third Party Rights and is entitled to transfer, or cause to be transferred, the Swordfish Acetow Group Equity pursuant to the terms of this Agreement.
(b)    No member of the Swordfish Contributor Group has entered into any agreement whereby any Person (other than a member of the Swordfish Acetow Group) has the right exercisable now or in the future and whether contingent or not to call for the issue of any share or loan capital in any member of the Swordfish Acetow Group.
(c)    The Swordfish Acetow Group Equity is validly issued and fully paid.
(d)    No member of the Swordfish Acetow Group (i) has, or will have at Closing, any shares or other equity interest in, or has agreed to acquire, any share capital or other equity interest of any other company; or (ii) has, or, will have at Closing, any branch, division or establishment outside the jurisdiction in which it is incorporated.
(e)    The corporate books and records of each member of the Swordfish Acetow Group are, in all material respects, complete, correct and current.

3.4    Financial Statements; Absence of Certain Changes.
(a)    The 2016 Financial Statements. Section 3.4(a) of the Swordfish Disclosure Schedule sets forth the pro forma combined (i) balance sheet, (ii) profit and loss account and (iii) cash flow statement of the Swordfish Acetow Group, in each case as at or for the twelve-months ended on December 31, 2016 (the “Swordfish 2016 Financial Statements”). Except as fairly disclosed in Section 3.4(a) of the Swordfish Disclosure Schedule, the Swordfish 2016 Financial Statements have been prepared in good faith in accordance with IFRS as in effect as of the Swordfish Balance Sheet Date (as defined below) and applicable Law. The Swordfish 2016 Financial Statements present fairly, in all material respects, the assets and liabilities, results of operation and the financial situation of the Swordfish Acetow Group as at December 31, 2016 (the “Swordfish Balance Sheet Date”) and of the profits and losses and cash flows of those entities for the twelve-months ended on December 31, 2016.
(b)    Position since Balance Sheet Date. Since December 31, 2016, the Swordfish Acetow Group has conducted its business in the ordinary course and in a manner consistent with past practice and (i) except as reflected on the Swordfish 2016 Financial Statements, there has not been any change, fact, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Swordfish Material Adverse Effect and (ii) to the Knowledge of Swordfish, except as fairly disclosed in Section 3.4(b) of the Swordfish Disclosure Schedule, the Swordfish Acetow Group has not taken any action that would have breached the provisions of Section 7.4 (other than, (b)(vi), (b)(ix) and (b)(xi) thereof) as if Section 7.4 had been in effect from December 31, 2016.
(c)    As of the date hereof, the Swordfish Acetow Group does not have outstanding and has not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings to any person that is not a member of the Swordfish Acetow Group, other than pursuant to agreements or instruments fairly disclosed in the Swordfish Dataroom or otherwise in the Disclosures. As of the date hereof, the amount set forth in the definition of Jade Acquisition Financing Costs is accurate. True and complete copies of the Jade Acquisition Financing agreements have been fairly disclosed in the Disclosures.
(d)    As of the date hereof, no member of Swordfish Acetow Group has given a guarantee, indemnity or other agreement to secure, or incur financial obligations with respect to, an obligation of another person that is not a member of the Swordfish Acetow Group.
3.5    Regulatory Matters.
(a)    No member of the Swordfish Contributor Group nor any member of the Swordfish Acetow Group has received any written notice from a Governmental Entity in the two (2) years prior to the date hereof alleging that any member of the Swordfish Acetow Group does not have one or more material license, permission, authorization (public or private) or consent required to conduct the business of the Swordfish Acetow Group effectively as conducted in the locations and in the manner in which it is conducted on the date hereof in accordance with all applicable Laws. A license, permission, authorization or consent is material for purposes of this

Section 3.5(a) if, in its absence, the business of the Swordfish Acetow Group could not be conducted in substantially the same manner as it is conducted on the date hereof.
(b)    Each member of the Swordfish Acetow Group is, and in the two (2) years prior to the date hereof has been, conducting the business of the Swordfish Acetow Group in compliance in all material respects with all applicable Laws to which such member of the Swordfish Acetow Group is subject.
3.6    Anti-Bribery and Trade Controls.
(a)    No member of the Swordfish Acetow Group and, to the Knowledge of Swordfish, no officers, directors or employees of the Swordfish Acetow Group, has made, offered, promised to make, or caused to be made, in each case the two (2) years prior to the date hereof, in connection with the Swordfish Acetow Group, any unlawful payments of money, property, or anything else of value (i) to or for the use or benefit of any Government Official, (ii) to any other Person while knowing or having reason to know that all or a portion of such payment is an unlawful advance or reimbursement to such Person for payments to a Government Official; or (iii) to any other Person, in each case to obtain or retain business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws.
(b)    Neither the members of the Swordfish Acetow Group, nor, to the Knowledge of Swordfish, the officers, directors, employees and agents of those entities, are Restricted Parties or otherwise the target of economic sanctions administered by the United States, the European Union, or the United Nations, except as otherwise fairly disclosed in the Disclosures. The Swordfish Acetow Group and, to the Knowledge of Swordfish, the officers, directors or employees of the Swordfish Acetow Group, are currently, and have been in the two (2) years prior to the date hereof, in compliance with all applicable International Trade Control Laws. No member of the Swordfish Acetow Group, and to the Knowledge of Swordfish, none of the officers, directors or employees of the Swordfish Acetow Group is the subject of any pending investigation, by any Governmental Entity with respect to applicable International Trade Control Laws.
(c)    The Swordfish Acetow Group maintains effective internal controls that are sufficient to provide reasonable assurance that violations of applicable Anti-Corruption Laws and International Trade Control Laws will be prevented, detected and deterred.
3.7    Material Assets.
(a)    Except as set forth in Section 3.7 of the Swordfish Disclosure Schedule, the Swordfish Acetow Group (taking into account the Exclusive Supply Agreement) owns or is entitled to use or have the benefit of all the Swordfish Material Assets used by the Swordfish Acetow Group on the date hereof in order to conduct the business of the Swordfish Acetow Group in all material respects substantially in the same manner as it is conducted on the date hereof. Except as fairly disclosed in Section 3.7 of the Swordfish Disclosure Schedule, as of the date hereof, no member of the Swordfish Acetow Group has disposed of, or has agreed to dispose of, in each case, outside the ordinary course of business, any Swordfish Material Asset included in the Swordfish 2016 Financial Statements.

(b)    At the end of the Term (as defined in the Exclusive Supply Agreement), Newco BR shall own or shall be entitled to use or have the benefit of all the Swordfish Material Assets related to the Brazilian Acetow Business in order to be able to run the Brazilian Acetow Business substantially in the manner it was run on December 6, 2016.
3.8    Insurance. The Swordfish Dataroom contains a summary of the insurance maintained by the Swordfish Acetow Group or covering each member of the Swordfish Acetow Group as of the date hereof. No claim in respect of any member of the Swordfish Acetow Group has been made in excess of EUR 1 million which is still outstanding under any such policy of insurance.
3.9    Contracts Matters.
(a)    Material Contracts. Except as fairly disclosed in the Disclosures, as of the date hereof, no member of the Swordfish Acetow Group is a party to any Swordfish Material Contract under the terms of which, as a direct result of the entry into and performance of this Agreement and the Ancillary Agreements: (i) any counterparty will be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option); or (ii) any member of the Swordfish Acetow Group will be in material default, in each case of (i) and (ii), where such relief, exercise or default has had or is reasonably expected to have, individually or in the aggregate, a Swordfish Material Adverse Effect. To the Knowledge of Swordfish, the Swordfish Material Contracts are valid and in force.
(b)    Defaults: Termination. As of the date hereof, no member of the Swordfish Acetow Group is in material default under any Swordfish Material Contract to which it is a party and each member of the Swordfish Acetow Group has in the two (2) years prior to the date hereof complied in all material respects with its obligations under the Swordfish Material Contracts. To the Knowledge of Swordfish, as of the date hereof, no notice of termination or of intention to terminate has been given or received in respect of any of the Swordfish Material Contracts in the two (2) years prior to the date hereof nor are they aware of any fact, matter or circumstance that may result in the termination of any Swordfish Material Contract.
(c)    Each Swordfish Carveout Transaction Document is a valid and binding obligation of each Person that is a party thereto and is in full force and effect and enforceable in accordance with its terms, and no Person that is a party thereto is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. There has been no amendment or modification of, or written waiver by any member of the Swordfish Acetow Group of any right under, the Swordfish Carveout Transaction Documents.
3.10    Litigation. No member of the Swordfish Acetow Group is involved as a party in any material litigation, arbitration or contentious administrative proceedings and, to the Knowledge of Swordfish, no such proceedings have been threatened by or against any member of the Swordfish Acetow Group. To the Knowledge of Swordfish, there is no fact, matter or circumstance which would reasonably be expected to result in any such proceedings being brought or threatened. For purposes of this Section 3.10, (a) material means proceedings which are reasonably likely to result in a cost, benefit or value to the Swordfish Acetow Group in the amount of (i) EUR 1,000,000 (for purposes of the representations and warranties contained in this Section 3.10 when given as of the date hereof) or (ii) EUR 300,000 (for purposes of the representations and warranties contained in this Section 3.10 when given as of the Closing Date but only with respect to proceedings commencing or threatened, or any fact, matter or circumstance arising, after the date hereof) or more; and (b) any proceedings for collection by a member of the Swordfish Acetow Group of debts arising in the ordinary course of business are excluded.
3.11    Insolvency. Neither Swordfish nor any member of the Swordfish Acetow Group which is a party to this Agreement or any Ancillary Agreements is insolvent or bankrupt under the Laws of its jurisdiction of incorporation or formation, is unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings with respect to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning Swordfish and any member of the Swordfish Acetow Group. To the Knowledge of Swordfish, no steps have been taken to enforce any security over any material assets of Swordfish or any member of the Swordfish Acetow Group, in each case, that are required for the business conducted by such entity, or over any material properties of such entity.
3.12    IP/IT.
(a)    Owned IP and Licenses. As of the date hereof, the Swordfish Dataroom includes a complete and accurate list of the registered Swordfish Owned IP which the Swordfish Acetow Group has decided to maintain for the purpose of the Swordfish Acetow Group. As of the date hereof, the Swordfish Dataroom includes a complete and accurate list of registered Swordfish Owned IP which the Swordfish Acetow Group has decided to abandon and Patents which are abandoned, for reference purpose, without guarantee as to their existence nor the comprehensiveness of the information regarding such registered Swordfish Owned IP nor any obligation for Swordfish to take action for maintenance or recovery in respect of such registered Swordfish Owned IP. The licenses of Intellectual Property granted to, and by, any member of the Swordfish Acetow Group, and which are material to the Swordfish Acetow Group, are made available in the Swordfish Dataroom. The Swordfish Owned IP is not subject to any Third Party Rights other than any Permitted Third Party Rights. To the Knowledge of Swordfish, the Swordfish Owned IP is in full force and effect.
(b)    No infringement. As of the date hereof, except as fairly disclosed in the Disclosures, neither Swordfish nor any member of the Swordfish Acetow Group has, in the twelve (12) months prior to the date hereof, received notice alleging that the operations of a member of the Swordfish Acetow Group infringe the Intellectual Property of a third party or sent notice alleging that a third party is infringing the Swordfish Owned IP. Subject to the matters fairly disclosed in the Disclosures, to the Knowledge of Swordfish, no member of the Swordfish Acetow Group, as of the date hereof currently infringes, or has in the two (2) years prior to the date hereof infringed, the Intellectual Property of a third party and no third party is infringing the Swordfish Owned IP.
(c)    Information technology. As of the date hereof, copies or details of all material Swordfish IT Contracts have been fairly disclosed in the Swordfish Dataroom. No member of the Swordfish Acetow Group has, in the twelve (12) months prior to the date hereof, received notice from a third party alleging that a member of the Swordfish Acetow Group is in default under any Swordfish IT Contract or sent notice alleging that a third party is in default under any Swordfish IT Contract. To the Knowledge of Swordfish, no member of the Swordfish Acetow Group is in default under any Swordfish IT Contract and no third party is in default under any Swordfish IT Contract. To the Knowledge of Swordfish, the Swordfish IT Systems have not, in the last twelve (12) months prior to the date hereof, failed in any material respect and the data that they process has not been corrupted or compromised in any material respect. The Swordfish Acetow Group has implemented measures in accordance with best industry practice designed to prevent the Swordfish IT Systems from being affected by viruses, bugs or other things that might distort their proper functioning, permit unauthorized access or disable them without the consent of the user.
3.13    Real Estate.
(a)    General. The Swordfish Properties comprise all lands and buildings owned, leased, controlled, occupied or used by the Swordfish Acetow Group that are material to the Swordfish Acetow Group. The information in respect of the Swordfish Properties set out in Section 3.13 of the Swordfish Disclosure Schedule is accurate in all material respects. The buildings and other structures on the Swordfish Properties are in good and substantial repair and condition (except for normal wear and tear and taking into account their age), and have been regularly and properly maintained in accordance with the maintenance standards in force within the Swordfish Acetow Group.
(b)    Possession and Occupation. The Swordfish Acetow Group is in possession of the entirety of each of the Swordfish Properties and no other Person is conditionally entitled to possession, occupation, use or control of any of the Swordfish Properties.
(c)    Owned Properties. With respect to each of the Swordfish Properties which is owned by the Swordfish Acetow Group: (i) there is no Third Party Right (other than any Permitted Third Party Right) in or over or affecting any of such Swordfish Properties or, to the Knowledge of Swordfish, any matter which negatively affects the ability of the relevant member of the Swordfish Acetow Group to conduct its existing business on that Swordfish Property; (ii) no Swordfish Property is currently the subject of a contract for sale; and (iii) the Swordfish Acetow Group has full ownership of the Swordfish Properties, and the proceeds of sale thereof.
(d)    Leasehold Properties. With respect to each of the Swordfish Properties which are leaseholds:
(i)    there are currently no notices alleging a material breach by a member of the Swordfish Acetow Group of any covenants, conditions and agreements contained in the leases under which the Swordfish Properties are held;
(ii)    to the Knowledge of Swordfish, each of the leases under which the Swordfish Properties are held is valid and in force;

(iii)    no member of the Swordfish Acetow Group has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment; and
(iv)    no surety has been released, expressly or by implication.
3.14    Environment.
(a)    Except as fairly disclosed in Section 3.14(a) of the Swordfish Disclosure Schedule or otherwise in the Disclosures, the Swordfish Acetow Group and the facilities listed in Section 3.14(a) of the Swordfish Disclosure Schedule (the “Swordfish Facilities”) are in all material respects in compliance with applicable Environmental Laws and material Environmental Permits applicable to them.
(b)    Except as fairly disclosed in Section 3.14(b) of the Swordfish Disclosure Schedule or otherwise in the Disclosures, no written notice (which has not been resolved without any further material obligation outstanding or which has not been formally withdrawn) has been received in the two (2) years prior to the date hereof alleging that the Swordfish Facilities or the Swordfish Acetow Group materially do not comply with Environmental Laws.
(c)    Section 3.14(c) of the Swordfish Disclosure Schedule sets forth a list of all Environmental Permits issued to the Swordfish Acetow Group or the Swordfish Facilities in the conduct of the Swordfish Acetow Group as conducted on the date hereof. All Environmental Permits listed in Section 3.14(c) of the Swordfish Disclosure Schedule are in full force and effect and no written notice (which has not been resolved without any further material obligation outstanding or which has not been formally withdrawn) has been received by any member of the Swordfish Acetow Group, or the Swordfish Facilities, with respect to the termination or cancellation of any such Environmental Permits in the two (2) years prior to the date hereof.
3.15    Employment.
(a)    The Swordfish Dataroom contains:
(i)    an anonymized list of Swordfish Employees as of the date hereof with their jobs, positions and starting dates of employment;
(ii)    copies of the standard terms and conditions of employment applicable to the Swordfish Employees;
(iii)    details of material share incentive schemes, profit sharing bonus or other incentive schemes or arrangements applicable to Swordfish Employees; and
(iv)    details of all material agreements in effect on the date hereof between each member of the Swordfish Acetow Group and any trade union, works council or similar body representing Swordfish Employees.
(b)    Remuneration. Since the Swordfish Balance Sheet Date, no material change has been made to the compensation or other terms of engagement of any Swordfish

Employee or any category of Swordfish Employees, except for increases in compensation made in the ordinary course of business or in accordance with normal industry practice.
(c)    Collective dismissals. Within the twelve (12) months prior to the date hereof, the Swordfish Acetow Group has not initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan with respect to the Swordfish Employees.
(d)    No breach or liabilities. In the two (2) years prior to the date hereof, each member of the Swordfish Acetow Group has complied in all material respects with its obligations with respect to the Swordfish Employees under their employment contracts.
3.16    Employee Benefit Plans.
(a)    Section 3.16 of the Swordfish Disclosure Schedule lists the Benefit Plans of the members of the Swordfish Acetow Group as of the date hereof (the “Swordfish Employee Benefit Plans”).
(b)    All material governing documentation with respect to the Swordfish Employee Benefit Plans have been made available in the Swordfish Dataroom.
(c)    The Swordfish Employee Benefit Plans currently comply with their governing documents and all applicable Laws and requirements in all material respects.
(d)    All amounts due and payable to Swordfish Employees on or before the date of Closing in relation to the Swordfish Employee Benefit Plans have been or will be duly paid in full on the due days for such payments.
(e)    No member of the Swordfish Acetow Group has in the two (2) years prior to the date hereof received any written notice of any material disputes in relation to any of the Swordfish Employee Benefit Plans in respect of any Swordfish Employee or former employee of any member of the Swordfish Acetow Group which has not been finally settled or terminated.
3.17    Taxes. Except as fairly disclosed in Section 3.17 of the Swordfish Disclosure Schedule:
(a)    All material Tax Returns required to be filed with any Tax Authority by or with respect to any member of the Swordfish Acetow Group have been timely filed. All such Tax Returns were true and accurate in all material respects. No material claim has ever been made by an authority in a jurisdiction where any member of the Swordfish Acetow Group does not file Tax Returns that such member of the Swordfish Acetow Group is or may be subject to taxation by that jurisdiction.
(b)    All Taxes owed by any member of the Swordfish Acetow Group have been paid when due unless they have been or are contested in good faith and reserved for or otherwise shown as a debt, provision or liability in the Swordfish 2016 Financial Statements.

(c)    There are no material liens (other than Permitted Third Party Right) with respect to Taxes upon any member of the Swordfish Acetow Group’s shares or any asset of such entity.
(d)    No member of the Swordfish Acetow Group has waived any statute of limitations or agreed to any extension of time to an assessment or deficiency, or has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force, in each case, with respect to material Taxes.
(e)    No material dispute, audit, investigation, proceeding or claim concerning any Tax liability of any member of the Swordfish Acetow Group has been raised by a Tax Authority in writing, to the Knowledge of Swordfish, and no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.
(f)    No member of the Swordfish Acetow Group is party to nor has an obligation under any Tax sharing agreement, Tax allocation agreement or similar contract or arrangement that will be in force as of or after the Closing.
(g)    No member of the Swordfish Acetow Group has any material liability for the Taxes of any person as a result of membership in an affiliated group or other tax consolidation filing a consolidated, joint, unitary or combined Tax Return (including under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than in respect of the tax consolidated groups to which the Swordfish Acetow Group currently belongs) or is a party to or bound by any Tax indemnity agreement (other than (i) this Agreement (ii) the Swordfish Carveout Transaction Documents and (iii) any Tax indemnity agreement that will not be in force as of or after the Closing) or any ruling providing for any derogatory tax regime or advanced pricing agreement concluded with any Tax Authority.
(h)    To the extent any representation or warranty in this Section 3.17 is given in relation to Primester or Wärmeverbundkraftwerk, it shall be deemed to be qualified by reference to the Knowledge of Swordfish and made only on the date hereof.
3.18    Carveout Transaction. Section 3.18 of the Swordfish Disclosure Schedule sets forth a copy of all notices and other material communications and correspondences delivered or received by the Swordfish Contributor Group pursuant to the Jade SPA. As of the date hereof, there are no claims made by a member of the Swordfish Contributor Group under the Swordfish Carveout Transaction Documents.
3.19    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of any member of the Swordfish Acetow Group.
3.20    True-Up Amount Financing. Swordfish has delivered to Cobia a true, complete and correct copy of the executed equity commitment letter (the “Equity Financing Commitment”) to which the Affiliates of Swordfish party thereto (collectively, the “Equity Financing Source”) have committed, subject to the terms and conditions set forth therein, to invest in Swordfish the cash amounts set forth therein (in each case, the “Equity Financing”). The Equity Financing Commitment provides that Cobia is a third party beneficiary in accordance with the terms thereof. As of the date hereof, the Equity Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligation of Swordfish and each of the other parties thereto, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law). There are no conditions precedent or other contingencies related to the funding of the Equity Financing when and if required pursuant to the terms of the Equity Financing Commitment, other than as expressly set forth in the Equity Financing Commitment.
3.21    No Other Representations or Warranties.
(a)    Except for the representations and warranties contained in this Article III, the Companies acknowledge that neither Swordfish nor any other Person on behalf of Swordfish has made, and the Companies have not relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to the Swordfish Contributor Group, the Swordfish Acetow Group, any member of the Swordfish Contributor Group or Swordfish Acetow Group, or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Companies by or on behalf of Swordfish (including in the Swordfish Dataroom), and Swordfish hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Swordfish nor any other Person on behalf of Swordfish has made any representations or warranty to the Companies or any of their respective Affiliates or representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the Swordfish Acetow Group (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article III, any oral or written information presented to the Companies or any of their respective Affiliates or representatives in the course of their due diligence of the Swordfish Acetow Group, the negotiation of this Agreement or in the course of the transactions contemplated hereby. No representations and warranties are made to, or for the benefit of, Cobia or any member of the Cobia Contributor Group. None of the representations and warranties contained in this Article III shall be deemed to relate to UTP’s organization and qualification (which are governed by Section 5.1), UTP’s capitalization (which is governed by Section 5.2), UTP’s Subsidiaries (which is governed by Section 5.3), UTP’s authorization related to this agreement (which is governed by Section 5.4), consents, approvals and absence of violations of UTP in connection with this Agreement (which is governed by Section 5.5), UTP’s brokers (which is governed by Section 5.6) and UTP’s activities (which is governed by Section 5.7). None of the representations and warranties contained in this Article IV shall be deemed to relate to LTP’s organization and qualification (which are governed by Section 6.1), LTP’s capitalization (which is governed by Section 6.2), LTP’s Subsidiaries (which is governed by Section 6.3), LTP’s authorization related to this agreement (which is governed by Section 6.4), consents, approvals and absence of violations of LTP in connection with this Agreement (which is governed by Section 6.5), LTP’s brokers (which is governed by Section 6.6) and LTP’s activities (which is governed by Section 6.7).
(b)    The Companies acknowledge and agree that, notwithstanding any other provisions in this Agreement (i) Section 3.12 contains Swordfish’s sole and exclusive representations and warranties in relation to Intellectual Property or information and communications technologies matters, or any related claims, liabilities or other matters, (ii) Section 3.14 contains Swordfish’s sole and exclusive representations and warranties in relation to the Environment, compliance with Environmental Laws and Environmental Permits, or any related claims, liabilities or other matters, and (iii) Section 3.17 contains Swordfish’s sole and exclusive representations and warranties in relation to Taxes or any related claims, liabilities or other matters; provided, however that (A) the foregoing clauses (i), (ii) and (iii) shall not apply to or otherwise limit the representations and warranties set forth in Sections 3.4(a), (b) or (c),(B) the foregoing clauses (i) and (iii) shall not apply to or otherwise limit the representations and warranties set forth in Section 3.5 and (C) the foregoing clause (i) shall not apply to or otherwise limit the representations and warranties set forth in Section 3.7.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF COBIA
Except as set forth in the disclosure schedule delivered by Cobia to Swordfish and the Companies concurrently with the execution of this Agreement (the “Cobia Disclosure Schedule”) or as fairly disclosed in the Disclosures, Cobia represents and warrants to the Companies as follows as of the date hereof and as of the Closing (unless otherwise specified):
4.1    Authority; Consents; No Violation.
(a)    Each member of the Cobia Contributor Group (including the Cobia Acetow Group) has obtained all applicable corporate authorizations and all other governmental, statutory, regulatory or other consents, licenses or authorizations required to allow such Person, as applicable, to enter into, and perform its obligations under, this Agreement and the Ancillary Agreements where failure to obtain them would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.
(b)    Entry into and performance by each member of the Cobia Contributor Group (including the Cobia Acetow Group) of this Agreement and any Ancillary Agreement to which it is a party does not: (A) breach any provision of such Person’s Organizational Documents; or (B) (subject to satisfaction of the Closing conditions) result in a breach of any Laws in its jurisdiction of incorporation or of any order, decree, or judgment of any court or any governmental or regulatory authority, where (only with respect to clause (B)) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any other Ancillary Agreement to which it is or is to become a party.

(c)    This Agreement constitutes, and the Ancillary Agreements and the documents executed in accordance with the Transaction Steps Schedule will constitute, when executed, valid and binding obligations of each member of the Cobia Contributor Group (including the Cobia Acetow Group), in each case which is a party hereto or thereto.
(d)    To the Knowledge of Cobia, none of the members of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which would or would reasonably be likely to have a material adverse effect on the transactions contemplated by this Agreement and the Ancillary Agreements.
4.2    Organization and Qualification. Each member of the Cobia Contributor Group which is a party to this Agreement or any Ancillary Agreement and each member of the Cobia Acetow Group is validly incorporated or formed, in valid existence, and duly registered under the Laws of its jurisdiction of incorporation or formation and has the corporate or other organizational capacity to conduct its business as conducted on the date hereof.
4.3    Capitalization.
(a)    As of immediately prior to the Closing, Cobia will hold, directly or indirectly, beneficially or of record, all of the issued and outstanding capital stock, equity securities or registered capital of each member of the Cobia Acetow Group (the “Cobia Acetow Group Equity”), free and clear from any Third Party Rights and is entitled to transfer, or cause to be transferred, the Cobia Acetow Group Equity pursuant to the terms of this Agreement.
(b)    No member of the Cobia Contributor Group has entered into any agreement whereby any Person (other than a member of the Cobia Acetow Group) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in any member of the Cobia Acetow Group.
(c)    The Cobia Acetow Group Equity is validly issued and fully paid.
(d)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group (i) has any shares or other equity interest in, or has agreed to acquire, any share capital or other equity interest of any other company (other than any Cobia Acetow Group Equity); or (ii) has any branch, division or establishment outside the jurisdiction in which it is incorporated.
(e)    The corporate books and records of each member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, are, in all material respects, complete, correct and current.
4.4    Financial Statements; Absence of Certain Changes.
(a)    Section 4.4(a) of the Cobia Disclosure Schedule sets forth the unaudited pro forma combined (i) adjusted balance sheet as of December 31, 2016, (ii) adjusted statement of earnings before interest, taxes and depreciation and amortization for the year ended December 31, 2016, and (iii) selected adjusted components of cash flows for the year ended December 31, 2016 of the Cobia Business (the “Cobia 2016 Financial Statements”) derived from the management accounts of the relevant members of the Cobia Contributor Group accounted for under U.S. GAAP. Except as fairly disclosed in Section 4.4(a) of the Cobia Disclosure Schedule, the Cobia 2016 Financial Statements were prepared in good faith and are presented fairly in all material respects.
(b)    Position since Cobia Balance Sheet Date. Since December 31, 2016 (the “Cobia Balance Sheet Date”), the Cobia Contributor Group, as applicable to the Cobia Business (including the Cobia Acetow Group) has conducted its business in the ordinary course and in a manner consistent with past practice and (i) except as reflected on the Cobia 2016 Financial Statements, there has not been any change, fact, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Cobia Material Adverse Effect and (ii) to the Knowledge of Cobia, except as fairly disclosed in Section 4.4(b) of the Cobia Disclosure Schedule, the Cobia Contributor Group, as applicable to the Cobia Business (including the Cobia Acetow Group) has not taken any action that would have breached the provisions of Section 7.5 (other than (b)(vi), (b)(ix) and (b)(xi) thereof) as if Section 7.5 had been in effect from the Cobia Balance Sheet Date.
(c)    As of the date hereof, each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group does not have outstanding, and has not agreed to create or incur, loan capital, borrowings, or indebtedness in the nature of borrowings to any person that is not a member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group other than pursuant to agreements or instruments fairly disclosed in the Cobia Dataroom or otherwise in the Disclosures.
(d)    As of the date hereof, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group has given a guarantee, indemnity or other agreement to secure, or incur financial obligations with respect to, an obligation of another person that is not a member of the Cobia Contributor Group.
4.5    Regulatory Matters.
(a)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, has received any written notice from a Governmental Entity in the two (2) years prior to the date hereof alleging that any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, does not have one or more material license, permission, authorization (public or private) or consents required to conduct the Cobia Business effectively as conducted in the locations and in the manner in which it is conducted on the date hereof in accordance with all applicable Laws. A license, permission, authorization or consent is material for purposes of this Section 4.5 if, in its absence, the Cobia Business could not be conducted in substantially the same manner as it is conducted on the date hereof.

(b)    Each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, is, and in the two (2) years prior to the date hereof has been, conducting the Cobia Business in compliance in all material respects with all applicable Laws to which the Cobia Business is subject.
4.6    Anti-Bribery and Trade Controls.
(a)    Each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, has not, and, to the Knowledge of Cobia, no officers, directors or employees of each member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, has made, offered, promised to make, or caused to be made, in each case the two (2) years prior to the date hereof, in connection with the Cobia Business, any unlawful payments of money, property, or anything else of value (i) to or for the use or benefit of any Government Official, (ii) to any other Person while knowing or having reason to know that all or a portion of such payment is an unlawful advance or reimbursement to such Person for payments to a Government Official; or (iii) to any other Person, in each case to obtain or retain business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws.
(b)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, nor, to the Knowledge of Cobia, the officers, directors, employees and agents of those entities are, Restricted Parties or otherwise the target of economic sanctions administered by the United States, the European Union, or the United Nations, except as otherwise fairly disclosed in the Disclosures. Each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, and, to the Knowledge of Cobia, the officers, directors or employees of the foregoing, are currently, and have been in the two (2) years prior to the date hereof, in compliance with all applicable International Trade Control Laws. No member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, and to the Knowledge of Cobia, none of the officers, directors or employees of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group is the subject of any pending investigation, by any Governmental Entity with respect to applicable International Trade Control Laws.
(c)    The Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group maintain effective internal controls that are sufficient to provide reasonable assurance that violations of applicable Anti-Corruption Laws and International Trade Control Laws will be prevented, detected and deterred.
4.7    Material Assets. Except as set forth in Section 4.7 of the Cobia Disclosure Schedule, the Cobia Contributor Group, as applicable to the Cobia Business (including the Cobia Acetow Group), own or are entitled to use or have the benefit of all Cobia Transferred Assets used by the Cobia Business on the date hereof in order to conduct the Cobia Business in all material respects substantially in the same manner as it is conducted on the date hereof. Except as fairly disclosed in Section 4.7 of the Cobia Disclosure Schedule, as of the date hereof, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group has disposed of, or has agreed to dispose of, in each case, outside the ordinary course of business, any Cobia Material Asset included in the Cobia 2016 Financial Statements.
4.8    Insurance. The Cobia Dataroom contains a summary of the insurance maintained by the Cobia Contributor Group for the Cobia Business as of the date hereof. No claim in respect of any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, has been made in excess of EUR 1 million which is still outstanding under any such policy of insurance.
4.9    Contracts Matters.
(a)    Material Contracts. Except as fairly disclosed in the Disclosures as of the date hereof, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, is a party to any Cobia Material Contract under the terms of which, as a direct result of the entry into and performance of this Agreement and the Ancillary Agreements: (i) any counterparty will be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre-emption right or other option); or (ii) any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group will be in material default in each case of (i) and (ii), where such relief, exercise or default has had or is reasonably expected to have, individually or in the aggregate, a material adverse effect on the Cobia Business. To the Knowledge of Cobia, the Cobia Material Contracts are valid and in force.
(b)    Defaults: Termination. As of the date hereof, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, is in material default under any Cobia Material Contract to which it is a party and each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, has in the two (2) years prior to the date hereof complied in all material respects with its obligations under the Cobia Material Contracts. To the Knowledge of Cobia, as of the date hereof, no notice of termination or of intention to terminate has been given or received in respect of any of the Cobia Material Contracts in the two (2) years prior to the date hereof nor are they aware of any fact, matter or circumstance that may result in the termination of any Cobia Material Contract.
4.10    Litigation. No member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, is involved as a party in any material litigation, arbitration or contentious administrative proceedings and, to the Knowledge of Cobia, no such proceedings has been threatened by or against any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group. To the Knowledge of Cobia, there is no fact, matter or circumstance which would reasonably be expected to result in any such proceedings being brought or threatened. For purposes of this Section 4.10, (a) material means proceedings which are reasonably likely to result in a cost, benefit or value to the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, in the amount of (i) EUR 1,000,000 (for purposes of the representations and warranties contained in this Section 4.10 when given as of the date hereof) or (ii) EUR 300,000 (for purposes of the representations and warranties contained in this Section 4.10 when given as of the Closing Date but only with respect to proceedings commencing or threatened, or any fact, matter or circumstance arising, after the date hereof) or more; and (b) any proceedings for collection by a member of the Cobia Contributor Group, as applicable to the Cobia Business (including the Cobia Acetow Group), of debts arising in the ordinary course of business are excluded.
4.11    Insolvency. No member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, which is a party to this Agreement or any Ancillary Agreements is insolvent or bankrupt under the Laws of its jurisdiction of incorporation or formation, is unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. There are no proceedings with respect to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group. To the Knowledge of Cobia, no steps have been taken to enforce any security over any material assets of any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, in each case, that are required for the business conducted by such entity, or over any material properties of such entity.
4.12    IP/IT.
(a)    Owned IP and Licenses. As of the date hereof, the Cobia Dataroom includes a complete and accurate list of the registered Cobia Owned IP which, the Cobia Contributor Group, as applicable to the Cobia Business, or the Cobia Acetow Group, has decided to maintain for the purpose of the Cobia Business. As of the date hereof, the Cobia Dataroom includes a complete and accurate list of registered Cobia Owned IP which the Cobia Contributor Group or the Cobia Acetow Group has decided to abandon and Patents which are abandoned, for reference purpose, without guarantee as to their existence nor the comprehensiveness of the information regarding such registered Cobia Owned IP nor any obligation for Cobia to take action for maintenance or recovery in respect of such registered Cobia Owned IP. The licenses of Intellectual Property granted to, and by, any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group and which are material to the Cobia Business, are made available in the Cobia Dataroom. The Cobia Owned IP is not subject to any Third Party Rights other than any Permitted Third Party Rights. To the Knowledge of Cobia, the Cobia Owned IP is in full force and effect.
(b)    No infringement. As of the date hereof, except as fairly disclosed in the Disclosures, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, has, in the twelve (12) months prior to the date hereof, received notice alleging that the operations of a member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, infringes the Intellectual Property of a third party or sent notice alleging that a third party is infringing the Cobia Owned IP. Subject to the matters fairly disclosed in the Disclosures, to the Knowledge of Cobia, as of the date hereof, no member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group, currently infringes, or has in the two (2) years prior to the date hereof infringed, the Intellectual Property of a third party and no third party is infringing the Cobia Owned IP.

(c)    Information technology. As of the date hereof, copies or details of all material Cobia IT Contracts have been fairly disclosed in the Cobia Dataroom. No member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, has, in the twelve (12) months prior to the date hereof, received notice from a third party alleging that a member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, is in default under any Cobia IT Contract or sent notice alleging that a third party is in default under any Cobia IT Contract. To the Knowledge of Cobia, no member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, is in default under any Cobia IT Contract and no third party is in default under any Cobia IT Contract. To the Knowledge of Cobia, the Cobia IT Systems have not, in the last twelve (12) months prior to the date hereof, failed in any material respect and the data that they process has not been corrupted or compromised in any material respect. The Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group, have implemented measures in accordance with best industry practice designed to prevent the Cobia IT Systems from being affected by viruses, bugs or other things that might distort their proper functioning, permit unauthorized access or disable them without the consent of the user.
4.13    Real Estate.
(a)    General. The Cobia Properties comprise all lands and buildings owned, leased, controlled, occupied or used by the Cobia Business that are material to the Cobia Business. The information in respect of the Cobia Properties set out in Section 4.13 of the Cobia Disclosure Schedule is accurate in all material respects. The buildings and other structures on the Cobia Properties are in good and substantial repair and condition (except for normal wear and tear and taking into account their age), and have been regularly and properly maintained in accordance with the maintenance standards in force within the Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group.
(b)    Possession and Occupation. The Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group, is in possession of the entirety of each of the Cobia Properties and no other Person is conditionally entitled to possession, occupation, use or control of any of the Cobia Properties.
(c)    Owned Properties. With respect to each of the Cobia Properties which is owned by the Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group: (i) there is no Third Party Right (other than any Permitted Third Party Right) in or over or affecting any of such Cobia Properties or, to the Knowledge of Cobia, any matter which negatively affects the ability of the relevant member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, to conduct its existing business on that Cobia Property; (ii) no Cobia Property is currently the subject of a contract for sale; and (iii) the Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group, has full ownership of the Cobia Properties, and the proceeds of sale thereof.
(d)    Leasehold Properties. With respect to each of the Cobia Properties which are leaseholds:

(i)    there are currently no notices alleging a material breach by a member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, of any covenants, conditions and agreements contained in the leases under which the Cobia Properties are held;
(ii)    to the Knowledge of Cobia, each of the leases under which the Cobia Properties are held is valid and in force;
(iii)    no member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment; and
(iv)    no surety has been released, expressly or by implication.
4.14    Environment.
(a)    Except as fairly disclosed in Section 4.14(a) of the Cobia Disclosure Schedule or otherwise in the Disclosures, the Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group, and the facilities listed in Section 4.14(a) of the Cobia Disclosure Schedule (the “Cobia Facilities”) are in all material respects in compliance with applicable Environmental Laws and material Environmental Permits applicable to them.
(b)    Except as fairly disclosed in Section 4.14(b) of the Cobia Disclosure Schedule or otherwise in the Disclosures, no written notice (which has not been resolved without any further material obligation outstanding or which has not been formally withdrawn) has been received in the two (2) years prior to the date hereof alleging that the Cobia Facilities, the Cobia Contributor Group, as applicable to the Cobia Business, or the Cobia Acetow Group, materially do not comply with Environmental Laws.
(c)    Section 4.14(c) of the Cobia Disclosure Schedule sets forth a list of all Environmental Permits issued to the Cobia Contributor Group, as applicable to the Cobia Business, to the Cobia Acetow Group, or the Cobia Facilities in the conduct of the Cobia Business as conducted on the date hereof. All Environmental Permits listed in Section 4.14(c) of the Cobia Disclosure Schedule are in full force and effect and no written notice (which has not been resolved without any further material obligation outstanding or which has not been formally withdrawn) has been received by any member of Cobia and the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, or the Cobia Facilities, with respect to the termination or cancellation of any such Environmental Permits in the two (2) years prior to the date hereof.
4.15    Employment.
(a)    The Cobia Dataroom contains:
(i)    an anonymized list of Cobia Business Employees as of the date hereof with their jobs, positions and starting dates of employment;

(ii)    copies of the standard terms and conditions of employment applicable to the Cobia Business Employees;
(iii)    details of material share incentive schemes, profit sharing bonus or other incentive schemes or arrangements applicable to Cobia Business Employee; and
(iv)    details of all material agreements in effect on the date hereof between each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, on the one hand, and any trade union, works council or similar body representing Cobia Business Employees, on the other hand.
(b)    Remuneration. Since the Cobia Balance Sheet Date, no material change has been made to the compensation or other terms of engagement of any Cobia Business Employee or any category of Cobia Business Employees, except for increases in compensation made in the ordinary course of business or in accordance with normal industry practice.
(c)    Collective dismissals. Within the twelve (12) months prior to the date hereof, the Cobia Contributor Group, as applicable to the Cobia Business, and the Cobia Acetow Group, has not initiated or completed the implementation of any collective dismissals or implemented or entered into a social plan with respect to the Cobia Business Employees.
(d)    No breach or liabilities. In the two (2) years prior to the date hereof, each member of the Cobia Contributor Group, as applicable to the Cobia Business, and each member of the Cobia Acetow Group, has complied in all material respects with its obligations with respect to the Cobia Business Employees under their employment contracts.
4.16    Employee Benefit Plans.
(a)    Section 4.16 of the Cobia Disclosure Schedule lists the Benefit Plans of the members of the Cobia Contributor Group, as applicable to the Cobia Business, and of the Cobia Acetow Group, as of the date hereof (the “Cobia Employee Benefit Plans”) and separately denotes each Cobia Employee Benefit Plan that is an Assumed Business Employee plan with an asterisk (*).
(b)    All material governing documentation with respect to the Cobia Employee Benefit Plans have been made available in the Cobia Dataroom.
(c)    The Cobia Employee Benefit Plans currently comply with their governing documents and all applicable Laws and requirements in all material respects.
(d)    All amounts due and payable to Cobia Business Employees on or before the date of Closing in relation to the Cobia Employee Benefit Plans have been or will be duly paid in full on the due days for such payments.
(e)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, nor of the Cobia Acetow Group has in the two (2) years prior to the date hereof received any written notice of any material disputes in relation to any of the Cobia Employee Benefit Plans in respect of any Cobia Business Employee or former employee of any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, which has not been finally settled or terminated.
4.17    Taxes. Except as otherwise disclosed on Section 4.17 of the Cobia Disclosure Schedule:
(a)    All material Tax Returns required to be filed with any Tax Authority by or with respect to any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group have been timely filed. All such Tax Returns were true and accurate in all material respects. No material claim has ever been made by an authority in a jurisdiction where any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, does not file Tax Returns that such member of the foregoing is or may be subject to taxation by that jurisdiction.
(b)    All Taxes owed by any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group have been paid when due unless they have been or are contested in good faith and reserved for or otherwise shown as a debt, provision or liability in the Cobia 2016 Financial Statements.
(c)    There are no material liens (other than Permitted Third Party Rights) with respect to Taxes upon any member of the Cobia Contributor Group’s, as applicable to the Cobia Business, or of the Cobia Acetow Group’s shares or any asset of any such entity.
(d)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group has waived any statute of limitations or agreed to any extension of time to an assessment or deficiency, or has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force, in each case, with respect to material Taxes.
(e)    No material dispute, audit, investigation, proceeding or claim concerning any Tax liability of any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group, has been raised by a Tax Authority in writing, to the Knowledge of Cobia, and no such dispute, audit, investigation, proceeding, or claim is pending, being conducted, or claimed.
(f)    No member of the Cobia Contributor Group, as applicable to the Cobia Business, and as of the Closing, the Cobia Acetow Group, is party to nor has an obligation under any Tax sharing agreement, Tax allocation agreement or similar contract or arrangement that will be in force as of or after the Closing.
(g)    No member of the Cobia Acetow Group, has any material liability for the Taxes of any person as a result of membership in an affiliated group or other tax consolidation filing a consolidated, joint, unitary or combined Tax Return (including under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than in respect of the tax consolidated groups to which the Cobia

Contributor Group, as applicable to the Cobia Business, and as of the Closing, the Cobia Acetow Group, currently belongs) or is a party to or bound by any Tax indemnity agreement (other than (i) this Agreement and (ii) any Tax indemnity agreement that will not be in force as of or after the Closing) or any ruling providing for any derogatory tax regime or advanced pricing agreement concluded with any Tax Authority.
(h)    To the extent any representation or warranty in this Section 4.17 is given in relation to a Minority Owned Subsidiary, it shall be deemed to be qualified by reference to the Knowledge of Cobia.
4.18    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of any member of the Cobia Contributor Group, as applicable to the Cobia Business, or of the Cobia Acetow Group.
4.19    Commercial Contracts.
(a)    The economic terms relating to the supply of acetic acid and acetic anhydride; and (b) the economic terms relating to the supply of GUR FX-15 and the purchase of Clarifoil grade flake, each by a member of the Cobia Contributor Group, as set forth in Exhibit E, are consistent in all material respects with and no less favorable in any material respect to the Cobia Acetow Group than the supply agreement, supply arrangement or purchase arrangement for acetic acid and acetic anhydride, GUR FX-15 and Clarifoil grade flake respectively, to the members of the Cobia Contributor Group in the Cobia Business in effect on the date hereof.
4.20    Minority-Owned Subsidiary Representations.
Except as other fairly disclosed in the Disclosures:
(a)    Regulatory Matters. To the Knowledge of Cobia, as of the date hereof, none of the Minority Owned Subsidiaries is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which would or would reasonably be likely to have a material adverse effect on the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    To the Knowledge of Cobia, each Minority Owned Subsidiary is, and in the two (2) years prior to the date hereof or for such shorter period as Cobia has held the applicable equity interests, as applicable, has been, conducting its business in compliance in all material respects with all applicable Laws to which it is subject and no Minority Owned Subsidiary has received any written notice from a Governmental Entity in the two (2) years prior to the date hereof alleging that any Minority Owned Subsidiary does not have one or more material licenses, permissions, authorizations or consents required to conduct any such business as conducted in the locations and in the manner in which it is conducted on the date hereof in accordance with all applicable Laws.

(c)    Environmental. Except as fairly disclosed in Section 4.20(c) of the Cobia Disclosure Schedule, or otherwise in the Disclosures, to the Knowledge of Cobia, the Minority Owned Subsidiaries and the facilities used by the Minority Owned Subsidiaries are in all material respects in compliance with applicable Environmental Laws and material Environmental Permits applicable to them and such Environmental Permits are in full force and effect.
(d)    Except as fairly disclosed in Section 4.20(d) of the Cobia Disclosure Schedule or otherwise in the Disclosures, to the Knowledge of Cobia, no written notice (which has not been resolved without any further material obligation outstanding or which has not been formally withdrawn) has been received in the two (2) years prior to the date hereof alleging that the facilities used by any Minority Owned Subsidiary or the Minority Owned Subsidiaries materially do not comply with Environmental Laws.
(e)    Anti-Bribery and Trade Controls. To the Knowledge of Cobia, no Minority Owned Subsidiaries and no officers, directors or employees of any such Minority Owned Subsidiaries has violated Anti-Corruption Laws or International Trade Control Laws during the two (2) years prior to the date hereof and there is no pending investigation relating to any Minority Owned Subsidiary regarding a violation of any such laws. To the Knowledge of Cobia, no Minority Owned Subsidiaries and no officers, directors, employees and agents of those entities, are Restricted Parties or otherwise the target of economic sanctions administered by the United States, the European Union, or the United Nations, except as otherwise fairly disclosed in the Disclosures.
(f)    Insolvency. To the Knowledge of Cobia, no Minority Owned Subsidiary is insolvent or bankrupt under the Laws of its jurisdiction of incorporation, is unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. To the Knowledge of Cobia, there are no proceedings with respect to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any Minority Owned Subsidiary. To the Knowledge of Cobia, no steps have been taken to enforce any security over any material assets of any Minority Owned Subsidiary, in each case, that are required for the business conducted by such entity, or over any material properties of such entity.
4.21    No Other Representations or Warranties.
(a)    Except for the representations and warranties contained in this Article IV, the Companies acknowledge that neither Cobia nor any other Person on behalf of Cobia has made, and the Companies have not relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to the Cobia Business, any member of the Cobia Acetow Group, or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Companies by or on behalf of Cobia (including in the Cobia Dataroom), and Cobia hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Cobia nor any other Person on behalf of Cobia has made any representations or warranty to the Companies or any of their respective Affiliates or representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to the Cobia Business

(including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article IV, any oral or written information presented to the Companies or any of their respective Affiliates or representatives in the course of their due diligence of the Cobia Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby. No representations and warranties are made to, or for the benefit of, Swordfish or any member of the Swordfish Contributor Group. None of the representations and warranties contained in this Article IV shall be deemed to relate to UTP’s organization and qualification (which are governed by Section 5.1), UTP’s capitalization (which is governed by Section 5.2), UTP’s Subsidiaries (which is governed by Section 5.3), UTP’s authorization related to this agreement (which is governed by Section 5.4), consents, approvals and absence of violations of UTP in connection with this Agreement (which is governed by Section 5.5), UTP’s brokers (which is governed by Section 5.6) and UTP’s activities (which is governed by Section 5.7). None of the representations and warranties contained in this Article IV shall be deemed to relate to LTP’s organization and qualification (which are governed by Section 6.1), LTP’s capitalization (which is governed by Section 6.2), LTP’s Subsidiaries (which is governed by Section 6.3), LTP’s authorization related to this agreement (which is governed by Section 6.4), consents, approvals and absence of violations of LTP in connection with this Agreement (which is governed by Section 6.5), LTP’s brokers (which is governed by Section 6.6) and LTP’s activities (which is governed by Section 6.7).
(b)    The Companies acknowledge and agree that, notwithstanding any other provisions in this Agreement (i) Section 4.12 contains Cobia’s sole and exclusive representations and warranties in relation to Intellectual Property or information and communications technologies matters, or any related claims, liabilities or other matters, (ii) Section 4.14 and Sections 4.20(c) and (d) contain Cobia’s sole and exclusive representations and warranties in relation to the Environment, compliance with Environmental Laws and Environmental Permits, or any related claims, liabilities or other matters, and (iii) Section 4.17 contains Cobia’s sole and exclusive representations and warranties in relation to Taxes or any related claims, liabilities or other matters; provided, however that (A) the foregoing clauses (i), (ii) and (iii) shall not apply to or otherwise limit the representations and warranties set forth in Sections 3.4(a) or (b), (B) the foregoing clauses (i) and (iii) shall not apply to or otherwise limit the representations and warranties set forth in Section 4.5 and (C) the foregoing clause (i) shall not apply to or otherwise limit the representations and warranties set forth in Section 4.7.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UTP
Except as set forth in the disclosure schedule delivered by UTP concurrently with the execution of this Agreement (the “UTP Disclosure Schedule”) or as fairly disclosed in the Disclosures, UTP represents and warrants to the Companies as follows as of the date hereof and as of the Closing (unless otherwise specified):

5.1    Organization and Qualification.
(a)    UTP is a limited commanditaire vennootschap duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the Netherlands. UTP has all requisite organizational power and authority to carry on its businesses as now being conducted. UTP is qualified to do business and is in good standing (to the extent such concept is legally recognized) as a foreign partnership in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept is legally recognized) would not or would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of UTP to perform its obligations under this Agreement.
(b)    UTP has made available to Contributors copies of the Existing UTP Agreement, as amended as of the date hereof. Such Organizational Documents are true and complete and are in full force and effect. UTP is not in default under or in violation of any of the provisions of such Organizational Documents in any material respect.
5.2    Capitalization of UTP.
(a)    As of the date hereof, the UTP Interests held by Swordfish or Affiliates of Swordfish constitute 100% of the UTP Interests. Swordfish or Affiliates of Swordfish have good and valid title to the UTP Interests, free and clear of all Third Party Rights (other than Third Party Rights created by the terms of this Agreement).
(b)    As of the Closing, UTP Interests will be duly acquired in compliance with applicable Laws, and will not have been offered, sold or acquired in violation of any preemptive rights. Except for the UTP Interests, at the Closing (for the avoidance of doubt, following the consummation of the Reorganization Transactions), there will be no common units, preferred units, equity interests or other voting securities of UTP reserved, issued or outstanding, and there will be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the partnership interest in UTP, or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of UTP, and no securities or other equity interests evidencing such rights will be authorized, issued or outstanding.
(c)    Except for this Agreement and pursuant to the Governance Agreements, (i) UTP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire UTP Interests; (ii) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to UTP Interests; (iii) UTP is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. UTP has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the members (or holders of other equity interests or other voting securities) of UTP on any matter.
5.3    Subsidiaries. As of the date hereof, UTP does not own any securities or other equity interests in any Person.
5.4    Authority Relative to this Agreement. UTP has all applicable corporate authorizations and all other governmental, statutory, regulatory, or other consents, licenses or authorizations required to allow UTP to enter into and perform its obligations under this Agreement or the Ancillary Agreements, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate action (or other action of the appropriate organizational types) on the part of UTP is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by UTP, and, assuming the due authorization, execution and delivery by Contributors of this Agreement and each Ancillary Agreement to which it (or one of its Affiliates) is party, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of UTP, enforceable against such Person in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).
5.5    Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of UTP for the execution and delivery by UTP of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except compliance with the applicable requirements of any non-U.S. Antitrust Laws listed on Section 5.5 of the UTP Disclosure Schedule. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by UTP (nor the consummation by UTP of the transactions contemplated hereby) will (a) conflict with or result in any breach, violation or infringement of any provision of the partnership agreement of UTP, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Third Party Right, except for Permitted Third Party Right, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which UTP is a party or by which either of them or any of their respective properties or assets may be bound or (c) violate any Law applicable to UTP or any of its properties or assets, except in the case of each of clauses (b) and (c), for breaches, violations or infringements that would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of UTP to perform its obligations under this Agreement.

5.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of UTP.
5.7    Activities of UTP. UTP was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.
5.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, Cobia and Swordfish acknowledge that neither UTP nor any other Person on behalf of UTP has made, and neither Cobia and Swordfish has relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to UTP, its Affiliates or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to Cobia or Swordfish by or on behalf of UTP, and UTP hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither UTP nor any other Person on behalf of UTP has made any representations or warranty to Cobia, Swordfish or any of their respective Affiliates or representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to UTP (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article V, any oral or written information presented to Cobia, Swordfish or any of their respective Affiliates or representatives in the course of their due diligence of UTP, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LTP
Except as set forth in the disclosure schedule delivered by LTP concurrently with the execution of this Agreement (the “LTP Disclosure Schedule”) or as fairly disclosed in the Disclosures, LTP represents and warrants to the Companies as follows as of the date hereof and as of the Closing (unless otherwise specified):
6.1    Organization and Qualification.
(a)    LTP is a limited commanditaire vennootschap duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the Netherlands. LTP has all requisite organizational power and authority to carry on its businesses as now being conducted. LTP is qualified to do business and is in good standing (to the extent such concept is legally recognized) as a foreign partnership in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (to the extent such concept is legally recognized) would not or would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of LTP to perform its obligations under this Agreement.
(b)    LTP has made available to Contributors copies of the Existing LTP Agreement, as amended as of the date hereof. Such Organizational Documents are true and complete and are in full force and effect. LTP is not in default under or in violation of any of the provisions of such Organizational Documents in any material respect.
6.2    Capitalization of LTP.
(a)    As of the date hereof, the LTP Interests held by Cobia or Affiliates of Cobia constitute 100% of the LTP Interests. Cobia or Affiliates of Cobia have good and valid title to the LTP Interests, free and clear of all Third Party Rights (other than Third Party Rights created by the terms of this Agreement).
(b)    As of the Closing, LTP Interests will be duly acquired in compliance with applicable Laws, and will not have been offered, sold or acquired in violation of any preemptive rights. Except for the LTP Interests, at the Closing (for the avoidance of doubt, following the consummation of the Reorganization Transactions), there will be no common units, preferred units, equity interests or other voting securities of LTP reserved, issued or outstanding, and there will be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the partnership interest in LTP, or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person, directly or indirectly (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity interests of LTP, and no securities or other equity interests evidencing such rights will be authorized, issued or outstanding.
(c)    Except for this Agreement and the Governance Agreements, (i) LTP has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire LTP Interests; (ii) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to LTP Interests; (iii) LTP is not subject to any obligation or requirement to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. LTP has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the members (or holders of other equity interests or other voting securities) of LTP on any matter.
6.3    Subsidiaries. As of the date hereof, LTP does not own any securities or other equity interests in any Person.
6.4    Authority Relative to this Agreement. LTP has all applicable authorizations and all other governmental, statutory, regulatory, or other consents, licenses or authorizations required to allow LTP to enter into and perform its obligations under this Agreement or the Ancillary

Agreements, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms of this Agreement and the Ancillary Agreements, as applicable, and no other corporate action (or other action of the appropriate organizational types) on the part of LTP is necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement when executed will be, duly and validly executed and delivered by LTP, and, assuming the due authorization, execution and delivery by Contributors of this Agreement and each Ancillary Agreement to which it (or one of its Affiliates) is party, constitutes (or in the case of each Ancillary Agreements, will constitute) a valid, legal and binding agreement of LTP, enforceable against such Person in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).
6.5    Consents and Approvals; No Violations. No filing with or notice to, and no Permit of or from, any Governmental Entity is required on the part of LTP for the execution and delivery by LTP of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, except compliance with the applicable requirements of any non-U.S. Antitrust Laws listed on Section 6.5 of the LTP Disclosure Schedule. Assuming compliance with the items described in the preceding sentence, neither the execution, delivery and performance of this Agreement by LTP (nor the consummation by LTP of the transactions contemplated hereby) will (a) conflict with or result in any breach, violation or infringement of any provision of the partnership agreement of LTP, (b) result in a breach, violation or infringement of, or constitute (with or without notice or lapse of time or both) a default (or give rise to the creation of any Third Party Right, except for Permitted Third Party Right, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which LTP is a party or by which either of them or any of their respective properties or assets may be bound or (c) violate any Law applicable to LTP or any of its properties or assets, except in the case of each of clauses (b) and (c), for breaches, violations or infringements that would not reasonably be expected to (i) prevent, hinder or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of LTP to perform its obligations under this Agreement.
6.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of LTP.
6.7    Activities of LTP. LTP was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no Liabilities whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

6.8    No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, Cobia and Swordfish acknowledge that neither LTP nor any other Person on behalf of LTP has made, and neither Cobia nor Swordfish have relied upon, any representation or warranty, whether express or implied, at Law or in equity, with respect to LTP, its Affiliates or their respective businesses, affairs, assets, Liabilities, condition (financial or otherwise), results of operations, future operating or financial results or prospects or with respect to the accuracy or completeness of any other information provided or made available to Cobia or Swordfish by or on behalf of LTP, and LTP hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither LTP nor any other Person on behalf of LTP has made any representations or warranty to Cobia, Swordfish or any of their respective Affiliates or representatives with respect to (a) any estimates, projections, forecasts, plans, budget or prospect information relating to LTP (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, budgets or prospect information) or (b) except for the representations and warranties contained in this Article VI, any oral or written information presented to Cobia, Swordfish or any of their respective Affiliates or representatives in the course of their due diligence of LTP, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1    Access to Books and Records.
(a)    From the date hereof to the Closing Date, each of Swordfish and Cobia shall, and shall respectively cause the other members of the Swordfish Contributor Group and the Cobia Contributor Group, as applicable, to, to the extent permitted by applicable Law, afford to representatives of the other Contributor and the Companies reasonable access to the relevant portions of books, records (including employee and personnel records), properties and employees, in each case to the extent related to the Swordfish Acetow Group or the Cobia Business, as applicable, during normal business hours, upon reasonable written notice; provided, however, that neither Swordfish (or any member of the Swordfish Contributor Group) nor Cobia (or any member of the Cobia Contributor Group) shall be required to violate any obligation of confidentiality to which such Person may be subject in discharging its obligations pursuant to this Section 7.1(a) and, each of Cobia and Swordfish may, as each determines is reasonably necessary, redact competitively sensitive material from the access provided to the other pursuant to this Section 7.1(a); provided further that Swordfish and Cobia shall cooperate to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not be reasonably likely to result in the violation of any such applicable Law or confidentiality obligation. From the date hereof until the Closing Date, each of Swordfish and Cobia shall use their respective reasonable best efforts not to remove from the Swordfish Dataroom and Cobia Dataroom, respectively, and will use their respective reasonable best efforts to cause any administrator of the Datarooms not to remove, any documents, files or folders that are included therein as of the date hereof or from the date hereof until the Closing Date. Within ten (10) Business Days following the date hereof, each of Swordfish and Cobia shall deliver to the Companies and each other the USB Keys, as applicable, as of close of business on June 16, 2017.
(b)    Swordfish and Cobia further agree that any permitted investigation undertaken pursuant to the access granted under Section 7.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the other Party’s business and the other Party’s Affiliates, and each of Swordfish and Cobia shall not, (i) without the prior written consent of the other Party, communicate with any of the directors, officers or other employees of any member of the other Party or the other Party’s Affiliates and (ii) without the prior written consent of the other Party, communicate with any customers, vendors or clients of the other Party or the other Party’s Affiliates, in each case, with respect to the other Party’s business or the transactions contemplated by this Agreement, the Transaction Steps Schedule and the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement, neither Swordfish nor Cobia shall be required to provide access to or disclose information, that (x) where upon the advice of counsel, such access or disclosure would jeopardize the attorney-client privilege of such Party or its Affiliate or contravene any applicable Laws, (y) is related to the transactions contemplated hereby, or (z) constitutes a trade secret or is proprietary information; provided that, if there is any limit to a Contributor’s right to access or information pursuant to this Section 7.1(b), each of Swordfish and Cobia shall use their respective reasonable best efforts to develop an alternative to providing such access or information to the other Party.
(c)    For six (6) years from the Closing Date, the Company Group shall to the extent permitted by applicable Law, afford to representatives of Swordfish and Cobia (as applicable) reasonable access to the relevant portions of books and records of the Company Group during normal business hours, upon reasonable notice, in connection with (i) the preparation of financial statements, Taxes, including the preparation of any Tax Return or conduct of any Tax Proceeding, and U.S. Securities and Exchange Commission reporting obligations, (ii) compliance by such Contributor or such Contributor’s Affiliates with applicable Law or (iii) the enforcement of any rights under this Agreement or any Ancillary Agreement; provided, however, that (x) the Company Group shall not be required to violate any written confidentiality agreement with a third party to which such Person may be subject in discharging its obligations under this Section 7.1 and (y) any permitted investigation undertaken pursuant to the access granted under this Section 7.1 shall be conducted in such a manner as not to unreasonably interfere with the operation of the business by the Company Group from and after the Closing; provided further that Swordfish or Cobia (as applicable), on the one hand, and the Company Group, on the other hand, shall cooperate in seeking to find a way to allow disclosure of as much of such information as is reasonably practicable to the extent doing so would not reasonably be likely to result in the violation of any such confidentiality obligation. Notwithstanding anything to the contrary contained in this Agreement, subject to Section 7.2, Cobia may retain copies of any Cobia Transferred Books and Records, Cobia Transferred Contracts or any other documents or materials transferred to the Company Group as part of the Cobia Transferred Assets or otherwise pursuant to the Cobia Reorganization Transactions.

7.2    Confidentiality.
(a)    For five (5) years after the Closing, Swordfish shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence, and not to, directly or indirectly, disclose to any Person, any and all information, whether written or oral, to the extent relating to the Company Group or the Cobia Contributor Group, except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by Swordfish, any of its Affiliates or any of its representatives in violation of this Section 7.2(a)); (ii) is lawfully acquired by Swordfish, any of its Affiliates or any of their respective representatives after the Closing from a source which, to the Knowledge of Swordfish, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by Swordfish or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 7.2(a); (iv) is required to be disclosed by Law (including in respect of securities filings) or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this subclause (iv), Swordfish shall disclose only that portion of such information which Swordfish is advised by its counsel is legally required to be disclosed; (v) used as expressly permitted pursuant to this Agreement or any of the Ancillary Agreements; or (vi) in connection with any transaction contemplated or permitted by the Governance Agreements (subject to the recipients of such confidential information entering into customary confidentiality agreements).
(b)    For five (5) years after the Closing, Cobia shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause their or their respective representatives to hold, in confidence, and not to, directly or indirectly, disclose to any Person, any and all information, whether written or oral, to the extent relating to the Company Group or the Swordfish Contributor Group, except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by Cobia, any of its Affiliates or any of its representatives in violation of this Section 7.2(b)); (ii) is lawfully acquired by Cobia, any of its Affiliates or any of their respective representatives after the Closing from a source which, to the Knowledge of Cobia, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by Cobia or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 7.2(b); (iv) is required to be disclosed by Law (including in respect of securities filings) or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this subclause (iv), Cobia shall disclose only that portion of such information which Cobia is advised by its counsel is legally required to be disclosed; (v) used as expressly permitted pursuant to this Agreement or any of the Ancillary Agreements; or (vi) in connection with any transaction contemplated or permitted by the Governance Agreements (subject to the recipients of such confidential information entering into customary confidentiality agreements).
(c)    For five (5) years after the Closing, the Companies shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence, and not to, directly or indirectly, disclose to any Person, any and all information, whether written or oral, to the extent relating to the Swordfish Contributor Group or the Cobia Contributor Group (other than information with respect to the Cobia Business), except to the extent that such information (i) is generally available to or known by the public (other than through disclosure by the Companies, any of their Affiliates or any of its representatives in violation of this Section 7.2(c)); (ii) is lawfully acquired by the Companies, any of their Affiliates or any of their respective representatives after the Closing from a source which, to the knowledge of the Companies, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (iii) is independently derived by the Companies or any of their Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 7.2(c); (iv) is required to be disclosed by Law (including in respect of securities filings) or to a Governmental Entity or otherwise in connection with compliance, Tax or regulatory activity, and in the case of this subclause (iv), the Companies shall disclose only that portion of such information which the Companies are advised by counsel is legally required to be disclosed; or (v) used as expressly permitted pursuant to this Agreement or any of the Ancillary Agreements.
7.3    Efforts.
(a)    Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 7.6 (but other than with respect to matters related to Antitrust Laws and related approvals which are the subject of Section 7.3(d) hereof), each Party shall cooperate with the other Parties and use their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all Permits necessary to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, each Party shall have the right to review in advance, and, to the extent practicable, each will consult with the others on and consider in good faith the views of the other in connection with, all of the information relating to any Party, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable.
(b)    Information. Subject to applicable Laws, each Party shall, upon request by another Party, furnish such other Party with all information concerning itself, its Affiliates, directors, officers or equityholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made (or to be made) by or on behalf of each Party or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement, including under any Antitrust Law. Notwithstanding the foregoing, in connection with the performance of each Party’s respective obligations, each Party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 7.3(b) as “Outside

Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 7.3(b), materials provided to the other Parties or their counsel may be redacted to remove references concerning the valuation of the Swordfish Acetow Group or the Cobia Acetow Group, or information otherwise not germane to regulatory review.
(c)    Status. Subject to applicable Laws and the instructions of any Governmental Entity, each Party shall keep the other Parties apprised of the status of matters relating to consents, clearances, approvals or authorizations of any Governmental Entity of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party, as the case may be, or any of their respective Affiliates, from any Governmental Entity with respect to such consents, clearances, approvals or authorizations. A Party shall not permit any of its respective Affiliates, officers or any other representatives to participate in any meeting or substantive call with any Governmental Entity in respect of any consents, clearances, approvals, authorizations, filings, investigation or other inquiry with respect to the transactions contemplated by this Agreement unless such Party consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat.
(d)    Antitrust Matters.
(i)    Subject to the terms and conditions set forth in this Agreement, each Party agrees to take or cause to be taken the following actions:
(A)    as soon as practicable to file any notification, pre-notification or other form necessary (including in draft form where applicable), as the case may be, to obtain any consents, clearances or approvals required under or in connection with any Antitrust Law in the jurisdictions set forth in Schedule 7.3(d)(i)(A)(2);
(B)    to promptly provide, and cause each of its Affiliates to promptly provide, to each Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (a “Governmental Antitrust Entity”) non-privileged information and documents requested by any such Governmental Antitrust Entity in connection with obtaining any such consent, clearance, approval, or authorization of such Governmental Antitrust Entity that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Entity; and
(C)    to refrain from acquiring or agreeing to acquire any assets or businesses, or entering into any agreements, and to cause each of its Subsidiaries to refrain from such actions, to the extent taking any such actions or doing, or causing to be done, any such things would be reasonably likely to (1) prevent or materially delay receipt of any governmental approvals, (2) prevent, materially delay or materially impede the Closing, (3) except with the prior written consent of the other Parties hereto extend any waiting period under any Antitrust Law with respect to the transactions contemplated hereby or (4) cause any Governmental Entity to object to such transactions, including by acquiring or agreeing to acquire any assets or businesses engaged in whole or in part in a line of business similar to the Cobia Business or the business of the Swordfish Acetow Group.
(ii)    None of the Parties will withdraw its initial filing under any Antitrust Law, as the case may be, and refile it unless the other Parties have consented in writing in advance to such withdrawal and refiling.
7.4    Conduct of Business of Swordfish.
(a)    During the period from the date hereof to the Closing Date, except (i) as expressly provided by this Agreement (including the Swordfish Reorganization Transactions), (ii) as Cobia shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as expressly permitted or expressly contemplated by the Transaction Steps Schedule, including the settlement of any intercompany Liabilities solely in connection therewith or (v) as set forth in Section 7.4(a) of the Swordfish Disclosure Schedule, Swordfish shall, and shall cause its Subsidiaries, including the Swordfish Acetow Group to, use reasonable best efforts to conduct its business in all material respects in the ordinary course consistent with past practice and use its reasonable best efforts to (A) preserve intact the Swordfish Acetow Group’s rights and goodwill and (B) preserve the Swordfish Acetow Group’s business relationships with material suppliers and customers and others having business relationships with the Swordfish Acetow Group.
(b)    During the period from the date hereof to the Closing Date, except (i) as expressly provided by this Agreement (including the Swordfish Reorganization Transactions), (ii) as Cobia shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as permitted or contemplated by the Transaction Steps Schedule or (v) as set forth in Section 7.4(b) of the Swordfish Disclosure Schedule, Swordfish shall not, and shall cause its Subsidiaries, including the Swordfish Acetow Group not to, take any of the following actions, as applicable:
(i)    materially amend or propose to materially amend the Organizational Documents of any member of the Swordfish Acetow Group;
(ii)    (A) split, combine or reclassify the outstanding equity of any member of the Swordfish Acetow Group, (B) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person with respect to the Swordfish Acetow Group Equity or (C) (x) other than for cash or (y) to the extent doing so would not violate any capital adequacy, fraudulent transfer and other applicable Laws, repurchase, redeem or otherwise acquire, directly or indirectly, any Swordfish Acetow Group Equity;
(iii)    Except as required by the Jade Acquisition Financing Security Arrangements, issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or dispose of, or agree to issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or dispose of, any equity of any member of the Swordfish Acetow Group, or any options, warrants, other security or rights of any kind in respect of or which are convertible into or exchangeable for equity of any member of the Swordfish Acetow Group (including those which are convertible into or exchangeable for such equity interests);
(iv)    except as set forth on Section 7.4(b)(iv) of the Swordfish Disclosure Schedule, create, allow to exist, incur, assume or otherwise be liable for any Indebtedness of the Swordfish Acetow Group in excess of $5 million other than under clauses (iv), (viii), (ix), (xi) and (xii), except to the extent that such Indebtedness will be settled or otherwise eliminated prior to or at the Closing;
(v)    make any acquisition of any assets (other than inventory in the ordinary course of business) or businesses for consideration in excess of $2 million, individually, or $10 million, in the aggregate;
(vi)    invest in any equity interests or securities of any Person (other than a member of the Swordfish Acetow Group);
(vii)    except as required by the Jade Acquisition Financing Security Arrangements, sell, lease, grant material rights in or to use, pledge, dispose of or encumber (in any one transaction or series of transaction) any assets or businesses of the Swordfish Acetow Group in excess of $1 million, individually, or $5 million, in the aggregate, other than (A) sales of products and services in the ordinary course of business, (B) the expiration of Intellectual Property in accordance with its statutory term, (C) the sale, lapse, abandonment or other disposal of Intellectual Property that is not used in or material to the Swordfish Acetow Group, (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (E) licenses of Intellectual Property granted to any member of the Swordfish Contributor Group that will be terminated at Closing without further liability to any member of the Swordfish Acetow Group or further rights or obligations with respect to such Intellectual Property, and (F) the sale or other disposal of obsolete inventory in the ordinary course of business;
(viii)    agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to any member of the Swordfish Acetow Group, (C) an assignment for the benefit of creditors or an admission in writing of the inability of any member of the Company Group to pay its debts as they become due or (D) any other thing under any applicable Law relating to bankruptcy or insolvency with similar effect as any of the foregoing clauses (A) through (C);
(ix)    except as required by IFRS, make any material change to any method of accounting, accounting practice or cash management policy, practice or procedure of the Swordfish Acetow Group (including with respect to the inventory, trade receivables or trade payables);

(x)    make or change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or any assessment or surrender any right to claim a material Tax refund (except as may be required by Law) or consent to any extension or waiver of the limitation period applicable to any Taxes if such election, change, settlement, agreement, surrender, filing, consent or other action would have the effect of increasing the Tax liability of the Company Group or any of its direct or indirect members during a Post-Closing Period;
(xi)    adopt a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring;
(xii)    enter into any hedging agreement to hedge or mitigate risks in connection with fluctuations of commodity prices, currencies, or interest rates or any other speculative purpose;
(xiii)    except in the ordinary course of business, enter into or offer any credit relationship with any customer in connection or under any contract with such customer;
(xiv)    except as required by the Jade Acquisition Financing Security Arrangements, amend, waive, modify or supplement the terms of the Jade Acquisition Financing, or refinance or replace the Jade Acquisition Financing, other than to enter into a Jade Financing Amendment; or
(xv)    agree or commit to take any action described in this Section 7.4(b).
(c)    Notwithstanding the foregoing, Swordfish is permitted to cause any member of the Swordfish Acetow Group to pay to its securityholders by a dividend, distribution, repurchase or redemption of securities or interests all Cash on Hand of the members of the Swordfish Acetow Group to either Swordfish or any of its Affiliates prior to the Adjustment Calculation Time, and nothing contained herein shall give the Companies or Cobia any right to manage, control, direct or be involved in the management of the Swordfish Acetow Group prior to the Closing. Notwithstanding the foregoing, following the Adjustment Calculation Time until Closing, no member of the Swordfish Acetow Group shall be permitted to (i) make any dividend or other distribution of Cash on Hand or (ii) to incur any Indebtedness.
7.5    Conduct of Business of Cobia.
(a)    During the period from the date hereof to the Closing Date, except (i) as expressly provided by this Agreement (including the Cobia Reorganization Transactions), (ii) as Swordfish shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as expressly permitted or expressly contemplated by the Transaction Steps Schedule, including the settlement of any intercompany Liabilities solely in connection therewith or (v) as set forth in Section 7.5(a) of the Cobia Disclosure Schedule, Cobia shall, and shall cause the Cobia Contributor Group to, use reasonable best efforts to conduct the Cobia Business in all material respects in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact the Cobia Business’s rights and goodwill and (B) preserve the Cobia Business’s business relationships with material suppliers and customers (for the avoidance of doubt, in each case, other than in connection with the Cobia Excluded Assets or Cobia Excluded Liabilities) and others having business relationships with the Cobia Business.
(b)    During the period from the date hereof to the Closing Date, except (i) as expressly provided by this Agreement (including the Cobia Reorganization Transactions), (ii) as Swordfish shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, (iv) as permitted or contemplated by the Transaction Steps Schedule or (v) as set forth in Section 7.5(b) of the Cobia Disclosure Schedule, Cobia shall not, and shall cause the Cobia Contributor Group not to, take any of the following actions, in each case, solely with respect to the Cobia Business (for the avoidance of doubt, in each case, other than in connection with the Cobia Excluded Assets or Cobia Excluded Liabilities), as applicable:
(i)    materially amend or propose to materially amend the Organizational Documents of any member of the Cobia Acetow Group;
(ii)    (A) split, combine or reclassify the outstanding equity of any member of the Cobia Acetow Group, (B) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person with respect to the Swordfish Acetow Group Equity or (C) (x) other than for cash or (y) to the extent doing so would not violate any capital adequacy, fraudulent transfer and other applicable Laws, repurchase, redeem or otherwise acquire, directly or indirectly, any Cobia Acetow Group Equity;
(iii)    issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or dispose of, or agree to issue, sell, pledge, transfer, encumber, assign, convey, surrender, relinquish or dispose of, any equity of any member of the Cobia Acetow Group, or any options, warrants, other security or rights of any kind in respect of or which are convertible into or exchangeable for equity of any member of the Cobia Acetow Group (including those which are convertible into or exchangeable for such equity interests);
(iv)    except as set forth on Section 7.5(b)(iv) of the Cobia Disclosure Schedule, create, allow to exist, incur, assume or otherwise be liable for any Indebtedness of the Cobia Acetow Group in excess of $5 million other than under clauses (iv), (viii), (ix), (xi) and (xii) of such definition of Indebtedness, except to the extent that such Indebtedness will be settled or otherwise eliminated prior to the Closing;
(v)    make any acquisition of any assets (other than inventory in the ordinary course of business) that would constitute Cobia Transferred Assets or businesses for consideration in excess of $2 million, individually, or $10 million, in the aggregate;
(vi)    invest in any equity interests or securities of any Person (other than a member of the Cobia Acetow Group);

(vii)    sell, lease, grant material rights in or to use, pledge, dispose of or encumber (in any one transaction or series of transaction) any assets or business of the Cobia Acetow Group or any Cobia Transferred Assets in excess of $1 million, individually, or $5 million, in the aggregate, other than (A) sales of products and services in the ordinary course of business, (B) the expiration of Intellectual Property in accordance with its statutory term, (C) the sale, lapse, abandonment or other disposal of Intellectual Property that is not used in or material to the Cobia Business, (D) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, (E) licenses of Intellectual Property granted to any member of the Cobia Contributor Group that will be terminated at Closing without further liability to any member of the Cobia Acetow Group or further rights or obligations with respect to such Intellectual Property, and (F) the sale or other disposal of obsolete inventory in the ordinary course of business;
(viii)    agree to, request or adopt (A) any moratorium or suspension of payment of any Indebtedness, (B) the appointment of a receiver, administrator, liquidator, assignee, trustee or other similar officer with respect to the Cobia Business, (C) an assignment for the benefit of creditors or an admission in writing of the inability of any member of the Cobia Acetow Group to pay its debts as they become due or (D) any other thing under any applicable Law relating to bankruptcy or insolvency with similar effect as any of the foregoing clauses (A) through (C);
(ix)    except as required by GAAP, make any material change to any method of accounting, accounting practice or cash management policy, practice or procedure of the Cobia Acetow Group (including with respect to the inventory, trade receivables or trade payables);
(x)    make or change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or any assessment or surrender any right to claim a material Tax refund (except as may be required by Law) or consent to any extension or waiver of the limitation period applicable to any Taxes if such election, change, settlement, agreement, surrender, filing, consent or other action would have the effect of increasing the Tax liability of the Company Group or any of its direct or indirect members during a Post-Closing Period;
(xi)    adopt a plan of complete or partial liquidation or other resolution providing for or authorizing a liquidation, dissolution, merger, consolidation or other restructuring;
(xii)    enter into any hedging agreement to hedge or mitigate risks in connection with fluctuations of commodity prices, currencies, or interest rates or any other speculative purpose;
(xiii)    except in the ordinary course of business, enter into or offer any credit relationship with any customer in connection or under any contract with such customer; or

(xiv)    agree or commit to take any action described in this Section 7.5(b).
(c)    Notwithstanding the foregoing, (i) Cobia is permitted to cause any member of the Cobia Acetow Group to dividend all Cash on Hand of the members of the Cobia Acetow Group to either Cobia or any of its Affiliates prior to the Adjustment Calculation Time and (ii) nothing in this Section 7.5 shall prohibit or otherwise restrict in any way the operation of the business of any Cobia or any other member of the Cobia Contributor Group, except solely with respect to the conduct of the Cobia Business, the Cobia Transferred Assets, the Cobia Assumed Liabilities, and nothing contained herein shall give Swordfish any right to manage, control, direct or be involved in the management of Cobia or any other member of the Cobia Contributor Group at any time or the management of the Cobia Acetow Group, the Cobia Business, the Cobia Transferred Assets or the Cobia Assumed Liabilities prior to the Closing. Notwithstanding the foregoing, following the Adjustment Calculation Time until Closing, no member of the Cobia Acetow Group shall be permitted to (i) make any dividend or other distribution of Cash on Hand or (ii) to incur any Indebtedness.
7.6    Limitation on Assignment of Transferred Assets; Third-Party Consents.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, transfer, convey, assign or deliver any Cobia Transferred Asset or any right thereunder if an attempted sale, transfer, conveyance, assignment or delivery thereof without the consent, approval or other action of any Person would constitute a breach of any applicable restriction upon such sale, transfer, conveyance, assignment or delivery, trigger or accelerate rights of any Person, constitute a violation of or be ineffective under applicable Law and such consent or approval has not been obtained from, or other action has not been taken by, such Person on or prior to the Closing Date (collectively, the “Non-Assignable Assets”); provided that, the Closing shall proceed in accordance with this Agreement and UTP and LTP shall respectively record the UTP Interests and LTP Interests at the Closing in their accounts without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets.
(b)    From the date hereof until the Closing Date, and during the twelve (12)-month period immediately following the Closing Date, the Cobia Contributor Group, the Swordfish Acetow Group and the Companies shall use reasonable best efforts to cooperate to obtain any consents or approvals required from third parties (other than any approvals, consents, clearances or Permits from any Governmental Entity or related to any Antitrust Laws, which shall be governed by Section 7.3) to assign, convey or transfer the Cobia Transferred Assets (including, after the Closing, the Non-Assignable Assets), or as otherwise necessary (including in connection with the contribution of the Swordfish Acetow Group hereunder) to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (such required consents, the “Third-Party Consents”). None of the Cobia Contributor Group, the Swordfish Contributor Group or the Companies shall be obligated to pay any amounts or provide other consideration in connection with obtaining or seeking to obtain any Third-Party Consents. No member of the Cobia Contributor Group or the Swordfish Contributor Group shall have any Liability whatsoever for failure to obtain any Third-Party Consent, except to the extent that such failure results from a failure to use reasonable best efforts as required by this Section 7.6(b).

(c)    If any Third-Party Consent with respect to any Non-Assignable Assets of the Cobia Contributor Group is not obtained prior to Closing, during the twelve (12)-month period immediately following the Closing Date, upon the written request of the Companies, the Cobia Contributor Group will use reasonable best efforts to cooperate with the Companies in any arrangement reasonably acceptable to the Companies and the Cobia Contributor Group in order to (i) provide the Companies, or any Subsidiary of the Companies designated by the Companies, to the fullest extent practicable, the rights and benefits of the applicable Non-Assignable Assets (including by means of any subcontracting, sublicensing or subleasing arrangement, if permissible) and (ii) cause the Companies, or such designated Subsidiaries of the Companies, to bear all obligations, costs and Liabilities thereunder from and after the Closing to the extent that the Companies, or such designated Subsidiaries of the Companies, receives the rights and benefits of such Non-Assignable Assets from and after the Closing. In furtherance of the foregoing, the Companies shall, or shall cause their applicable Subsidiaries to, promptly pay, perform or discharge when due any related Liability (including any Liability for Taxes) arising under such Non-Assignable Assets after the Closing Date to the extent that the Companies, or any such designated Subsidiary of the Companies, receives the rights and benefits of such Non-Assignable Assets from and after the Closing. The Companies and the members of the Company Group shall indemnify, defend and hold harmless the applicable Cobia Indemnified Parties from and against obligations, Liabilities and costs pursuant to any arrangement established pursuant to this Section 7.6(c).
(d)    If, following the Closing, any requisite Third-Party Consent with respect to a Non-Assignable Asset is obtained, the applicable Cobia Transferred Asset shall be deemed to have been automatically assigned and transferred to the Company Group on the terms set forth in this Agreement for no additional consideration without the requirement of any further action of any other Person, as of the Closing, except to the extent the date of such Third-Party Consent is deemed by applicable Law to have occurred on another date, in which case, as of such date.
(e)    Without prejudice to Section 4.9 and Section 10.2(a), Company Group further agrees that no representation, warranty or covenant (other than those covenants contained in this Section 7.6) of a member of the Cobia Contributor Group contained in this Agreement shall be breached or deemed breached, and no condition to Swordfish’s obligation to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of the failure to obtain any Third-Party Consents or as a result of any resulting default or termination.
7.7    Public Announcements. No Party to this Agreement nor any Affiliate or representative of such Party shall issue or cause the publication of the initial press release or public announcement or any subsequent press release or public announcement, in each case, issued solely in respect of this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other Parties, except as may be required by applicable Law, Order or stock exchange rules (including any filings under the Securities Exchange Act of 1934, as amended, or any press release with respect to results which appear in the Cobia consolidated financial statements), in which case the Party required to publish such press release or public announcement shall to the extent practicable provide the other Parties a reasonable opportunity to comment on and take into account in good faith the other Parties’ comments on such press release or public announcement in advance of such publication; provided that nothing herein shall be deemed to limit the ability of the Swordfish Contributor Group to disclose the subject matter of this Agreement and the transactions contemplated hereby to the limited partners of Blackstone Capital Partners VII L.P. or on its and its Affiliates’ website in the ordinary course of business consistent with past practice.
7.8    Intercompany Accounts.
(a)    On or prior to the Adjustment Calculation Time, subject to the receipt of any necessary consents and approvals, the Swordfish Contributor Group shall use its reasonable best efforts to settle or otherwise eliminate, with no continuing Liability by any Party all intercompany accounts and all intercompany Indebtedness agreements between any member of the Swordfish Contributor Group (excluding the Swordfish Acetow Group), on the one hand, and any member of the Swordfish Acetow Group, on the other hand. Without limiting the generality of the foregoing, prior to the Adjustment Calculation Time, any member of the Swordfish Contributor Group (excluding the Swordfish Acetow Group) may capitalize intercompany loans between such member of the Swordfish Contributor Group, on the one hand, and any member of the Swordfish Acetow Group, on the other hand, by means of an increase of the amount of paid-in capital of such Person with respect to such member of the Swordfish Acetow Group and a cancellation of existing Indebtedness under such intercompany loans as consideration therefor.
(b)    On or prior to the Adjustment Calculation Time, subject to the receipt of any necessary consents and approvals, the Cobia Contributor Group shall use its reasonable best efforts to settle or otherwise eliminate, with no continuing Liability by any Party, all intercompany accounts and all intercompany Indebtedness agreements between any member of the Cobia Contributor Group (excluding the Cobia Acetow Group), on the one hand, and any member of the Cobia Acetow Group, on the other hand (other than the balances and accounts arising out of intercompany agreements set forth on Section 7.8(b) of the Cobia Disclosure Schedule, such accounts the “Continuing Intercompany Accounts”) Without limiting the generality of the foregoing, prior to the Adjustment Calculation Time, any member of the Cobia Contributor Group (excluding the Cobia Acetow Group) may capitalize intercompany loans or intercompany cash pool payable balances between such member of the Cobia Contributor Group, on the one hand, and any member of the Cobia Acetow Group, on the other hand, by means of an increase of the amount of paid-in capital of such Person with respect to such member of the Cobia Acetow Group and a cancellation of existing Indebtedness under such intercompany loans as consideration therefor.
7.9    Insurance.
(a)    From and after the Closing Date, each member of the Cobia Acetow Group shall cease to be insured by the insurance policies held by any member of the Cobia Contributor Group, or by any of their self-insured programs, and neither the Companies nor their Affiliates (including, after the Closing, each member of the Cobia Acetow Group) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Cobia Acetow Group or any Liability arising from the operation of the Cobia Business. Notwithstanding the foregoing or any other provision of this Agreement or any Ancillary Agreement, to the extent that any member of the Cobia Acetow Group has any insurable claim based on any fact, action, failure to act or circumstance existing or occurring on or prior to the Closing under any insurance policy of any member of the Cobia Contributor Group in effect as of the Closing (other than, for the avoidance of doubt, any self-insurance programs), such member of the Cobia Acetow Group’s rights to coverage under such policy will continue with respect to such claims (to the extent permitted by such policies and subject to the terms and conditions of such policies) without the assessment of any charges or charge-back fees to such member or any requirement that such member make any payment with respect thereto or reimburse any member of the Cobia Contributor Group or insurers with respect thereto.
(b)    From and after the Closing, the Companies shall be responsible for securing all insurance it considers appropriate for the Company Group. Other than as set forth in this Section 7.9, the Companies further covenant and agree not to seek to assert or to exercise any other rights or claims of the Company Group or the Cobia Business under or in respect of any past or current insurance policy of the Cobia Contributor Group under which any member of the Company Group or the Cobia Business is an additional insured.
7.10    Litigation Support. In the event and for so long as a Party is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the Cobia Transferred Assets, the Cobia Assumed Liabilities, the Cobia Business or any member of the Company Group, upon the request of such Party, the other Parties shall, and shall cause their respective Subsidiaries and Affiliates (including, in the case of the Companies after the Closing, the members of the Company Group) and its and their respective officers and employees to, cooperate with such requesting Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that, Cobia and Swordfish acknowledge and agree that this Section 7.10 shall not apply with respect to any legal proceeding, Action, investigation, charge, claim, or demand with respect to which Cobia and/or its Affiliates are adverse to Swordfish and/or any of its Affiliates or claims by/against Companies arising out of this Agreement. Notwithstanding anything to the contrary in this Agreement, effective as of the Closing (i) the Companies hereby agree to (to the extent applicable) move for substitution or take similar actions under applicable Law for the Companies or its Subsidiaries (including, after the Closing, a member of the Company Group) to be substituted for any member of the Cobia Contributor Group in any and all Actions exclusively related to the Cobia Business and for such member of the Cobia Contributor Group to be released from any and all such Actions effective as of the Closing and (ii) Cobia hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for a member of the Cobia Contributor Group to be substituted for any member of the Company Group in any and all Actions not exclusively related to the Cobia Business and to move for such member of the Company Group to be released from any and all such Actions effective as of the Closing.
7.11    Recordation of Transfer of Certain Transferred Assets. Without prejudice to Section 9.7 hereof, the Companies acknowledge and agree that the Company Group shall be responsible,

at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Cobia Transferred IP and Cobia Transferred Assets from the title owner of each such Cobia Transferred IP and Cobia Transferred Asset to the Company Group, respectively, and to use reasonable best efforts to complete any requisite recordation or perfection of the assignment of the Cobia Transferred IP and Cobia Transferred Assets within six (6) months following the Closing.
7.12    Directors and Officers.
(a)    The Companies agree that all rights to indemnification for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, managers or officers of any member of the Swordfish Acetow Group or the Cobia Acetow Group (collectively, the “Covered Persons”) as provided in the Organizational Documents of such member of the Swordfish Acetow Group or the Cobia Acetow Group, indemnity or indemnification agreements or as provided pursuant to a resolution of the equityholder or any board of directors or similar governing body of any member of the Swordfish Acetow Group or the Cobia Acetow Group shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing; provided, that such Covered Persons undertake to repay such amount if it is ultimately determined that such Covered Person is not entitled to indemnification. Without limiting the generality of the foregoing, for a period of not less than six (6) years from the Closing, the Companies shall not, and shall not permit any member of the Company Group to, amend, modify or terminate any Organizational Document of any member of the Company Group, Contract or resolution regarding or related to such indemnification matters in any manner that would adversely affect any Covered Person’s right to indemnification thereunder. At or prior to the Closing, the Companies shall, at the Company Group’s sole cost and expense, and for a period of not less than six (6) years after the Closing Date, maintain (or shall obtain a six (6)-year “tail” policy providing for) liability insurance covering the Covered Persons with respect to matters occurring prior to the Closing Date and containing terms and conditions that are not, in the aggregate, less advantageous to the Covered Persons than Contributors’ current directors’ and officers’ liability insurance policies covering the Covered Persons, as applicable.
(b)    To the fullest extent permitted by applicable Law, the Companies shall, and shall cause their Affiliates (including each member of the Company Group) to, honor all obligations of each member of the Company Group to indemnify (including any obligations to advance funds for expenses to) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of such member of the Company Group exist on the date hereof, whether pursuant to Organizational Documents, indemnity or indemnification agreements, board (or similar governing body) resolution or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the Organizational Documents of such member of the Company Group or such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions.

(c)    Notwithstanding anything to the contrary herein, if any Covered Person is entitled to be reimbursed or indemnified by any Person (including any member of the Cobia Contributor Group or the Swordfish Contributor Group) other than a member of the Company Group, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 7.12 (the Companies hereby acknowledging and agreeing that indemnification as described in this Section 7.12, including payments from the insurance proceeds under the insurance policy required by Section 7.12(a), shall be the first recourse of the Covered Persons for indemnification relating to the subject matter of this Section 7.12).
(d)    Notwithstanding anything to the contrary herein, the provisions of this Section 7.12 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person and each Covered Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 7.12, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If a Company or its successors or assigns (x) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (y) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Company shall assume all of the obligations of such Company under this Section 7.12.
7.13    Intellectual Property. The Company Group acknowledges and agrees that the Company Group is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to the Cobia Marks and that Cobia and the other members of the Cobia Contributor Group are the exclusive owners of Cobia Marks, and, except as otherwise agreed in writing by the Company Group and any member of the Cobia Contributor Group (i) the Company Group shall have no rights in or to the Cobia Marks, (ii) on and after the Closing Date, the Company Group shall cease any and all use of the Cobia Marks (including in the respective corporate or other legal names of each member of the Company Group), and (iii) the Company Group shall not (A) use, register or seek to use or register in any jurisdiction any of the Cobia Marks or any other Marks confusingly similar thereto or (B) contest the use, ownership, validity or enforceability of any rights of Cobia or any of its Affiliates in or to any of the Cobia Marks. After the Closing Date, the Company Group shall not represent that it has authority to bind any member of the Cobia Contributor Group.
7.14    Misallocated Assets and Liabilities.
(a)    Prior to the Closing, the Cobia Contributor Group shall not transfer out of the Cobia Acetow Group any Cobia Business Retained Assets. If, following Closing, any Party discovers that the Company Group owns any right, property, asset or Liability that constituted Cobia Excluded Assets or Cobia Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by the Cobia Contributor Group to the Company Group were Cobia Excluded Assets or Cobia Excluded Liabilities as of the Closing Date, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Company Group following Closing for the applicable member of the Cobia Contributor Group, and the Company Group shall promptly transfer, assign and convey such rights, property, assets or Liability to Cobia (or any of its Affiliates as designated by Cobia) without any consideration therefor. If, following Closing, any Party discovers that any Cobia Transferred Asset or Cobia Assumed Liability was not transferred to the Company Group as part of the consummation of the transactions contemplated by this Agreement, then any such right, property, asset or Liability shall be deemed to have been held in trust by the Cobia Contributor Group following Closing for the applicable member of the Company, and the Cobia Contributor Group shall promptly transfer, assign and convey such Cobia Transferred Asset or Cobia Assumed Liability, as applicable, to the Companies (or any of their respective Subsidiaries as designated by the Companies) without additional consideration therefor. If, following Closing, any Party discovers that any Cobia Business Retained Asset was transferred out of the Cobia Acetow Group prior to the consummation of the transactions contemplated by this Agreement such that the Company Group does not own such Cobia Business Retained Asset, then any such Cobia Business Retained Asset shall be deemed to have been held in trust by the Cobia Contributor Group following Closing for the applicable member of the Company, and the Cobia Contributor Group shall promptly transfer, assign and convey such Cobia Business Retained Assets to the Companies or any of their respective Subsidiaries as directed by the Companies without additional consideration therefor.
7.15    Payments.
(a)    Each member of the Cobia Contributor Group, shall promptly pay or deliver to the applicable member of the Company Group as designated by the Companies any monies or checks which have been sent to such member of the Cobia Contributor Group after the Closing Date by customers, suppliers or other contracting parties of the Company Group in respect of the Cobia Transferred Assets or the Cobia Business.
(b)    The Company Group shall promptly pay or deliver to Cobia or its designees any monies or checks (including the amount of any net intercompany receivables in excess of $5 million owed to the Cobia Acetow Group by the Cobia Contributor Group (other than the Cobia Acetow Group) to the extent received by the Company Group after the Closing Date) that have been sent to the Company Group after the Closing Date by customers, suppliers or other contracting parties, to the extent such monies or checks are not in respect of the Cobia Transferred Assets or the Cobia Business and should have otherwise been sent to Cobia or any other member of the Cobia Contributor Group.
(c)    If, at any time after the Closing, an invoice, bill, purchase order or other similar documentation in respect of assets or services provided by or to the Cobia Business from any customer, supplier or other contracting party of any member of the Company Group or the Cobia Business is received by the Cobia Contributor Group and such member of the Cobia Contributor Group actually pays any amount with respect thereto, upon receipt of written notice and reasonable supporting documentation from such member of the Cobia Contributor Group, the Company Group shall promptly reimburse such member of the Cobia Contributor Group for any and all such amounts actually paid by such member of the Cobia Contributor Group. Such member of the Cobia Contributor Group shall, at its election, be permitted to offset from any amounts payable by such member of the Cobia Contributor Group to the Company Group pursuant to Section 7.15(a) any amounts due to such member of the Cobia Contributor Group pursuant to this Section 7.15(c) or 7.15(b).
7.16    Notification of Certain Matters. From the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Article XI, Cobia and Swordfish shall promptly notify each other of (a) any notice or other communication from any Governmental Entity in connection with any Action or investigation commenced or, to the Knowledge of Cobia or to the Knowledge of Swordfish, as applicable, threatened against, relating to or involving or otherwise affecting a Party which relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereunder or thereunder or (b) to the Knowledge of Cobia or to the Knowledge of Swordfish, any change, condition or event that (i) renders or would reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Sections 10.2(a) or 10.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) results or would reasonably be expected to result in any failure of such Party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or stratified by such Party; provided that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties.
7.17    Guarantees.
(a)    From and after the Closing and until such time as no Indemnified Guarantees remain outstanding, the Company Group shall, jointly and severally, indemnify and hold harmless the Cobia Contributor Group and their respective managers, officers, directors, employees, representatives, agents, successors and assigns (collectively, “Contributor Guarantors”) against any Losses solely to the extent occurring on or after the Closing that any Contributor Guarantor suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) any Contributor Guarantor issuing or having issued any guarantee, indemnity or other similar commitment, understanding, agreement or obligation relating to any Cobia Material Contracts as set forth in Section 7.17 of the Cobia Disclosure (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on any Contributor Guarantor with respect to any of the Indemnified Guarantees; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.
(b)    From and after the Closing and until such time as no Indemnified Guarantees remain outstanding, the Company Group shall use its reasonable best efforts to cause each Contributor Guarantor to be released as soon as practicable after the Closing in respect of all obligations of each Contributor Guarantor under each of the Indemnified Guarantees. Cobia shall cooperate with the Company Group to facilitate the release and substitution of the Indemnified Guarantees. The Company Group further agrees that, to the extent the beneficiary or counterparty under any Indemnified Guarantee does not accept any such substitute arrangement proffered by the Company Group or to the extent each Contributor Guarantor is not fully and irrevocably released and discharged, the Company Group shall promptly reimburse such Contributor Guarantor for any and all amounts paid by such Contributor Guarantor after the Closing with respect to any obligation arising under any Indemnified Guarantee. The Company Group will not be obligated to pay any amounts or provide other consideration in connection with obtaining or seeking to obtain such releases.
7.18    Modifications to Transaction Steps Schedule. The transactions set forth on the Transaction Steps Schedule hereto may only be amended with the prior mutual written consent of Cobia and Swordfish (such consents not to be unreasonably withheld, delayed or conditioned). Between the date hereof and the Closing Date, Cobia and Swordfish shall cooperate in good faith in the consideration and implementation of changes to the Transaction Steps Schedule and/or alternative structures to effect the transactions contemplated by this Agreement.
7.19    Financing Cooperation.
(a)    The Parties shall, and shall cause each of their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, and shall use their respective reasonable best efforts to cause their respective Representatives to, take or cause to be taken all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Financing prior to the Outside Date on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments; provided, however, for the avoidance of doubt, the Parties may mutually agree to amend, replace, supplement and/or modify the Financing Commitments, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Financing Commitments and such definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Financing Commitments (including any “flex” provisions contained therein) prior to the Closing Date and (iv) enforce their respective rights under the Financing Commitments. In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason other than due to the breach by a Party of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by a Party, the Parties shall, and shall cause each of their respective Subsidiaries and Affiliates to, use their respective reasonable best efforts to arrange to obtain, and shall use their respective reasonable best efforts to cause their respective Representatives to assist in obtaining, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event, which Alternative Financing (i) would not involve terms and conditions that are materially less beneficial to the Parties (provided that such reasonable best efforts shall not include requiring a Party or either LTP or UTP to pay any additional fees or to increase any interest rates applicable to the Financing in excess of the amount set forth in the Financing Commitment (including any “flex” provisions) on the date hereof), or, on such other terms that are mutually acceptable to the Parties in their sole discretion, (ii) would not involve any conditions to funding the Financing that are more onerous than the conditions contained in the Financing Commitments immediately prior to such portion of the Financing becoming unavailable and (iii) would not be reasonably expected to prevent, impede or delay the consummation of the Financing or such Alternative Financing or the transactions contemplated by this Agreement. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 7.19(a)) are available on the terms and conditions described in the Financing Commitments (or replacements thereof), then the Parties shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Financing as promptly as practicable. Without limiting the generality of the foregoing, each Party shall promptly notify the other Parties in writing, if the other Party has not already known, (A) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Financing Commitments, (B) of the receipt by such Party of any written notice or other written communication from any lender or other Debt Financing Source with respect to any actual breach, default, repudiation, cancellation or termination by any party to the Financing Commitments or (C) (I) there is a material dispute or disagreement between or among a Party on the one hand and any parties to any Financing Commitments or any definitive document related to the Financing on the other hand or (II) a Party reasonably expects that the borrower under the Financing Commitments will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. As soon as reasonably practicable, each Party shall provide any information reasonably requested by the other Parties relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. No Party shall (without the prior written consent of the other Parties) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing. For the avoidance of doubt, nothing herein shall prevent the Parties from replacing or amending the Financing Commitments in order to add lead arrangers, bookrunners, syndication agents or similar entities which had not executed the definitive documentation in respect of such Financing Commitments as of the date hereof or as required pursuant to the market flex provisions in the related fee letters. Upon any amendment, supplement, replacement or modification of the Financing Commitments made in compliance with this Section 7.19(a), the term “Financing Commitments” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing.
(b)    Prior to the Closing, each Party shall, and shall cause its Subsidiaries and Affiliates to, use its and their respective reasonable best efforts to, provide, and shall use its and their respective reasonable best efforts to cause its and their respective Representatives to, provide, all cooperation reasonably requested by the Debt Financing Sources that is necessary and customary in accordance with the terms of the Financing (or any permanent financing consummated in lieu thereof or Alternative Financing obtained in accordance with Section 7.19(a)), including using reasonable best efforts to take the following actions: (i) furnishing the Debt Financing Sources with the Required Information and other documents and information necessary to permit the Parties to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a “high-yield road show” relating to any permanent financing consummated in lieu of any part or all of the Financing, including all information, financial statements and financial data that is customarily included in an offering memorandum with respect to a private placement of high-yield debt securities pursuant to Rule 144A under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act), (ii) assist and use reasonable best efforts to cause its independent auditors to assist with the preparation of pro forma financial statements customarily included in offering documents for high yield debt securities (or reasonably required by the Debt Financing Sources and their respective agents), (iii) upon reasonable notice and prior to and during the Marketing Period, participating in a reasonable number of lender presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, any permanent financing consummated in lieu thereof or any Alternative Financing at reasonable times and locations mutually agreed and otherwise reasonably cooperating with the marketing efforts of the Debt Financing Sources for any portion of the Financing, any permanent financing consummated in lieu of the Financing or Alternative Financing, (iv) in advance of the Marketing Period (solely with respect to LTP Debt Financing), obtaining customary auditors’ consents and customary comfort letters of independent accountants (including “negative assurance” comfort), as necessary and customary for permanent financing consummated in lieu of any or all of the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act), (v) in advance of the Marketing Period, assisting in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda and similar documents; and (B) materials for rating agency presentations, (vi) in advance of the Marketing Period, obtaining customary authorization and representation letters requested by Debt Financing Sources in connection with the Financing, any permanent financing consummated in lieu thereof or any Alternative Financing, which authorization letter, in part, authorizes the distribution of information to prospective lenders or investors and contains a customary 10b-5 representation and representation to the Debt Financing Sources that the public side versions of such documents, if any, not include material non-public information about such Party and its Subsidiaries or any securities of the foregoing, (vii) facilitating the execution and delivery of the documents related to the Financing, including reasonably facilitating the provision of guarantee and pledging of collateral by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates), (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing), (viii) reasonably assisting with procuring customary payoff letters, lien releases and terminations, (ix) providing information regarding such Party and its Subsidiaries and Affiliates reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least four Business Days prior to the Closing, to the extent requested in writing eight Business Days prior to the Closing, (x) taking corporate action (subject to the occurrence of the Closing) reasonably necessary to permit the completion of the Financing, any permanent financing consummated in lieu thereof or any Alternative Financing, (xi) using commercially reasonable efforts to ensure that any syndication efforts in connection with the Financing benefit from its existing lending and investment banking relationships and (xii) updating any Required Information provided by such Party as may be necessary for such Required Information to remain Compliant. Notwithstanding the foregoing, nothing in this Section 7.19 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of such Party and its Subsidiaries and Affiliates.

(c)    From the date hereof and prior to the Closing, in the event it is reasonably likely that any portion of the Financing (including the Alternative Financing) will become unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason other than due to the breach by Cobia of any representation, warranty or covenant contained herein or as a result of the failure of a condition contained herein to be satisfied by Cobia, Swordfish shall use its reasonable best efforts to obtain the Jade Financing Amendment and Cobia shall, and shall cause its Subsidiaries and Affiliates to, use its and their respective reasonable best efforts to, and shall use its and their respective reasonable best efforts to cause its and their respective Representatives to, provide, all cooperation reasonably requested by Swordfish that is necessary and customary to consummate the Jade Financing Amendment. Each Party shall continue to use its reasonable best efforts to arrange to obtain Alternative Financing in accordance with the terms of this Section 7.19 prior to the consummation of any Jade Financing Amendment. Swordfish shall keep Cobia reasonably informed of the status of any Jade Financing Amendment.
(d)    Cobia shall, and shall cause each of its Subsidiaries and Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, and shall use its reasonable best efforts to cause its Representatives to, take or cause to be taken all actions and to do, or cause to be done, all things necessary or advisable to arrange and consummate the Cobia Acquisition Financing prior to the Outside Date on the terms and conditions described in or contemplated by the commitments under the Cobia Acquisition Financing Commitment Letter (the “Cobia Acquisition Financing Commitments”), including using reasonable best efforts to (i) maintain in effect the Cobia Acquisition Financing Commitments, (ii) satisfy (or obtain waivers to) on a timely basis all conditions to funding in the Cobia Acquisition Financing Commitments and such definitive agreements to be entered into pursuant thereto (provided that, for the avoidance of doubt, Cobia shall only be obligated to consummate the Cobia Acquisition Financing on the calendar day that is immediately before the Closing Date, which shall also be a Business Day), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Cobia Acquisition Financing Commitments prior to the Closing Date and (iv) enforce its rights under the Cobia Acquisition Financing Commitments. Cobia shall keep Swordfish informed on a reasonably current basis of the status of its efforts to arrange the Cobia Acquisition Financing. However, in the event any portion of the Cobia Acquisition Financing becomes unavailable on the terms and conditions contemplated in the Cobia Acquisition Financing Commitments for any reason, Cobia shall have no obligation to arrange for any replacement thereof. Without limiting the generality of the foregoing, Cobia shall promptly notify Swordfish in writing (A) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Cobia Acquisition Financing Commitments, (B) of the receipt by Cobia of any written notice or other written communication from any lender or other financing source with respect to any actual breach, default, repudiation, cancellation or termination by any party to the Cobia Acquisition Financing Commitments or (C) (I) there is a material dispute or disagreement between or among Cobia on the one hand and any parties to any Cobia Acquisition Financing Commitments or any definitive document related to the Cobia Acquisition Financing on the other hand or (II) Cobia reasonably expects that the borrower under the Cobia Acquisition Financing Commitments will not be able to obtain all or any portion of the Cobia Acquisition Financing on the terms, in the manner or from the sources contemplated by the Cobia Acquisition Financing Commitments or the definitive documents related to the Cobia Acquisition Financing. As soon as reasonably practicable, Cobia shall provide any information reasonably requested by Swordfish relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. Cobia shall not (without the prior written consent of Swordfish, such consent not to be unreasonably withheld, conditioned or delayed) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Cobia Acquisition Financing Commitment or the definitive agreements relating to the Cobia Acquisition Financing. Upon any amendment, supplement, replacement or modification of the Cobia Acquisition Financing Commitments made in compliance with this Section 7.19(d), the term “Cobia Acquisition Financing Commitments” shall mean the Cobia Acquisition Financing Commitments as so amended, replaced, supplemented or modified.
(e)    Prior to the Closing, at the request of Cobia, each of Swordfish, and as applicable, UTP and LTP shall, and shall cause their respective Subsidiaries and Affiliates to, use its and their respective reasonable best efforts to, provide, and shall use its and their respective reasonable best efforts to cause its and their respective Representatives to, provide, all cooperation reasonably requested by Cobia that is necessary to consummate the Cobia Acquisition Financing pursuant to the terms set forth in the Cobia Acquisition Financing Commitment Letter, including using reasonable best efforts to (i) provide information regarding UTP and LTP reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 at least four Business Days prior to the Closing, to the extent requested in writing eight Business Days prior to the Closing, (ii) provide the financing sources for the Cobia Acquisition Financing (the “Cobia Acquisition Financing Sources”) reasonable access to the closing process, including delivering draft and final funds flow statements for the Financing to Cobia Acquisition Financing Sources for their review (which funds flow statements shall include specific wiring instructions to pay off the Cobia Acquisition Financing), (iii) finalize a closing call script that includes the closing call steps set forth in the Cobia Acquisition Financing Commitment Letter and (iv) invite the representative of Cobia Acquisition Financing Sources to participate in the closing call for the Transaction and the Financing on the Closing Date.
(f)    Each Party shall indemnify and hold harmless the other Parties, their respective Subsidiaries and Affiliates from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing to the extent such losses arose out of or resulted from the gross negligence or willful misconduct of such Party, its Subsidiaries or Affiliates.
(g)    Each Party hereby consents to the use of the logos of such Party and its Subsidiaries and Affiliates in connection with the Financing; provided that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage such Party or such Party’s reputation or goodwill.
7.20    Pre-Closing Reorganization Actions; French Business.
(a)    Cobia shall, and shall cause the other members of the Cobia Contributor Group to use their reasonable best efforts to consummate the Cobia Reorganization Transactions (as modified, if applicable, pursuant to Section 7.18) prior to the Closing.

(b)    Swordfish shall, and shall cause the other members of the Swordfish Contributor Group to use their reasonable best efforts to consummate the Swordfish Reorganization Transactions (as modified, if applicable, pursuant to Section 7.18) prior to the Closing.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, Swordfish shall have no obligation whatsoever to sell, contribute, or transfer to Cobia, UTP or LTP, or any of their respective Subsidiaries, or (except as otherwise expressly set forth in the Put Option) take any other action hereunder with respect to, the French Business, unless and until Swordfish elects, in its sole discretion, to exercise its option to sell the French Business pursuant to the terms of the Put Option Agreement (the “French Election”). If Swordfish makes the French Election, from and after the time the French Election is made pursuant to the terms of the Put Option Agreement, the Parties will include the French Business in the transactions contemplated by this Agreement in accordance with the terms hereof, including the Transaction Steps Schedule. If Swordfish does not make the French Election in accordance with the Put Option Agreement by the expiration of the Put Option Period (as such term is defined in the Put Option Agreement), from and after the expiration of the Put Option Period and prior to the Closing, the Parties will work together in good faith and revise this Agreement solely to the extent necessary to exclude the French Business from the Swordfish Reorganization Transactions and other transactions contemplated by this Agreement, including to exclude the French Business from the term Swordfish Acetow Group for all purposes under the Agreement, such that at the Closing the French Business is held solely by Swordfish and is capable of operating on a stand-alone basis (when considered together with any services, supply or other agreements as may be necessary between the French Business and the Swordfish Contributor Group in order to facilitate the foregoing) (the “French Carve-Out”), and the Parties will work in good faith and negotiate the terms of any such agreements which will be put in place at Closing in order to accomplish the French Carve-Out.
7.21    Carveout Transaction Agreement.
(a)    From the date hereof through the Closing, the Swordfish Contributor Group shall comply with all of its obligations and enforce its rights in all material respects under the Swordfish Carveout Transaction Documents, including bringing actions to the extent necessary to preserve its rights for indemnification for damages for any breach thereof or any losses thereunder, and shall use its reasonable best efforts to cause the applicable counterparties to the Swordfish Carveout Transaction Documents to comply with their obligations thereunder. All cash proceeds or other benefits actually received by a member of the Swordfish Contributor Group (for the avoidance of doubt, including any member of the Swordfish Acetow Group) in respect of a claim for indemnification or damages under the Swordfish Carveout Transaction Documents (“Collected Losses”) shall be for the account of the Swordfish Acetow Group and shall not be dividended or otherwise distributed to any securityholder of the Swordfish Acetow Group. Prior to Closing and, to the extent that any rights or benefits under the Swordfish Carveout Transaction Documents are not assigned to the Assignees as of Closing, on and after Closing, Swordfish shall promptly (in any event within five (5) Business Days) inform Cobia in reasonable detail of any communications, actions and developments it in good faith considers material with respect to the

Swordfish Carveout Transactions Documents or any transactions contemplated thereby (including any breach or claim, notice of breach or claim or of threatened breach or claim, in each case, written or otherwise, received or delivered by any party to Swordfish Carveout Transactions Documents) and shall provide Cobia, as promptly as reasonably practicable upon request, with updates with respect to the transactions contemplated by the Swordfish Carveout Transaction Documents.
(b)    The Swordfish Contributor Group shall not agree or consent to any termination, or material amendment or material modification of, or waive any material rights under, the Swordfish Carveout Transaction Documents without the prior written consent of Cobia (such consent not to be unreasonably withheld, conditioned or delayed).
7.22    Transition Services Roadmap
(a)    Following the date hereof, the Parties agree to use reasonable best efforts to create a roadmap for the services provided under the Cobia Transition Services Agreement and the Swordfish Transition Services Agreement to be insourced between the date hereof and Closing.
(b)    The Fee (as defined in the Cobia Transition Services Agreement) for any Services (as defined in the Cobia Transition Services Agreement) agreed to be provided by Cobia to the Solvay Business shall be at cost plus five percent (5%).
7.23    No Solicitation. From the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, each Party shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of all or a substantial portion of the business or assets or equity interests of the Cobia Business or the Swordfish Acetow Group (taken as a whole), as applicable, other than the transactions contemplated by this Agreement and other than, for the avoidance of doubt, any transaction, including a merger, consolidation, business combination, purchase or disposition of all or substantially all of the assets or equity interests of Celanese Corporation (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Cobia Business or the Swordfish Acetow Group, as applicable, in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, that nothing in this Section 7.23 shall prohibit Cobia from undertaking any merger, tender offer, sale of assets, sale of equity, consolidation, restructuring, distribution of equity, share exchange or other similar transactions unrelated to the Cobia Business.
7.24    Termination of Administrative Services. The Companies acknowledge that the Cobia Business and certain members of the Cobia Acetow Group currently receive from the members of the Cobia Contributor Group the administrative and corporate services and benefits which are generally provided to other businesses and members of the Cobia Contributor Group. The Parties acknowledge that, except as provided in the Ancillary Agreements, such administrative and corporate services and benefits shall cease at the Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto.
7.25    Swordfish Resignations. Swordfish shall deliver to Cobia and the Companies resignations effective as of or prior to the Closing Date of the directors (or equivalent member of a governing body) of the Swordfish Acetow Group as reasonably requested by Cobia no later than five (5) Business Days prior to the Closing (in each case, in a form reasonably satisfactory to Cobia).
7.26    Joint Venture Name. Prior to the date of Closing, Cobia and Swordfish shall mutually agree on a name for the joint venture. Within 180 days after the Closing Date, the Companies shall make all filings with any and all offices, agencies and bodies and take all other actions necessary to adopt new corporate names, registered names, and registered fictitious names of the Cobia Acetow Group and Swordfish Acetow Group.
7.27    Management Incentive Program. Prior to the date of Closing, Cobia and Swordfish shall work in good faith to mutually agree on a management incentive program for the Companies. For the avoidance of doubt, from and after the Closing (i) any incentive programs in existence prior to the date of Closing at Swordfish (including the Swordfish Acetow Group) shall no longer be in effect and Swordfish shall have made payments such that each shall not be owing any payments thereunder to the applicable recipients and (ii) the Companies shall not assume any obligations or liabilities of any incentive program, performance share units or stock options of Cobia in existence prior to the date of Closing. The parties shall use their reasonable best efforts to modify or amend the Governance Agreements to the extent necessary to reflect any such agreement.
7.28    Modifications to Governance Agreements. To the extent Cobia provides written notice to Swordfish no later than ten (10) Business Days in advance of the Closing, Cobia may elect to remove the provisions contained in Clause 13.1.1 of the A&R LTP Partnership Agreement and the corresponding provisions in the A&R LTP GP LLC Agreement, in which case, (i) the allocation, distribution, liquidation and other provisions contained in such schedules to the extent related to Clause 13.1.1 of the A&R LTP Partnership Agreement shall be replaced with and conformed to the corresponding provisions contained in the A&R UTP Partnership Agreement and the A&R UTP GP LLC Agreement and (ii) Section 2.10 set forth in the Framework Agreement shall be deleted.
7.29    Capital Expenditures Schedule VI. No later than 30 days prior to the anticipated Closing Date, Cobia and Swordfish shall cooperate in good faith to modify the estimated amounts set forth on Schedule VI to reflect the then-anticipated completion costs associated with the projects set forth therein; provided that no such modification shall be effective without the consent of both Cobia and Swordfish.
ARTICLE VIII

EMPLOYEE MATTERS COVENANTS

8.1    Transferred Employees.
(a)    The Parties agree that each Business Employee who, as of immediately prior to the Closing, is an employee of a member of the Swordfish Acetow Group or the Cobia Acetow Group shall continue employment with such member of the Swordfish Acetow Group or the Cobia Acetow Group, as applicable, immediately following the Closing.
(b)    As of the Closing, the appropriate member(s) of the Cobia Acetow Group shall assume (or cause to be assumed) in accordance with applicable Law, the employment of each Cobia Business Employee whose employment transfers to such member(s) of the Cobia Acetow Group pursuant to the Transfer Regulations or otherwise by operation of Law in connection with or as a result of the Cobia Reorganization Transactions or the transactions contemplated by this Agreement.
(c)    The Cobia Acetow Group shall, or shall cause its Affiliates to, make offers of employment, effective as of the Closing Date, to all Cobia Business Employees who, as of immediately prior to the Closing, are not employed by a member of the Cobia Acetow Group and whose employment does not transfer to the Cobia Acetow Group (including, after the Closing, any member of the Company Group) pursuant to the Transfer Regulations or otherwise by operation of Law. Each such offer of employment by the Cobia Acetow Group shall be on terms and conditions, for location, position, salary and bonus opportunities that are at least equivalent in the aggregate as are provided to each such Cobia Business Employee by the Cobia Contributor Group immediately prior to the Closing Date. Such offers of employment shall be delivered to each such Cobia Business Employee in writing at least five (5) days prior to the anticipated Closing Date.
(d)    Any Business Employee described in (a) or (b) above, and any Business Employee who accepts the offer of employment described in Section 8.1(c) and actually commences employment with the Companies or any of their Subsidiaries (including any member of the Cobia Acetow Group) on or immediately after the Closing, or pursuant to the Cobia Reorganization Transactions, shall be referred to as a “Transferred Employee”.
(e)    For purposes of any notice, retention, severance, retrenchment or termination benefit plan, program, policy, agreement or arrangement, the transactions contemplated by this Agreement shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby, so that Transferred Employees will be offered continuous and uninterrupted employment immediately before, during and immediately following the Closing.
(f)    Swordfish, Cobia, the Companies and their respective Affiliates shall comply with their obligations under the Transfer Regulations and any other applicable Laws to notify and/or consult with Business Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to any other Party as may be required for such Party to comply with its notification and/or consultation obligations in connection with the transactions contemplated by this Agreement. Each Party shall promptly update the other Parties on the status and content of such notifications and consultations.

Each Party agrees, to the extent reasonably requested by another Party and consistent with Law and such first Party’s constitutional framework with any applicable employee representative bodies, to allow such other Party to participate in consultations and/or negotiations with labor unions and/or works councils in connection with the transactions contemplated by this Agreement.
(g)    Newco BR shall, following Newco BR obtaining the necessary operating licenses to operate on a stand-alone basis, make offers of employment to those employees of Swordfish Brazil exclusively dedicated to the Swordfish Business. Each such offer of employment by Newco BR shall comply with applicable Law and be on terms and conditions that are substantially equivalent and contain salary and bonus opportunities that are at least equivalent in the aggregate to such amounts by Swordfish Brazil immediately prior to the date of such offers of employment. Such offers of employment shall be delivered to each such employee of Swordfish Brazil in writing no less than five (5) days after the date such operating licenses are obtained.
8.2    Compensation and Benefits.
(a)    Except as required by the terms of any Contributor Benefit Plan or as otherwise determined by Cobia, effective as of the Closing, each Business Employee shall cease to actively participate in (including eligibility to contribute to) and accrue benefits under all Contributor Benefit Plans. The applicable member of the Cobia Contributor Group or the Swordfish Contributor Group shall retain any Liability under Contributor Benefit Plans (other than with respect to Liabilities specifically referenced herein or that are reflected in Working Capital). After the Closing Date, the Company Group shall cooperate with Swordfish or Cobia, as applicable, to provide such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under any Contributor Benefit Plan or any other Swordfish Employee Benefit Plan or Cobia Employee Benefit Plan, as applicable, that continues to be maintained by Swordfish (or any member of the Swordfish Contributor Group) or Cobia (or any member of the Cobia Contributor Group).
(b)    For the purposes of eligibility to participate, vesting (other than for any equity or equity-based compensation), and with respect to vacation, paid time off, and severance compensation only under the employee benefit plans of the Company Group providing benefits to any Transferred Employees after the Closing, including the Assumed Business Employee Plans (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with the applicable Contributor and their respective predecessors before the Closing, to the same extent as such Transferred Employee was entitled, before the Closing, to credit for such service under any similar Contributor Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Company Group shall use reasonable best efforts to ensure that (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing coverage under a Contributor Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and any such waiting time requirement was satisfied under the applicable Old Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, the Company Group shall cause all pre-existing condition exclusions, limitations, and actively-at-work requirements of such New Plan to be waived or satisfied for such Transferred Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such employee participated immediately prior to the Closing, and the Company Group shall cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    With respect to Transferred Employees in the United States:
(i)    Contributors shall retain the obligation to provide health continuation coverage required by Section 4980B of the Code (“COBRA”) under an applicable Contributor Benefit Plan with respect to any Business Employee and his or her “qualified beneficiaries” (as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) prior to and including the Closing Date, and the Company Group shall assume, or cause to be assumed, the obligation to provide health continuation coverage required by COBRA under a New Plan with respect to any Transferred Employee and his or her qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) who experience a “qualifying event” (as defined in Section 4980B(f)(3) of the Code) after the Closing Date.
(ii)    Effective on the Closing Date or as soon as administratively practical following the Closing Date, Cobia shall: (a) amend the Celanese Americas Retirement Savings Plan, a tax-qualified “401(k)” plan in which Transferred Employees who were Cobia Business Employees participated prior the Closing Date, to become a “multiple employer” plan (as such term is defined in Section 413 of the Code), (b) take such actions as necessary to permit the Companies to become a “participating employer” in such plan and (c) ensure that the former Cobia Business Employees remain participants in the plan on substantially the same terms and conditions in the aggregate as applied under the plan immediately prior to the Closing Date; provided, however, that for the avoidance of doubt, Cobia shall retain the right to amend, modify or terminate the Celanese Americas Retirement Savings Plan, in whole or in part, including, without limitation with respect to former Cobia Business Employees, at any time in its sole discretion in accordance with the terms of the Plan.
8.3    WARN and Corresponding State Laws. The Company Group shall assume and be solely responsible for and agrees to indemnify, hold harmless and, at the option of each Contributor, to defend such Contributor or any of its respective Affiliates from and against any Liability arising under the Worker Adjustment and Retraining Notification Act and any similar applicable foreign, state, and local Laws (“WARN”) on or after the Closing Date as a result of the Company Group’s actions or any of their failure to serve sufficient notice pursuant to WARN.
8.4    Unused Vacation, Sick Leave and Personal Time. At the Closing, the Company Group shall assume and honor all vacation, sick leave and other personal time off accrued and unused as of the Closing of each Transferred Employee. Thereafter, such accrued and unused time shall be subject to the vacation, sick leave and other personal time-off policies of the Company Group applicable to the respective Transferred Employee, consistent with Section 8.1 and Section 8.2 of this Agreement.
8.5    Workers’ Compensation and Health Benefits. Cobia Contributor Group shall be solely responsible for workers’ compensation by or with respect to any Transferred Employee described in Section 8.1(b) or Section 8.1(c) that are incurred prior to the Closing and the Company Group shall be solely responsible for workers’ compensation by or with respect to any Transferred Employee that are incurred after the Closing. For purposes of this Section 8.5, a workers’ compensation Liability shall be considered incurred before the Closing if the injury or condition giving rise to the claim occurs before the Closing. Unless otherwise provided under applicable Law, the Swordfish Employee Benefit Plans or the Cobia Employee Benefit Plans, as applicable, that provide group health benefits shall be solely responsible for health benefit claims incurred by Transferred Employees before the Closing. For purposes of this Section 8.5, a health benefit claim shall be considered incurred before the Closing if the rendering of the health service occurs before the Closing. The applicable Contributor, on the one hand, and the Company Group on the other, shall provide access to all applicable records with respect to such workers’ compensation and health benefit claims to allow the other Party (or its Affiliates) to perform its obligations pursuant to this Section 8.5.
8.6    No Third-Party Beneficiaries. This Article VIII is solely for the benefit of the Parties, and nothing in this Article VIII, whether express or implied, is intended to confer upon any other Persons any rights or remedies hereunder. Nothing in this Agreement, express or implied, shall (i) confer upon any current or former employee of Swordfish or Cobia or any of their respective Subsidiaries or Affiliates (including any Transferred Employees), any rights or remedies to employment or continued employment for any term or condition of employment for any specified period, of any nature or kind whatsoever, or limit the ability of Contributors, the Company Group or any of their respective Affiliates from terminating the employment of any Person (including any Transferred Employee); (ii) be construed to establish, amend or modify any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement; (iii) limit the ability of Contributors, the Company Group or any of their respective Affiliates to amend, modify or terminate any Benefit Plan or other benefit or compensation plan, program, agreement, policy, contract or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) create any third-party beneficiary rights or obligations in any Person other than the parties to this Agreement.
ARTICLE IX

TAX MATTERS

9.1    Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for or with respect to Taxes for any Straddle Period the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company Group were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (ii) periodic taxes such as real and personal property and ad valorum taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.
9.2    Tax Returns.
(a)    Each of Swordfish Acetow Group and Cobia shall respectively prepare or cause to be prepared and file or cause to be prepared and timely filed all Tax Returns required to be filed by or with respect to the Swordfish Acetow Group or the Cobia Acetow Group, as applicable, for any Pre-Closing Period (each such Tax Return, a “Pre-Closing Separate Tax Return”) that is due on or before the Closing Date (including applicable extensions); provided, that each such Pre-Closing Separate Tax Return shall be prepared in good faith and in accordance with the past practices of the members of the Swordfish Acetow Group, the Cobia Contributor Group or the Cobia Acetow Group (or the Cobia Business), as applicable, except as otherwise required by applicable Law.
(b)    The Company (or the applicable member of the Company Group) shall prepare and timely file or cause to be prepared and timely filed all other Tax Returns required to be filed by or with respect to the Swordfish Acetow Group or the Cobia Acetow Group, unless otherwise required by applicable Law. The Company Group shall prepare or cause to be prepared each such Pre-Closing Separate Tax Return (including any Tax Return with respect to a Straddle Period) that is due after the Closing Date (taking into account applicable extensions) in good faith and in accordance with the past practice of the applicable member of the Swordfish Acetow Group or the Cobia Acetow Group, as applicable, except as otherwise required by applicable Law. The Company shall provide each such Pre-Closing Separate Tax Return (including any Tax Return with respect to a Straddle Period) to Swordfish (to the extent such Tax Returns relate to the Swordfish Acetow Group) or Cobia (to the extent such Tax Returns relate to the Cobia Acetow Group or the Cobia Business) for Swordfish’s or Cobia’s, as applicable, review and comment at least thirty (30) calendar days prior to the due date for such return (taking into account applicable extensions). To the extent permitted by applicable law, the Company shall accept any such comments from Cobia and Swordfish, as applicable, other than (i) any comments from Cobia that would have a material tax effect that is adverse to any member of the Company Group or the Swordfish Contributor Group (taking into account any monetary consideration offered by Cobia to compensate the negatively affected party) and (ii) any comments from Swordfish that would have a material tax effect that is adverse to any member of the Company Group or the Cobia Contributor Group (taking into account any monetary consideration offered by Swordfish to compensate the negatively affected party).
(c)    Notwithstanding anything in this Agreement to the contrary, Cobia shall control the preparation and filing of any Combined Tax Return of a member of the Cobia Contributor Group that includes any member of the Cobia Acetow Group and Swordfish shall control the preparation and filing of any Combined Tax Return of a member of the Swordfish Contributor Group that includes any member of the Swordfish Acetow Group; provided, that, to the extent such Combined Tax Returns relate to any member of the Cobia Acetow Group or Swordfish Acetow Group, as applicable, the portions of such Combined Tax Return related to such member shall be prepared in good faith and in accordance with past practices; provided, further, that, no such Combined Tax Return shall be prepared in a manner that results in a material tax effect that is adverse to any member of the Company Group or the Swordfish Contributor Group (with respect to Combined Tax Returns of the Cobia Contributor Group) or the Cobia Contributor Group (with respect to Combined Tax Returns of the Swordfish Contributor Group) taking into account any monetary consideration offered by Cobia to compensate the negatively affected party, without the prior written consent of Swordfish or Cobia, as applicable. Neither the Cobia Contributor Group nor the Swordfish Contributor Group shall amend any Combined Tax Return in a manner that would reasonably be expected to result in material tax effect that is adverse to any member of the Company Group or the Swordfish Contributor Group (with respect to Combined Tax Returns of the Cobia Contributor Group) or the Cobia Contributor Group (with respect to Combined Tax Returns of the Swordfish Contributor Group), taking into account any monetary consideration offered by Cobia to compensate the negatively affected party, without the prior written consent of Swordfish or Cobia, as applicable.
(d)    No member of the Swordfish Contributor Group, the Cobia Contributor Group or the Company Group shall amend any Pre-Closing Separate Tax Return (including any Tax Return with respect to a Straddle Period), or revoke or modify any election relating thereto, with respect to the Swordfish Acetow Group or the Cobia Acetow Group without the prior written consent of Swordfish and/or Cobia, as applicable (in each case, such consent not to be unreasonably withheld, conditioned or delayed). Each of the Companies, the Contributors and their respective Affiliates shall cooperate in preparing and filing Tax Returns governed by this Section 9.2, including by promptly providing (or causing to be provided) to a Contributor any information reasonably requested by such Contributor in connection therewith (including any powers of attorney), and the Company Group shall use reasonable best efforts to prepare (or cause to be prepared) such information in a manner and on a reasonable timeline requested by a Contributor, which information and timeline shall be consistent with the past practice of the Swordfish Contributor Group and the Swordfish Acetow Group (with respect to such request from Swordfish) or the Cobia Contributor Group and the Cobia Acetow Group (with respect to such request from Cobia), as applicable.
9.3    Certain Tax Refunds. Swordfish shall be entitled to any refunds of or credits of or against any Taxes that are Swordfish Excluded Tax Assets and Cobia shall be entitled to any refunds or credits of or against any Taxes that are Cobia Excluded Tax Assets (except, in each case, to the extent such refunds were reflected as an asset in Working Capital on the applicable Final Cobia Post-Closing Financial Statement or Final Swordfish Post-Closing Financial Statement, are otherwise with respect to a Tax incurred by a member of the Company Group that Swordfish or Cobia, as applicable, did not indemnify for pursuant to this Agreement, or are payable to a third-party pursuant to the Jade SPA). Any refunds or credits of or against Taxes of the Company Group for any Straddle Period shall be equitably apportioned between the applicable Contributor and the Company Group in accordance with the principles set forth in Section 9.1. The Company Group shall pay to the applicable Contributor (or any Affiliate of such Contributors designated by such Contributor), the amount of such refund or credit (including any interest paid thereon and net of any costs and Taxes directly or indirectly imposed on the receipt or accrual of such refund (including any withholding Taxes directly or indirectly incurred in connection with the payment of such amount by the Company Group)) in readily available funds within fifteen (15) days of the actual receipt of the refund or the application of such credit against Taxes otherwise payable. No amounts shall be payable by the Company Group under this Section 9.3 to the extent the receipt of such refund or credit obligates any member of the Company Group to make a payment to a third party pursuant to a contract entered into on or prior to the Closing Date or under applicable Law. Notwithstanding anything to the contrary in this Section 9.3, (i) Cobia shall be entitled to a refund or credit in respect of a Cobia Transaction Tax only to the extent such Transaction Tax was incurred by a member of the Cobia Contributor Group (including such Taxes paid by a member of the Cobia Acetow Group prior to Closing) and not reflected in the Final Cobia Valuation Amount (except to the extent of a reduction in the Cobia Valuation Amount attributable to Cobia Indemnified Transaction Taxes) or otherwise borne by the Company pursuant to Section 12.8(c) and (ii) Swordfish shall be entitled to a refund or credit in respect of a Swordfish Transaction Tax only to the extent such Transaction Tax was incurred by a member of the Swordfish Contributor Group and not reflected in the Final Swordfish Valuation Amount (except to the extent of a reduction in the Final Swordfish Valuation Amount attributable to Swordfish Indemnified Transaction Taxes) or otherwise borne by the Company pursuant to Section 12.8(c).
9.4    Tax Proceedings. Notwithstanding any other provision of this Agreement, Swordfish or its designees shall have the right to elect to control any Tax Proceeding on behalf of any member of the Company and its Subsidiaries for which it could reasonably be liable pursuant to Section 12.8(b) and Cobia or its designees shall have the right to elect to control any Tax Proceeding on behalf of any member of the Company and its Subsidiaries for which it could reasonably be liable pursuant to Section 12.8(a) (each, a “Contributor Tax Contest”); provided, that (i) the Company Group shall have the right, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions of briefs or similar documents made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, (ii) such Contributor shall defend or prosecute such Tax Proceeding diligently and in good faith, and (iii) such Contributor shall keep the Company Group and the other Contributor advised of any significant developments and events relating to such Tax Proceeding. Any member of the Company Group shall promptly notify the applicable Contributor in writing upon receiving notice from any Tax Authority of the commencement of any Contributor Tax Contest, and the Company Group shall take all actions reasonably necessary (including providing a power of attorney) to enable the applicable Contributor or its designees to exercise its control rights as set forth in this Section 9.4; provided, that no failure or delay by the Company Group to provide notice of a Tax Proceeding shall reduce or otherwise affect the obligation of the Contributors hereunder, except to the extent that such Contributor is actually materially prejudiced by such failure or delay. In the case of any Contributor Tax Contest of or relating to the Swordfish Acetow Group or the Cobia Business or the Cobia Acetow Group that reasonably would be expected to give rise to any material Tax of the Company Group or any of the other Contributors for any Post-Closing Period, the applicable Contributor or its designees shall not settle such Contributor Tax Contest without the prior written consent of the Company Group or the other Contributor, as applicable, such consent not to be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, to the extent any provision of this Section 9.4 conflicts with Section 12.4, this Section 9.4 shall govern.
9.5    Cooperation and Exchange of Information.
(a)    Each Contributor, on the one hand, and the Companies, on the other hand, shall provide to the other Parties to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided or that relates to a Combined Tax Return.
(b)    Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company Group for Pre-Closing Periods until the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate. Thereafter, Contributors, on the one hand, and the Companies, on the other hand, holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.
(c)    Notwithstanding anything to the contrary in this Agreement, no Party shall be required to deliver or otherwise provide cooperation, documentation or information that is not related to the operation of the business of the Companies or that it considers in good faith to be proprietary.
9.6    Tax Sharing Agreements. To the extent relating to any member of the Swordfish Acetow Group or the Cobia Acetow Group, each Contributor shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement or pursuant to the Swordfish Carveout Transaction Documents), if any, to which any member of the Swordfish Acetow Group or the Cobia Acetow Group, on the one hand, and any member of the Swordfish Contributor Group or the Cobia Contributor Group (as applicable), on the other hand, are parties, and none of the Contributors nor any of their Affiliates nor any member of the Company Group shall have any rights or obligations thereunder after the Closing.

9.7    Transfer Taxes. The Party responsible under applicable Law for paying Transfer Taxes imposed in connection with the transactions contemplated by this Agreement and filing any related Tax Returns shall pay such Transfer Taxes and prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the Company Group. Each Contributor and the Companies shall, and shall cause their respective Affiliates to, cooperate to pay such Transfer Taxes and timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any such Transfer Taxes. Each Contributor and the Companies shall cooperate and use their reasonable best efforts to minimize or eliminate the imposition of any Transfer Taxes.
9.8    Tax Reporting. The Parties agree to comply with the provisions of Schedule VIII.
Transaction Tax Limitations
(a)     Notwithstanding anything to the contrary in this Agreement, the aggregate amount of Cobia Transaction Taxes to be borne by the Company Group (as a result of having increased the Cobia Valuation Amount or paid or indemnified by a member of the Company Group after the Closing) shall in no event exceed the Cobia Transaction Tax Cap. If a Cobia Transaction Tax treated as a Cobia Assumed Transaction Tax is subsequently refunded to or recovered by the Company Group, then the amount of such refund or recovery shall reduce the amount of Cobia Transaction Taxes treated as borne by the Company Group for purposes of applying the Cobia Transaction Tax Cap in the foregoing sentence.
Notwithstanding anything to the contrary in this Agreement, the aggregate amount of Swordfish Transaction Taxes to be borne by the Company Group (as a result of having increased the Swordfish Valuation Amount or paid or indemnified by a member of the Company Group after the Closing) shall in no event exceed the Swordfish Transaction Tax Cap. If a Swordfish Transaction Tax treated as a Swordfish Assumed Transaction Tax is subsequently refunded to or recovered by the Company Group, then the amount of such refund or recovery shall reduce the amount of Swordfish Transaction Taxes treated as borne by the Company Group for purposes of applying the Swordfish Transaction Tax Cap in the foregoing sentence.
ARTICLE X

CONDITIONS TO OBLIGATIONS TO CLOSE
10.1    Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:
(a)    Antitrust Approvals. The waiting period (or any extension thereof), clearances, approvals and/or consents (as applicable) set forth in Schedule V, shall have expired, been terminated or been obtained (as applicable).
(b)    No Injunctions. There shall not be in effect any Order by a Governmental Entity restraining, enjoining, having the effect of making the transactions contemplated by this

Agreement or the Ancillary Agreements illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(c)    No Illegality. No Law shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(d)    The Reorganization Transactions. The Reorganization Transactions shall have been completed in all material respects.
(e)    Jade Acquisition Financing. Prior to or contemporaneously with the Closing, either (i) the Jade Acquisition Financing shall have been or shall be repaid in full and all related commitments terminated and liens released or (ii) Swordfish (or its applicable Affiliate) shall have received a fully executed Jade Financing Amendment that has become effective.
10.2    Conditions to Swordfish’s Obligation to Close. Swordfish’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Cobia set forth in Article IV (other than the Fundamental Cobia Representations and the representations and warranties set forth in Section 4.4(b)(i)) and the representations and warranties of LTP set forth in Article VI (other than the Fundamental Company Representations set forth in Article VI), shall be true and correct, determined without regard to any qualification as to materiality or “Cobia Material Adverse Effect,” at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Cobia Material Adverse Effect, (ii) the Fundamental Cobia Representations and the Fundamental Company Representations set forth in Article VI shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date and (iii) the representation and warranty set forth in Section 4.4(b)(i) shall be true and correct in all respects; provided, however, that, in each case of clauses (i) and (ii), representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(b)    Covenants and Agreements. The covenants and agreements of Cobia and the Companies set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.
(c)    Officer’s Certificate. Swordfish shall have received a certificate, dated as of the Closing Date and signed on behalf of Cobia by an executive officer of Cobia, stating that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.
10.3    Conditions to Cobia’s Obligation to Close. Cobia’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Swordfish set forth in Article III (other than the Fundamental Swordfish Representations and the representations and warranties set forth Section 3.4(b)(i) and in the first sentence of Section 3.9(c)) and the representations and warranties of UTP set forth in Article V (other than the Fundamental Company Representations set forth in Article V), shall be true and correct, determined without regard to any qualification as to materiality or “Swordfish Material Adverse Effect,” at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Swordfish Material Adverse Effect, (ii) the Fundamental Swordfish Representations and the Fundamental Company Representations set forth in Article V shall be true and correct in all material respects, at and as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date and (iii) the representation and warranty set forth in Section 3.4(b)(i) shall be true and correct in all respects; provided, however, that, in each case of clauses (i) and (ii), representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above), only as of such date or period.
(b)    Covenants and Agreements. The covenants and agreements of Swordfish set forth in this Agreement to be performed on or before the Closing Date shall have been performed in all material respects.
(c)    Officer’s Certificate. Cobia shall have received a certificate, dated as of the Closing Date and signed on behalf of Swordfish by an executive officer of Swordfish, stating that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.
10.4    Frustration of Closing Conditions. Neither Cobia nor Swordfish may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
ARTICLE XI

TERMINATION
11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Cobia and Swordfish;
(b)    by either Cobia or Swordfish upon written notice to the other, if:
(i)    the Closing shall not have occurred on or before the date that is the twelve month anniversary of the date hereof (the “Initial Outside Date”); provided, however, that if any of the conditions set forth in Sections 10.1(a), (b), (c) and (e) (but for the purposes of Section 10.1(b) or Section 10.1(c), only if such Order, Action or Law is under or pursuant to an Antitrust Law) shall not have been satisfied or duly waived but all other conditions to the Closing set forth in Article X have been satisfied by the Initial Outside Date (other than those conditions that by their nature cannot be satisfied until the Closing Date, provided such conditions remain capable of being satisfied), then either Party may extend the Initial Outside Date by written notice to the other Party by an additional ninety (90) days (the “Second Outside Date”); or
(ii)    if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and such Order becomes effective and final and nonappealable;
As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to proviso under Section 11.1(b)(i), in which case, the term “Outside Date” shall mean the Second Outside Date, in each case as may be extended pursuant to the proviso. Notwithstanding the foregoing, the right to terminate this Agreement under Section 11.1(b)(i) shall not be available to any Party whose failure or whose Affiliate’s failure to perform any covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before the Outside Date.
(c)    by Cobia upon written notice to Swordfish if Swordfish shall have breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Swordfish is notified by Cobia in writing of such breach or failure to perform; provided, that Cobia is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b); or
(d)    by Swordfish upon written notice to Cobia if Cobia or the Companies shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.2(a) or Section 10.2(b) and (ii) (x) cannot be or is not cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Cobia is notified by Swordfish in writing of such breach or failure to perform; provided, that Swordfish is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 10.3(a) or Section 10.3(b).
11.2    Effect of Termination. In the event of termination of this Agreement by either or both of Cobia and Swordfish pursuant to Section 11.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party to this Agreement (including, for the avoidance of doubt, the Debt Financing Sources and any of their related parties; provided, however, the foregoing shall not limit the duties, obligations or liabilities of the Debt Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby) or any rights and remedies against the Debt Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby), subject to any limitations expressly provided therein), except as set forth in this Section 11.2; provided, however, that (a) the provisions of Section 7.7 (Public Announcements) and Article XIII (General Provisions) shall survive any termination of this Agreement and (b) nothing in this Agreement shall relieve any Party from Liability for any fraud or willful and material breach of this Agreement.
11.3    Extension; Waiver. At any time prior to the Closing, Cobia, on the one hand, or Swordfish, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Parties contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
ARTICLE XII

INDEMNIFICATION
12.1    Survival of Representations, Warranties, Covenants and Agreements.
(a)    The representations, warranties, covenants and agreements of each of Cobia and Swordfish contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the Fundamental Cobia Representations and Fundamental Swordfish Representations shall survive the Closing until the date that is five (5) years after the Closing Date, (ii) the representations and warranties contained in Section 3.17 (Taxes) and Section 4.17 (Taxes) shall survive the Closing until the date of expiry of the statute of limitations applicable to the underlying Tax plus one month, (iii) any covenant or agreement of Cobia or Swordfish (as applicable) to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms, (iv) any covenant or agreement of Cobia or Swordfish (as applicable) that, by its terms, contemplates performance at or prior to the Closing shall terminate upon the Closing, except that claims for indemnification in respect of any breach thereof shall survive the Closing until the date that is eighteen (18) months after the Closing Date, (v) any claims for indemnification in respect of the matters set forth on Section 12.2(a)(iv) shall survive the Closing until the date that is five (5) years after the Closing Date and (vi) any claims for indemnification in respect of the matters set forth on Section 12.2(b)(iv) shall survive the Closing until the date that is five (5) years after the Closing Date. Written notice of a claim against Cobia must be given by a Company Indemnified Party to Cobia in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants or agreements; provided that written notice of a claim with respect to a covenant or agreement of Cobia to be performed, in whole or in part, after the Closing Date, must be given by a Company Indemnified Party to Cobia no later than six (6) months following the expiration of such covenant or agreement in accordance with its terms. Written notice of a claim against Swordfish must be given by a Company Indemnified Party to Swordfish in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants or agreements; provided that written notice of a claim with respect to a covenant or agreement of Swordfish to be performed, in whole or in part, after the Closing Date, must be given by a Company

Indemnified Party to Swordfish no later than six (6) months following the expiration of such covenant or agreement in accordance with its terms.
(b)    The representations and warranties of the Companies set forth in Article V and Article VI and the covenants and agreements of the Companies contained in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the Fundamental Company Representations shall survive the Closing until the date that is five (5) years after the Closing Date, (ii) any covenant or agreement of the Companies to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms and (iii) any covenant or agreement of the Companies that, by its terms, contemplates performance at or prior to the Closing shall terminate upon the Closing, except that claims for indemnification in respect of any breach thereof shall survive the Closing until the date that is eighteen (18) months after the Closing Date. Written notice of a claim must be given by a Cobia Indemnified Party or Swordfish Indemnified Party (as applicable) to the Companies in accordance with the provisions hereof prior to the expiration of the applicable representations, warranties, covenants or agreements; provided that written notice of a claim with respect to a covenant or agreement of the Companies to be performed, in whole or in part, after the Closing Date, must be given by a Cobia Indemnified Party or Swordfish Indemnified Party (as applicable) to the Companies, as applicable, no later than six (6) months following the expiration of such covenant or agreement in accordance with its terms.
(c)    If a written notice of the breach or inaccuracy of any representation or warranty or covenant that would otherwise terminate at the expiration of the applicable survival period with respect thereto has been given to the party against whom indemnification may be sought on or prior to the expiration of the applicable survival period, such representation or warranty or covenant shall survive only with respect to the matters specified in such notice and such survival shall only apply to the portion of any such representation or warranty or covenant with respect to which such breach or inaccuracy has occurred.
12.2    Indemnification by Contributors—Company Losses.
(a)    Subject to the provisions of this Article XII, effective as of and after the Closing Date, Cobia shall indemnify, defend and hold harmless the Companies, the members of the Company Group and their respective managers, officers, directors, employees, successors and assigns (collectively, the “Company Indemnified Parties”), from and against, without duplication, any and all Losses incurred or suffered by any of the Company Indemnified Parties (each, a “Company Loss”), to the extent arising out of or relating to:
(i)    any inaccuracy or breach of any representation or warranty of Cobia contained in this Agreement or the certificate required to be delivered by Cobia pursuant to Section 10.2(c) or other instruments or documents delivered to the Companies by Cobia pursuant to this Agreement;
(ii)    any breach by Cobia of any covenant or agreement contained in this Agreement;

(iii)    any Cobia Closing Indebtedness (for the avoidance of doubt, subject to Section 12.7(a));
(iv)    the matters listed on Schedule 12.2(a)(iv); and
(v)    any payments to employees of Cobia or its Affiliates (or the Cobia Acetow Group) under any performance share units and stock options issued by Cobia or any of its Affiliates (or the Cobia Acetow Group), in each case subject to Cobia having received evidence of any payment made by the relevant member of the Cobia Acetow Group to the relevant employees.
provided, however, that this Section 12.2(a) shall not provide for any indemnification (x) arising out of or relating to Taxes (which are the subject of Section 12.8) or (y) with respect to the matters listed on Schedule 12.2(a)(iv)(A), matters that are fairly disclosed in the Disclosures (provided that, notwithstanding this clause (y), (i) this Section 12.2(a) shall provide for indemnification under and in accordance with Schedule 12.2(a)(iv)(A) and the terms hereof for a Remedial Action to the extent arising out of or related to the closure of the landfill cells currently permitted under Solid Waste Permits 207 and 550, but only in proportion of the period of use of those cells prior to the Closing Date compared to the period of use after the Closing Date and (ii) the Letter of Commitment shall not be regarded as a Disclosed Document but, for the avoidance of doubt, all other documents with respect to the Resource Conservation and Recovery Act remain part of the Disclosed Documents).
(b)    Subject to the provisions of this Article XII, effective as of and after the Closing Date, Swordfish shall indemnify, defend and hold harmless the Company Indemnified Parties from and against, without duplication, any and all Company Losses, to the extent arising out of or relating to:
(i)    any inaccuracy or breach of any representation or warranty of Swordfish contained in this Agreement or the certificate required to be delivered by Swordfish pursuant to Section 10.3(c) or other instruments or documents delivered to the Companies by Swordfish pursuant to this Agreement;
(ii)    any breach by Swordfish of any covenant or agreement contained in this Agreement,
(iii)    any Swordfish Closing Indebtedness (for the avoidance of doubt, subject to Section 12.7(a));
(iv)    the matters listed on Schedule 12.2(b)(iv); and
(v)    payments to employees of Swordfish or its Affiliates or any employee of the Swordfish Acetow Group under any performance share units and stock options issued by Swordfish or any of its Affiliates (or any member of the Swordfish Acetow Group), in each case subject to Swordfish having received evidence of any payment made by the relevant member of the Swordfish Acetow Group to the relevant employees (other than, for the avoidance of doubt, in connection with the termination of the Swordfish Management Incentive Awards treated as Swordfish Transaction Expenses in an amount not to exceed EUR 5,000,000 ).
provided, however, that this Section 12.2(b) shall not provide for any indemnification (x) arising out of or relating to Taxes (which are the subject of Section 12.8) or (y) with respect to the matters listed on Schedule 12.2(b)(iv)(A), matters that are fairly disclosed in the Disclosures.
(c)    Notwithstanding any other provision to the contrary in this Agreement, Cobia shall not be required to indemnify, defend or hold harmless any Company Indemnified Party against, or reimburse any Company Indemnified Party for, any Company Losses pursuant to Section 12.2(a)(i), Section 12.2(a)(iv), Section 12.8(a)(i) or Section 12.8(a)(iii) to the extent specified herein (provided that this Section 12.2(c) shall not apply with respect to any inaccuracy or breach of any Fundamental Cobia Representations and Section 12.2(c)(iii) shall not apply with respect to any inaccuracy or breach of Section 4.19):
(i)    unless such claim individually or series of related claims involves Company Losses arising out of or relating to Cobia’s breach of its representations or warranties (the “Cobia Related Company Losses”) in excess of EUR 500,000 (the “Cobia De Minimis Amount”) (in which case the applicable Company Indemnified Party shall be able to claim for the whole amount and not merely the excess over the Cobia De Minimis Amount), it being understood that if such Cobia Related Company Losses do not exceed the Cobia De Minimis Amount, such Cobia Related Company Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Cobia Related Company Losses under this Section 12.2(c);
(ii)    unless such claim individually or series of related claims under Section 12.2(a)(iv) or Section 12.8(a)(i) involves Company Losses in excess of the Cobia De Minimis Amount (in which case the applicable Company Indemnified Party shall be able to claim for the whole amount and not merely the excess over the Cobia De Minimis Amount), it being understood that if such Company Losses do not exceed the Cobia De Minimis Amount, such Company Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Company Losses under this Section 12.2(c);
(iii)    until the sum of (A) the amount of the Cobia Related Company Losses under Section 12.2(a)(i) exceeds EUR 25,000,000 (the “Cobia Deductible”), it being understood that if such Cobia Related Company Losses exceed the Cobia Deductible, Cobia shall be obligated to indemnify the Company Indemnified Parties for only the Cobia Related Company Losses in excess of the Cobia Deductible; and
(iv)    to the extent that the Cobia Related Company Losses under Section 12.2(a)(i), Company Losses under Section 12.2(a)(iv) and Company Losses under Section 12.8(a) exceed EUR 352,450,000 (the “Cobia Cap”).
(d)    Notwithstanding any other provision to the contrary in this Agreement, Swordfish shall not be required to indemnify, defend or hold harmless any Company Indemnified

Party against, or reimburse any Company Indemnified Party for, any Company Losses pursuant to Section 12.2(b)(i), Section 12.2(b)(iv), Section 12.8(b)(i) or Section 12.8(b)(iii) (provided that this Section 12.2(d) shall not apply with respect to any inaccuracy or breach of any Fundamental Swordfish Representations):
(i)    to the extent that such Company Losses arise out of or relate to Swordfish’s breach of its representations or warranties (the “Swordfish Related Company Losses”) to the extent arising out of or relating to facts, conditions, circumstances, events, actions, omissions or developments existing or occurring prior to the Jade Closing Date (the “Exempted Swordfish Related Company Losses”);
(ii)    unless such claim individually or series of related claims involves Swordfish Related Company Losses in excess of EUR 500,000 (the “Swordfish De Minimis Amount”) (in which case the applicable Company Indemnified Party shall be able to claim for the whole amount and not merely the excess over the Swordfish De Minimis Amount), it being understood that if such Swordfish Related Company Losses do not exceed the Swordfish De Minimis Amount, such Swordfish Related Company Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Swordfish Related Company Losses under this Section 12.2(d);
(iii)    unless such claim individually or series of related claims under Section 12.2(b)(iv) or Section 12.8(b)(i) involves Company Losses in excess of the Swordfish De Minimis Amount (in which case the applicable Company Indemnified Party shall be able to claim for the whole amount and not merely the excess over the Swordfish De Minimis Amount), it being understood that if such Company Losses do not exceed the Swordfish De Minimis Amount, such Company Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Company Losses under this Section 12.2(d);
(iv)    until the sum of (A) the amount of the Swordfish Related Company Losses under Section 12.2(b)(i) exceeds EUR 10,000,000 (the “Swordfish Deductible”), it being understood that if such Swordfish Related Company Losses exceed the Swordfish Deductible, Swordfish shall be obligated to indemnify the Company Indemnified Parties for only the Swordfish Related Company Losses in excess of the Swordfish Deductible; and
(v)    to the extent that the Swordfish Related Company Losses under Section 12.2(b)(i), Company Losses under Section 12.2(b)(iv) and Company Losses under Section 12.8(b) exceed EUR 151,050,000 (the “Swordfish Cap”).
(e)    Notwithstanding any other provision to the contrary in this Agreement, (i) Cobia shall not be required to indemnify, defend or hold harmless any Company Indemnified Party against, or reimburse any Company Indemnified Party for, any Losses pursuant to Section 12.2(a), to the extent that the Company Losses exceeds the Cobia Enterprise Value (as defined in Schedule VII) (the “Cobia Overall Cap”) and (ii) Swordfish shall not be required to indemnify, defend or hold harmless any Company Indemnified Party against, or reimburse any Company Indemnified Party for, any Losses pursuant to Section 12.2(b), to the extent that the Company

Losses exceeds the Swordfish Enterprise Value (as defined in Schedule VII) (the “Swordfish Overall Cap”).
(f)    Notwithstanding any other provision to the contrary in this Agreement, no claim for indemnification pursuant to Section 12.2(a) or Section 12.2(b) constituting fraud or directly resulting from the willful and material breach of any Contributor shall be subject to the Cobia De Minimis Amount, Swordfish De Minimis Amount, the Cobia Deductible, the Swordfish Deductible, the limitation set forth in Section 12.2(d)(i), the Cobia Cap or the Swordfish Cap, the Cobia Overall Cap or the Swordfish Overall Cap.
12.3    Indemnification by the Companies.
(a)    Subject to the provisions of this Article XII, effective at and after the Closing Date, the Companies shall, jointly and severally, indemnify, defend and hold harmless Cobia and its Affiliates, managers, officers, directors, employees, successors and assigns (the “Cobia Indemnified Parties”) from and against, without duplication, any and all Losses incurred or suffered by any of the Cobia Indemnified Parties to the extent arising out of or relating to (i) any breach of any covenant or agreement of the Companies to be performed, in whole or in part, after the Closing Date contained in this Agreement or (ii) Cobia Assumed Liabilities; provided, however, that this Section 12.3(a) shall not provide for any indemnification arising out of or relating to Taxes (which are the subject of Section 12.8).
(b)    Subject to the provisions of this Article XII, effective at and after the Closing Date, the Companies shall, jointly and severally, indemnify, defend and hold harmless Swordfish and its Affiliates, managers, officers, directors, employees, successors and assigns (the “Swordfish Indemnified Parties”) from and against, without duplication, any and all Losses incurred or suffered by any of the Swordfish Indemnified Parties to the extent arising out of or relating to (i) any inaccuracy or breach of any representation or warranty of the Companies contained in this Agreement or other instruments or documents delivered by the Companies to Swordfish pursuant to this Agreement and (ii) any breach of any covenant or agreement of the Companies contained in this Agreement; provided, however, that this Section 12.3(b) shall not provide for any indemnification arising out of or relating to Taxes (which are the subject of Section 12.8).
(c)    Notwithstanding any other provision to the contrary in this Agreement, (i) the Companies shall not be required to indemnify, defend or hold harmless any Cobia Indemnified Party against, or reimburse any Cobia Indemnified Party for, any Losses pursuant to Section 12.3(a), to the extent that the aggregate amount of the Losses incurred by all the Cobia Indemnified Parties exceed the Cobia Overall Cap and (ii) the Companies shall not be required to indemnify, defend or hold harmless any Swordfish Indemnified Party against, or reimburse any Swordfish Indemnified Party for, any Losses pursuant to Section 12.3(b), to the extent that the aggregate amount of the Losses incurred by all the Swordfish Indemnified Parties exceed the Swordfish Overall Cap.
(d)    Notwithstanding any other provision to the contrary in this Agreement, no claim for indemnification pursuant to Section 12.3(a) or Section 12.3(b) constituting fraud or directly resulting from the willful and material breach of the Companies shall be subject to the Cobia Overall Cap or Swordfish Overall Cap, as applicable.
12.4    Indemnification Procedures.
(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties against whom indemnification may be sought under this Agreement (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure or delay to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent that the Indemnifying Party is actually materially prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 12.1 for such representation, warranty, covenant or agreement.
(b)    Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 12.4(a) the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of notice of such Third-Party Claim (or sooner if notice of the Third-Party Claim so requires), to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XII, provided, further, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 12.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use reasonable best efforts in the defense or settlement of such Third-Party Claim. Swordfish and Cobia, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate and reasonably requested for any defense of such Third-Party Claim. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts in such settlement or judgment and (y) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Parties potentially affected by such Third-Party Claim. No Indemnified Party will admit liabilities, consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party, with such consent not to be unreasonably withheld, conditioned or delayed; provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it irrevocably waives in a writing delivered to the Indemnifying Party any right to indemnity therefor under this Agreement.
12.5    Exclusive Remedy and Release. Except in the case of fraud or willful and material breach, and except with respect to the matters covered by Sections 2.5, 2.6 or 13.11, each Party acknowledges and agrees that, following the Closing, the indemnification provisions of Sections 12.2, 12.3 and 12.8 shall be the sole and exclusive remedies of each Party, the Company Indemnified Parties, the Cobia Indemnified Parties and the Swordfish Indemnified Parties, as applicable, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that each such Person may at any time suffer or incur, or become subject to, as a result of, or in connection with the transactions contemplated by this Agreement or any Ancillary Agreements, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they or their respective Affiliates may otherwise have or to which they may become entitled. Notwithstanding anything to the contrary contained in this Agreement, (a) none of the Parties nor any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against the Debt Financing Sources, in any way relating to this Agreement or any of the Reorganization Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise and (b) the Debt Financing Sources shall not have any liability (whether in contract, in tort or otherwise) to any of the Parties or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any Party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Reorganization Transactions or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise; provided that notwithstanding anything to the contrary, the foregoing shall not limit the duties, obligations or liabilities of the Debt Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby) or any rights and remedies against the Debt Financing Sources under the Debt Commitment Letters (or any definitive documentations in respect of the financings contemplated thereby), subject to any limitations expressly provided therein.
12.6    Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Article XII, all Losses shall be net of any third-party insurance and indemnity, contribution or other similar payments that are actually recovered by the Indemnified

Party in connection with the facts giving rise to the right of indemnification (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds (net of the costs of recovering such proceeds) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). Notwithstanding any other provision to the contrary in this Agreement for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty, or the amount of any Loss related to any such breach or inaccuracy, under Section 12.2(a)(i) or Section 12.2(b)(i), the representations and warranties set forth in this Agreement and in any certificate required to be delivered pursuant to Section 10.2(c) and Section 10.3(c) shall be considered without giving effect to any materiality limitation or qualification (including the terms “material,” “Cobia Material Adverse Effect,” “Swordfish Material Adverse Effect” or similar qualifiers).
12.7    Limitation of Liability.
(a)    No Indemnified Party shall be entitled to recover from an Indemnifying Party more than once in respect of Losses resulting from the same individual claim or series of related claims. Any Liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement. Cobia, on the one hand, and each Company, on the other hand, shall have no obligation to indemnify the other Party to the extent the Losses have been included in the calculation of the Final Cobia Valuation Amount. Swordfish, on the one hand, and each Company, on the other hand, shall have no obligation to indemnify the other Party to the extent the Losses have been included in the calculation of the Final Swordfish Valuation Amount.
(b)    Each Indemnified Party shall use reasonable best efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided that such Indemnified Party is not required to use such efforts if such efforts would be detrimental in any material respect to such Indemnified Party and the reasonable costs of such efforts to mitigate shall be included as Losses for which an Indemnified Party is entitled to seek indemnification hereunder.
(c)    Each Indemnified Party shall use reasonable best efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses. If any proceeds, benefits or recoveries are received by an Indemnified Party under insurance policies or indemnity, contribution or other similar agreements with respect to any Losses after the Indemnified Party has made a payment to such Indemnified Party with respect thereto, such Indemnified Party will pay the aggregate amount of such proceeds, benefits or recoveries (net of the costs of recovering such proceeds, benefits or recoveries) to the Indemnifying Party (up to the amount previously paid by the Indemnifying Party with respect to such Losses).
(d)    If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Losses, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party, against any third party in respect of the Losses to which the payment relates, including under any insurance policies or indemnity, contribution or other similar agreements against or with respect to such Losses, except with respect to amounts that already have been netted against such Losses for purposes of determining the indemnifiable amount of such Losses pursuant to Section 12.6.
(e)    Any claim for indemnification shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn nine (9) months after the applicable Company Indemnified Party, Swordfish Indemnified Party or Cobia Indemnified Party shall have given notice of such claim, or if such claim is notified before the Cobia Deductible or Swordfish Deductible, if applicable, has been exceeded or concerns a contingent claim, then nine (9) months after such threshold is exceeded or the contingency becomes actual, as the case may be, unless legal proceedings in respect of such claim have been commenced by being issued and served. No new claim for indemnification may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn claim.
(f)    If any claim for indemnification is based upon a liability which is solely contingent, Cobia, Swordfish and the Companies, as applicable, shall not be liable for indemnification in respect of such claim unless and until such contingent liability gives rise to an obligation to make a payment; provided, that the applicable Company Indemnified Party, Swordfish Indemnified Party or Cobia Indemnified Party shall have the right to give notice of such claim before such time.
(g)    A Company Indemnified Party, Swordfish Indemnified Party or Cobia Indemnified Party, as applicable, shall only be entitled to compensation pursuant to this Article XII in respect of a Loss that is capable of remedy if such Company Indemnified Party, Swordfish Indemnified Party or Cobia Indemnified Party, as applicable, gives Cobia, Swordfish or the Companies, as applicable, written notice of the breach and the breach is not remedied within thirty (30) Business Days after date on which such notice is served.
(h)    The calculation of amounts payable to a Company Indemnified Party, Swordfish Indemnified Party or Cobia Indemnified Party in respect of a Loss shall be reduced to take into account any Tax benefit actually realized by such Party (or its Affiliates) as a result of such Loss (determined on a with or without basis) in the taxable period that includes such Loss (or prior taxable period).
(i)    Any claims relating to Remedial Actions shall be made only pursuant to Section 12.2(a)(iv) or Section 12.2(b)(iv) even if the Companies otherwise have the right to indemnification under Section 12.2(a)(i) or Section 12.2(b)(i).
12.8    Indemnification for Taxes. Subject to the provisions of this Article XII, effective at and as of the Closing Date:
(a)    Cobia shall indemnify, defend and hold harmless the Company Indemnified Parties from and against, without duplication, any Taxes incurred or suffered by any of the Company Indemnified Parties to the extent arising out of or relating to (i) any Cobia Excluded Tax Liability (other than (x) any Cobia Indemnified Transaction Taxes or (y) any Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by any member of the Company Group on the Closing Date but after the Closing with the prior written consent of Swordfish), (ii) the settlement or elimination of any intercompany account or debt described in Section 7.8(b), (iii) a breach by Cobia of any representations and warranties in Section 3.17 or any covenant in Article IX and (iv) any Cobia Indemnified Transaction Taxes; provided, however, that Cobia shall not be required to indemnify, defend and hold harmless the Company Indemnified Parties from and against any such Taxes to the extent that such Taxes (or provision for such Taxes) have reduced the Final Cobia Valuation Amount.
(b)    Swordfish shall indemnify, defend and hold harmless the Company Indemnified Parties from and against, without duplication, any Taxes incurred or suffered by any of the Company Indemnified Parties to the extent arising out of or relating to any Taxes arising as a result of or relating to (i) any Swordfish Excluded Tax Liability (other than any (x) Swordfish Indemnified Transaction Taxes or (y) any Taxes attributable to actions not in the ordinary course of business and not contemplated by this Agreement taken by any member of the Company Group on the Closing Date but after the Closing), (ii) the settlement or elimination of any intercompany account or debt described in Section 7.8(a), (iii) a breach by Swordfish of any representations and warranties in Section 4.17 or any covenant in Article IX and (iv) any Swordfish Indemnified Transaction Taxes; provided, however, that Swordfish shall not be required to indemnify, defend and hold harmless the Company Indemnified Parties from and against any such Taxes to the extent that such Taxes (or provision for such Taxes) have reduced the Final Swordfish Valuation Amount.
(c)    The Companies shall indemnify, defend and hold harmless the Cobia Indemnified Parties or Swordfish Indemnified Parties, as applicable, from and against, without duplication, any and all Losses incurred or suffered by any of the Cobia Indemnified Parties or Swordfish Indemnified Parties, as applicable, to the extent arising out of or relating to any Taxes arising as a result of a breach by the Company of any covenant in Article IX. The Companies shall indemnify, defend and hold harmless the Cobia Indemnified Parties from and against, without duplication, (i) any and all Losses incurred or suffered by any of the Cobia Indemnified Parties to the extent arising out of or relating to any Cobia Assumed Tax Liabilities, other than any Cobia Assumed Transaction Taxes, and (ii) any Cobia Assumed Transaction Taxes, to the extent that the Final Cobia Valuation Amount has not been increased by such Cobia Assumed Transaction Taxes. The Companies shall indemnify, defend and hold harmless the Swordfish Indemnified Parties from and against (i) any Taxes described in clause (c) of the definition of Swordfish Transaction Expenses assessed on a member of the Swordfish Contributor Group to the extent the Final Swordfish Valuation Amount has not been increased by such Taxes, and (ii) any Swordfish Assumed Transaction Taxes to the extent that the Final Swordfish Valuation Amount has not been increased by such Swordfish Assumed Transaction Taxes.
(d)    Cobia shall indemnify, defend and hold harmless the Swordfish Indemnified Parties against any Loss attributable to a Cobia Transaction Tax borne directly by any Swordfish Indemnified Party and, to the extent such Transaction Tax is a Cobia Assumed Transaction Tax, Cobia may make a claim for indemnity against the Company pursuant to Section 12.8(c). Swordfish shall indemnify, defend and hold harmless the Cobia Indemnified Parties against any Loss attributable to a Swordfish Transaction Tax borne directly by any Cobia

Indemnified Party and, to the extent such Transaction Tax is a Swordfish Assumed Transaction Tax, Swordfish may make a claim for indemnity against the Company pursuant to Section 12.8(c).
(e)    Notwithstanding anything to the contrary in this Agreement, neither Cobia nor Swordfish shall be liable for or in respect of any Taxes attributable to a Post-Closing Period except to the extent of a breach of Section 3.17(f) or Section 4.17(f).
(f)    Notwithstanding any other provision to the contrary in this Agreement, neither Cobia, nor Swordfish, shall be required to indemnify, defend or hold harmless any Company Indemnified party against, or reimburse any Company Indemnified Party for any Company Losses pursuant to this Section 12.8:
(i)    To the extent of any deficiency assessed by the Taxing Authorities the effect of which is to shift a liability for Taxes for a Pre-Closing Period from one fiscal year or taxable period to another Pre-Closing Period or to modify the jurisdiction in which a liability for Taxes for a Pre-Closing Period is due may give rise to Losses only insofar as such deficiency exceeds any amount of Tax previously paid in respect of the same income or gain, but only to the extent amounts in respect of such previously paid Tax are actually refunded or otherwise result in the actual realization of a Tax benefit (determined on a with or without basis); and
(ii)    To the extent attributable to, or the amount of such Loss is increased as a result of any, (i) legislation not in force at the Closing Date; (ii) change in Law (or any change in interpretation on the basis of case law), regulation, directive, requirement or published administrative practice after the Closing Date; (iii) change in the rates of Tax in force or any imposition of any Tax or withdrawal of relief from Tax not in effect at the Closing Date; or (iv) any changes in accounting or Tax policy, basis or practice of the Company introduced or having effect after the Closing Date (except where such change was necessary to comply with applicable Law and to the extent that it applied to any such entity at the Closing Date).
12.9    Tax Treatment. Any payments made pursuant to this Article XII shall be considered an adjustment to the Swordfish Valuation Amount and the Cobia Valuation Amount, as applicable, for all Tax purposes.
12.10    Termination on IPO. The provisions of this Article XII (other than Section 12.5) shall terminate on the occurrence of a Qualified Exiting Event (as defined in the Framework Agreement).
12.11    Procedures for Claims on Remedial Actions. With respect to the claims for Remedial Actions under Schedule 12.2(a)(iv)(A) or Schedule 12.2(b)(iv)(A), the following shall apply:
(a)    Any dispute regarding the determination of the appropriate Remedial Action and the associated costs with respect to the matters set forth on Schedule 12.2(a)(iv)(A) or Schedule 12.2(b)(iv)(A) that cannot be resolved between the Parties shall be submitted to such independent international environmental consulting group (“Consulting Group”) as may be mutually agreed between the Companies and the Indemnifying Party; in the event no agreement can be reached between the Companies and the Indemnifying Party within a 15 calendar day period, Ramboll Environ, Inc. shall be the Consulting Group (“Ramboll Environ”); provided that if the Indemnifying Party has already chosen Ramboll Environ as its consultant for the Remedial Action at issue, Environmental Resources Management shall be the Consulting Group. Such Consulting Group shall, as soon as is reasonably practicable, make a determination as to (i) the appropriate Remedial Action as regards the relevant Releases that are subject of the Remedial Action and (ii) the costs associated with such Remedial Action. The fees and expenses of such Consulting Group shall be shared equally by the Parties.
(b)    From and after the Closing Date until the fifth anniversary of the Closing Date, the Companies shall:
(i)    provide Cobia or Swordfish, as applicable, reasonable access (not more than twice per calendar year) to the Cobia Facilities or to the Swordfish Facilities, as applicable, during normal business hours subject to no less than 7 days' prior written notice (except in case of an emergency situation which could reasonably be expected to trigger a Remedial Action) in order to allow Cobia or Swordfish, as applicable to conduct environmental inspections, notably for the purpose of ensuring compliance by the Companies with its obligations under this Section 12.11; provided that (i) disturbances to the Companies' business shall be reasonably limited and (ii) the Companies have the right to terminate any such inspection to the extent they cause a material impediment to the Companies' business.
(ii)    notify Cobia or Swordfish, as applicable, in writing no less than 15 calendar days in advance of (x) any proposed environmental sampling in soil, subsoil, groundwater, surface water and sediment in relation to a Remedial Action and (y) any alterations or improvements to the Cobia Facilities or to the Swordfish Facilities, as applicable, that may require soil excavation or sampling or analysis. Such notification shall include a proposed scope of work; and
(iii)    promptly report to the Indemnifying Party, in writing, any Releases of Hazardous Materials at the Cobia Facilities, if Cobia is the Indemnifying Party, or to the Swordfish Facilities, if Swordfish is the Indemnifying Party, that may give rise to a Remedial Action, regardless of whether such report would be required to be submitted to any Governmental Entity.
(c)    Without prejudice to the terms and conditions of Section 12.4 of the Agreement, if a Third Party Claim (including from a Governmental Entity) is made against Cobia, Swordfish or the Companies in respect of a Remedial Action, and the Companies intend to seek indemnification from Cobia pursuant to Section 12.2(a)(iv) of this Agreement or Swordfish pursuant to Section 12.2(b)(iv) of this Agreement, the Indemnifying Party shall be entitled to monitor and, in the case of Swordfish, to the extent such Third-Party Claim is made prior to the third anniversary of the Closing Date, or in the case of Cobia, to the extent such Third-Party Claim is made prior to the later of (i) the third anniversary of the Closing Date and (ii) such time as

Cobia (or its Affiliates) holds less than 50.1% or more of the outstanding partnership interests of UTP and LTP, control the conduct of such Remedial Action including, without limitation, the conduct of all material discussions and negotiations with the relevant third party. The Companies shall promptly inform the Indemnifying Party of any pending or threatened claim or enforcement action related to such Remedial Action, and notify in advance and afford the Indemnifying Party reasonable opportunities to participate and, to the extent such Third-Party Claim is made prior to the third anniversary of the Closing Date or, in the case of Cobia, prior to the later of (i) the third anniversary of the Closing Date and (ii) such time as Cobia (or its Affiliates) holds less than 50.1% or more of the outstanding partnership interests of UTP and LTP, lead the discussions in any proposed meeting or proceeding with such third party. The Companies shall also provide to the Indemnifying Party all relevant information and documents received from such third party or in the possession of the Companies. As necessary to investigate a Third-Party Claim or Remedial Action, the Indemnifying Party shall have the right to visit the Cobia Facilities or Swordfish Facilities, as applicable, as well as any other location which is the object of a Remedial Action and to conduct or cause to be conducted (at its own expense) environmental inspections, investigations or audits thereof on such Cobia Facilities or Swordfish Facilities, provided that (i) the Companies are provided with reasonable prior written notice (except in case of an immediate risk to human health or Environment) and (ii) disturbances to the Companies' business shall be limited to the extent reasonably possible.
(d)    To the extent a relevant Remedial Action is initiated prior to the third anniversary of the Closing Date or, in the case of Cobia, prior to the later of (i) the third anniversary of the Closing Date and (ii) such time as Cobia (or its Affiliates) holds less than 50.1% or more of the outstanding partnership interests of UTP and LTP, the Indemnifying Party shall be entitled to conduct or cause an independent consultant, which is an independent international environmental consulting group, of its choice (subject to the approval of the Companies, which approval shall not be unreasonably withheld or conditioned) to conduct the Remedial Action until full completion: it being understood and agreed that the Companies shall cooperate with the Indemnifying Party in the performance of the Remedial Action in order to allow such Remedial Action to be performed in a reasonable and cost effective manner, while limiting the disturbances to the Companies' business to the extent reasonably possible.
(e)    To the extent a relevant Remedial Action is initiated on or after the third anniversary of the Closing Date or, in the case of Cobia, on or after the later of (i) the third anniversary of the Closing Date and (ii) such time as Cobia (or its Affiliates) holds less than 50.1% or more of the outstanding partnership interests of UTP and LTP, the Companies shall be entitled to conduct or cause an independent consultant, which is an independent international environmental consulting group, of the Companies' choice (subject to the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or conditioned) to conduct the Remedial Action until full completion: it being understood and agreed that the Indemnifying Party shall cooperate with the Companies in the performance of the Remedial Action.
(f)    In any event before initiating any Remedial Action, the party controlling the Remedial Action (hereinafter the “Controlling Party") shall obtain the other Party's prior written consent (such consent not to be unreasonably withheld or conditioned) on the scope, nature, methodology and cost of such Remedial Action in accordance with Environmental Laws, it being understood and agreed between the Parties that all Remedial Actions shall be conducted in a reasonable and cost effective way and in accordance with Remediation Standards in a manner that minimizes, to the extent reasonably possible, disturbance of the relevant Cobia Facility or Swordfish Facility for the business of the Companies and their subsidiaries. The Controlling Party shall, with reasonable input from the other Party, prepare a written document describing in detail the timing, scope, nature, methodology and cost of Remedial Actions (the “Plan”). The Plan shall also include the name of the Party in charge of the conduct of the Remedial Actions. Any material amendment to the Plan shall be made with the written consent of both Parties, which consent shall not be unreasonably withheld or conditioned. The Indemnifying Party shall not be liable to indemnify the Companies for any and all Remedial Actions that are materially outside the scope of the Plan. Any dispute regarding the Plan that cannot be resolved by the Parties shall be submitted to such independent international environmental consulting group as may be mutually agreed between the Parties; in the event no agreement can be reached between the Parties within a fifteen (15) day period, Ramboll Environ shall be designated as such consulting group; provided that if the Controlling Party has already chosen Ramboll Environ as its consultant for the Plan at issue, Environmental Resources Management shall be the consulting group. Such consulting group shall, as soon as is reasonably practicable and in any event within 30 calendar days, make a determination as to (i) the appropriateness of the Plan and any amendments necessary to the Plan.
(g)    It is understood and agreed between the Parties that all Remedial Actions shall be conducted in a cost effective way, in accordance with Remediation Standards (and the Plan) and in a manner that minimizes, to the extent reasonably possible, disturbance of the relevant Cobia Facility or Swordfish Facility for the business of the Companies and their subsidiaries.
(h)    Neither Party shall take any action that may materially increase the other Party's liability hereunder, provided that neither Party shall be expected to suffer prejudice to itself to avoid liability being imposed on the other Party. In particular, the Companies shall not, and shall cause their Subsidiaries not to, initiate any contact with, or provide any information to any Governmental Entity with respect to any Release or Remedial Action which may give rise to indemnification by the Indemnifying Party without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld), except (i) as required by Law, (ii) in the event of an immediate risk to human health or (iii) the corporate policies of the Companies.
(i)    Notwithstanding the foregoing, the Companies shall undertake any reasonable emergency Remedial Action that is required to be taken immediately in order to respond to an immediate risk to human health and Environment, with the intention of minimizing any adverse effect thereof (and of which Cobia or Swordfish, as applicable, will be immediately notified). In such situation, the Companies will not be required to comply with the procedures listed in Section 12.11(a), Section 12.11(c) through Section 12.11(f) (inclusive) and Section 12.11(h), but the Indemnifying Party will be required to indemnify the Companies in accordance with the terms of Article XII of the Agreement.
12.12    Special Claims Payout Schedule.

(a)    Any claims for indemnification by the Companies with respect to the Special Claims shall be brought exclusively in accordance with, and subject to, the provisions of this Section 12.12 and Article XII of this Agreement, which (subject to Section 12.12(b) and Section 12.12(c) below, as applicable) shall be applicable mutatis mutandis to such claims.
(b)    Any Special Claim shall be brought by the Companies by the 5th anniversary of the Closing Date. In the event any Special Claim is made, the Indemnifying Party shall be liable for:
(i)    90% of the Loss or the Remedial Action, if the Special Claim for indemnification is notified to the Indemnifying Party on or prior to the first anniversary of the Closing Date;
(ii)    70% of the Loss or the Remedial Action, if the Special Claim for indemnification is notified to the Indemnifying Party after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date;
(iii)    50% of the Loss or the Remedial Action, if the Special Claim for indemnification is notified to the Indemnifying Party on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date;
(iv)    35% of the Loss or the Remedial Action, if the Special Claim for indemnification is notified to the Indemnifying Party on or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date;
(v)    20% of the Loss or the Remedial Action, if the Special Claim for indemnification is notified to the Indemnifying Party on or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date; and no indemnification shall be due by Cobia or Swordfish, as applicable, with respect to Special Claim which is notified to Cobia or Swordfish, as applicable, on or after the fifth anniversary of the Closing Date.
ARTICLE XIII

GENERAL PROVISIONS
13.1    Interpretation; Absence of Presumption.
(a)    It is understood and agreed that the specification of any amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Cobia Disclosure Schedule or Swordfish Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Cobia Disclosure Schedule or Swordfish Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Cobia Disclosure Schedule or Swordfish Disclosure Schedule is or is not material for purposes of this Agreement.
(b)    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars and references to “EUR” shall mean Euros; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) Cobia and Swordfish have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof; and (xv) any references to the transactions contemplated by this Agreement shall include the Reorganization Transactions, and any references to this Agreement shall include the Transaction Steps Schedule.
(c)    Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Cobia Disclosure Schedule or Swordfish Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Cobia Disclosure Schedule or Swordfish Disclosure Schedule, as applicable, to the extent that the relevance of such disclosure to such other sections or schedules is reasonably apparent on its face.
13.2    Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
13.3    Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.
(b)    Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such court declines jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 13.7.
(c)    Each Party to this Agreement waives trial by jury in any Action brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No Party to this Agreement shall seek a jury trial in any Action based upon, or arising out of, this Agreement or any related instruments or the relationship between the Parties. No Party will seek to consolidate any such Action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each Party to this Agreement certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 13.3. No Party has in any way agreed with or represented to any other Party that the provisions of Section 13.3 will not be fully enforced in all instances.
(d)    Any sample calculation or similar worked example contained in the Exhibits or Schedules are included for information only and, in the event of any conflict or inconsistency between such sample calculation or similar worked example contained in Exhibits or Schedules and the text of this Agreement, the text shall control.
(e)    Notwithstanding anything to the contrary contained in this Agreement, each Party: (i) agrees that it will not bring or support any Person in any Action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the Financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, any Financing or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the Financings contemplated thereby.
13.4    Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.
13.5    No Third-Party Beneficiaries. Except for Sections 7.12, 12.2 and 12.4, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement and the Exhibits and Schedules hereto, is not intended to confer on or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided, that, notwithstanding the foregoing, the Debt Financing Sources are intended third-party beneficiaries of, and may enforce, Section 11.2, Section 12.5, Section 13.3(e), the second proviso of Section 13.8, the last sentence of Section 13.9 and this Section 13.5.
13.6    Expenses. Except as expressly set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.
13.7    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by email, four (4) Business Days after being sent by courier or overnight delivery service, seven (7) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):
(a)    If to Cobia or (before Closing) to LTP:
Celanese US Holdings LLC
222 West Las Colinas Boulevard Suite 900N
Irving, TX 75039
Attention:    Patrick Schumacher, VP Global Corporate Strategy
Email:        Patrick.Schumacher@celanese.com
and

Attention:    Peter Edwards, Executive VP and General Counsel
Email:         Peter.Edwards@celanese.com
Attention:    Rebecca Stark, Associate General Counsel
Rebecca.Stark@celanese.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:    David B. Feirstein P.C.
        Ravi Agarwal
Facsimile:    (212) 446-6460
Email:        david.feirstein@kirkland.com
        ravi.agarwal@kirkland.com
(b)    If to Swordfish or (before Closing) to UTP:
The Blackstone Group International Partners LLP
40 Berkeley Square
London W1J5AL, United Kingdom
Attention:    Geoffrey Bailhache
Email:        Geoffrey.Bailhache@Blackstone.com

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Michael O. Wolfson
Facsimile:    (212) 455-2502
Email:        MWolfson@stblaw.com
13.8    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement; provided, that LTP may assign this Agreement and its rights hereunder without the prior written consent of any other Party to any of the Debt Financing Sources to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing.
13.9    Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any failure of Swordfish or Cobia to comply with any obligation, covenant, agreement or condition contained herein may be expressly waived in writing by Cobia, in the event of any such failure by Swordfish, or by Swordfish, in the event of any such failure by Cobia. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Notwithstanding the foregoing, Section 11.2, Section 12.5, Section 13.3(e), Section 13.5, the second proviso of Section 13.8, and this sentence (and any provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify, in any material respect, the substance of any of the foregoing provisions), in each case, may not be amended in a manner materially adverse to the interests of the Debt Financing Sources without the written consent of the Debt Financing Sources (such consent not to be unreasonably withheld, conditioned or delayed).
13.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
13.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled, unless this Agreement has been terminated in accordance with Article XI, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. Subject to Section 11.2, the foregoing is in addition to any other remedy to which any Party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 13.11 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.11 prior to or as a condition to exercising any termination right under Article XI (and pursuing damages after such termination).
13.12    Bulk Sale Laws. The Parties hereby waive compliance in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sales or bulk transfer or similar Law.

13.13    No Admission. Nothing herein shall be deemed an admission by Cobia or Swordfish or the other members of the Cobia Contributor Group or the Swordfish Contributor Group, as applicable, in any Action or investigation involving a third party, that such Contributor or such other member of the Cobia Contributor Group or the Swordfish Contributor Group, as applicable, or any such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.
13.14    Further Assurances. Except with respect to matters related to Antitrust Laws and related approvals which are the subject of Section 7.3(d) hereof, each of the Parties hereto shall, and shall cause its respective Affiliates to, from time to time at the request of another Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby.
13.15    Counterparts. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by .pdf, .tif, .gif or similar attachment to electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

Lower Tier Partnership Netherlands C.V.

By:	Acetate LTP GP Netherlands LLC,
its general partner

	By:	/s/ Patrick Schumacher
Name: Patrick Schumacher
Title: Vice President

By:	Acetate LTP Limited Partner Netherlands LLC,
its limited partner

	By:	CE Europe Holdings LLC,
its sole member

By:	Celanese Luxembourg S.á r.l., U. S. Branch
its sole member

By:	/s/ Annette Zermeno Gothard
Name: Annette Zermeno Gothard
Title: Manager

[Signature Page to Transaction Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

Celanese US Holdings LLC

By:	/s/ Chuck B. Kyrish
Name: Chuck B. Kyrish
Title: Vice President and Treasurer

[Signature Page to Transaction Agreement]

Acetate UTP C.V.

By:	Acetate UTP GP LLC, its general partner

	By:	/s/ Juergen Pinker
Name: Juergen Pinker
Title: President

[Signature Page to Transaction Agreement]

BCP VII Jade Cayman Aggregator Ltd.

By:	Blackstone Capital Partners Holdings Director L.L.C.,
its Director

	By:	/s/ Chris Placca
Name: Chris Placca
Title: Authorized Signatory

[Signature Page to Transaction Agreement]

By:	BCP VII Swordfish L.P.

	By:	BCP VII Manager (Cayman) - NQ L.L.C., as
its general partner

By:	Blackstone Management Associates (Cayman)
VII NQ L.P., as its managing member

By:	BCP VII NQ GP L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Managing Director

[Signature Page to Transaction Agreement]

SCHEDULE A
Form of Transition Services Agreement
[See attached.]

SCHEDULE B-1
Form of A&R Partnership Agreement of LTP
[See attached.]

SCHEDULE B-2
Form of A&R Limited Liability Company Agreement of LTP GP
[See attached.]

SCHEDULE B-3
Form of A&R Partnership Agreement of UTP
[See attached.]

SCHEDULE B-4
Form of A&R Limited Liability Company Agreement of UTP GP
[See attached.]

SCHEDULE C
Form of Framework Agreement
[See attached.]

SCHEDULE I

Transaction Accounting Principles
[See attached.]

SCHEDULE II

Management Team
[See attached.]

SCHEDULE III

Transaction Steps Schedule
[See attached.]

SCHEDULE IV

Cobia Acetow Group
[See attached.]

SCHEDULE V

Antitrust Approvals
[See attached.]

SCHEDULE VI

Capital Expenditures
[See attached.]

SCHEDULE VII

Equity Calculation and Issuance
[See attached.]

SCHEDULE VIII

Tax Reporting
[See attached.]